Exhibit 10.151

FIRST MEZZANINE LOAN AGREEMENT

Dated as of June 19, 2007

By and Between

SLAZER ENTERPRISES SENIOR LLC,

MADISON PARK GROUP SENIOR LLC,

JMJS 23RD STREET REALTY SENIOR LLC

and

FKF MADISON GROUP SENIOR LLC,

collectively, as Borrower

and

COLUMN FINANCIAL, INC.,

as Lender

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Table of Contents

(continued)

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Table of Contents

(continued)

iii

FIRST MEZZANINE LOAN AGREEMENT

THIS FIRST MEZZANINE LOAN AGREEMENT, dated as of June 19, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is by and among SLAZER ENTERPRISES SENIOR LLC, MADISON PARK GROUP SENIOR LLC, JMJS 23RD STREET REALTY SENIOR LLC and FKF MADISON GROUP SENIOR LLC, each a Delaware limited liability company, having an address c/o Slazer Development LLC, 230 Congers Road, New City, New York 10956 (each a “Borrower” and collectively, “Borrowers”), and COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (including any of its successors and assigns, “Lender”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

WITNESSETH:

WHEREAS, Borrowers and Lender have entered into that certain First Mezzanine Loan Agreement dated as of March 20, 2006, as modified by an Amendment to the First Mezzanine Loan Agreement dated as of April 10, 2006 (collectively, the “Original First Mezzanine Loan Agreement”), pursuant to which Lender agreed to make a loan to Borrowers in the principal amount of up to $32,185,000.00 (the “Original First Mezzanine Loan”);

WHEREAS, Mortgage Borrowers are on the Closing Date acquiring additional premises to be included in the Property (as hereinafter defined), and desire to expand the scope of the Project Improvements (as hereinafter defined);

WHEREAS, the parties intend to refinance the Original First Mezzanine Loan Agreement and provide for additional credit to Borrowers (said refinancing and additional credit collectively, being the “Loan”, as hereinafter more particularly defined); and

WHEREAS, Lender is willing to make the Loan to Borrowers, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the respective meanings set forth below:

“Acquisition Loan” shall mean the loan being made by Mortgage Lender to Mortgage Borrowers pursuant to the Acquisition Loan Documents in the principal amount of the Acquisition Loan Amount.

“Acquisition Loan Agreement” shall mean that certain Amended and Restated Acquisition Loan Agreement, dated as of the date hereof, by and among Mortgage Borrowers and Mortgage Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Acquisition Loan Amount” shall mean $8,397,402.00.

“Acquisition Loan Documents” shall have the meaning set forth in the Acquisition Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Acquisition Loan Mortgage” shall have the meaning set forth in the Acquisition Loan Agreement.

“ADA” shall mean the Americans with Disabilities Act of 1992, as amended from time to time.

“ADA and Environmental Indemnity” shall mean that certain ADA and Environmental Indemnity Agreement (First Mezzanine Loan), dated as of the date hereof, executed by Borrowers and Guarantors for the benefit of Lender.

“Additional Collateral” shall have the meaning set forth in Section 4.1.49 of the Project Loan Agreement.

“Additional Costs” shall have the meaning set forth in Section 2.2.4(a).

“Additional Insolvency Opinion” shall have the meaning set forth in Section 3.1.24(g).

“Advance” or “Advances” shall mean any disbursement of the proceeds of the Loan by Lender pursuant to the terms of the Building Loan Agreement.

“Affiliate” shall mean, as to any Person, any other Person that (i) directly or indirectly owns twenty percent (20%) or more of such Person, (ii) directly or indirectly is in control of, is controlled by or is under common ownership or control with such Person, (iii) is a director or officer of such Person or of any other Person described in the preceding clause (i) or clause (ii); or (iv) is the spouse, sibling, issue or parent of such Person or of any other Person described in the preceding clause (i), clause (ii) or clause (iii). As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. Each Borrower Party and any Affiliate of any Borrower Party shall be considered an Affiliate of Borrower.

“Affiliate Contracts” shall mean those contracts with Affiliates of any Borrower to be approved by Lender, as the same may be amended from time to time with the consent of Lender.

“Affordable Developer” shall mean Atlantic Development Group LLC, a New York limited liability company.

“Aggregate Loan Amount” shall mean the sum of the maximum principal amounts of the Loan, the Mortgage Loans and the Second Mezzanine Loan.

“Air Rights Parcels” shall mean the four air rights parcels described on Schedule II annexed hereto and made a part hereof, which have been included in the Property and which grant Mortgage Borrowers the right to construct an aggregate of not less than 63,424 additional square feet of Project Improvements on the Land.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean Five Hundred Thousand and No/100 Dollars ($500,000.00).

“Annual Budget” shall mean the operating and capital budget for the Property setting forth Mortgage Borrowers’ good faith estimate of Gross Revenue, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year, once approved by Lender and Mortgage Lender.

“Applicable Interest Rate” shall mean (as to either component) either (i) the LIBOR Rate plus the Applicable Spread for such component with respect to any period when the Loan is a LIBOR Loan, or (ii) the Reference Rate plus the Reference Rate Spread with respect to any period when the Loan is a Reference Rate Loan.

“Applicable Lending Office” shall mean the related “Lending Office” of Lender (or of an Affiliate of Lender) designated for Lender herein or such other office of Lender (or of an Affiliate of Lender) as Lender may from time to time specify to Borrowers as the office by which the Loan is to be made and/or maintained by Lender.

“Applicable Spread” shall mean, on any day during any Interest Period (i) from the Closing Date through and including the Initial Maturity Date, six and eleven hundredths percent (6.11%) and (ii) for the Extension Period, six and sixty-one hundredths percent (6.61%).

“Approval”, “Approvals”, “Approved”, “approval”, “approvals” or “approved” shall mean, as the context so determines, an approval in writing given to the party seeking approval after full disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

“Approved Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

“Architect” shall mean Cetra/Ruddy Inc. or such other architect licensed in the State of New York, engaged by Mortgage Borrowers with respect to the Project Improvements and approved by Lender.

“Architect’s Contract” shall mean that certain contract for architectural services, to be approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed), between Mortgage Borrowers and the Architect.

“Assignment of Interest Rate Protection Agreement” shall mean the Collateral Assignment of Interest Rate Cap Agreement (First Mezzanine Loan) among Borrowers, Lender and the Counterparty to the Interest Rate Protection Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Basel Accord” shall have the meaning set forth in Section 2.2.4(c).

“Bankruptcy Action” shall mean, with respect to any Person, (i) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (iv) such Person seeking, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (v) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (vi) such Person taking any action in furtherance of any of the foregoing.

“Bankruptcy Code” shall mean 11 U.S.C. § 101 et seq., as the same may be amended from time to time.

“Bona Fide Sales Contract” shall have the meaning given to such term in the Building Loan Agreement.

“Bonus Area Rights” shall mean the rights of Mortgage Borrowers to construct 31,287 additional square feet of floor area of Project Improvements on the Land pursuant to the Inclusionary Air Rights Agreement and the HPD Off Site Agreement.

“Borrower” and “Borrowers” shall have the meaning set forth in the Recitals, together with their respective permitted successors and permitted assigns.

“Borrower Parties” collectively, the Mortgage Borrowers, SPC Parties, Second Mezzanine Borrowers and Borrowers, and each a “Borrower Party”.

“Building Loan” shall mean the loan being made by Mortgage Lender to Mortgage Borrowers concurrently herewith pursuant to the Building Loan Documents in the principal amount of up to the Building Loan Amount.

“Building Loan Agreement” shall mean that certain Amended and Restated Building Loan Agreement, dated as of the date hereof, by and among Mortgage Borrowers, Mortgage Loan Agent and Mortgage Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Building Loan Amount” shall mean $87,975,000.00.

“Building Loan Documents” shall have the meaning set forth in the Building Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Building Loan Mortgage” shall have the meaning set forth in the Building Loan Agreement.

“Building Loan Budget” shall mean the budget (set forth by way of a separate section in the overall Project Cost Budget) for total estimated Building Loan Costs approved by Lender, and all amendments and modifications thereto approved by Lender in accordance with this Agreement.

“Building Loan Contingency (Hard Costs)” shall mean the amount allocated as contingency reserve in the Building Loan Budget for “Hard Costs” of construction that are Costs of the Improvements, which amount shall not be less than four and one-tenth percent (4.1%) of the total amount of such Hard Costs. The Building Loan Contingency (Hard Costs) shall be over and above the Building Loan Costs (including any embedded contingency) included in the guaranteed maximum price under the General Contractor’s Agreement.

“Building Loan Contract” means the Amended and Restated Building Loan Contract between Mortgage Borrowers and Mortgage Loan Agent dated as of the Closing Date.

“Building Loan Costs” shall mean those Building Costs that are Hard Costs and that are to be funded from proceeds of the Building Loan, subject to availability and satisfaction of all applicable conditions to Advances under the Building Loan Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or any other day on which national banks in New York, New York or the city where the Lender maintains its principal office are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs).

“Cash” shall mean the legal tender of the United States of America.

“Cash and Cash Equivalents” shall mean any one or a combination of the following: (i) Cash, and (ii) U.S. Obligations.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Claim” shall have the meaning set forth in Section 10.13(c).

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning given to such term in the Pledge Agreement.

“Commercial Building” shall mean the one (1) story plus cellar commercial structure, containing approximately 1,810 square feet of space on the first floor and 1,615 square feet of space in the cellar, to be constructed by Mortgage Borrowers on the 23rd Street Additional Parcel, above which certain portions of the Project Improvements (including a swimming pool and spa) are to be constructed. The Commercial Building is intended to be subdivided from the balance of the Property and may be released from the liens of the Mortgages in accordance with Section 4.1.57.

“Commercial Unit” shall mean one unfinished ground floor and cellar commercial condominium unit containing approximately 1,837 square feet on the ground floor level.

“Completion Date” shall mean January 9, 2009.

“Completion of the Improvements” shall mean the substantial completion (i.e., completion of the Project Improvements other than interior finishes in unsold Residential Units or the Commercial Unit and Punch List Items) of the construction and renovation of the Project Improvements substantially in accordance with all Plans and Specifications, all Legal Requirements, all Permitted Encumbrances, the Condominium Documents, the Building Loan Agreement, the Second Mezzanine Loan Documents and this Agreement, and that all utilities necessary to service the Property have been connected and are in operation, such completion to be evidenced to the reasonable satisfaction of Lender and the Construction Consultant; together with the delivery to Lender of permanent or temporary certificates of occupancy (if subject to any conditions, such conditions being acceptable to Lender) for the Units and the other Improvements and evidence that all other Governmental Approvals have been issued, including without limitations a Certificate of Eligibility issued by HPD and endorsed by the Affordable Developer to Mortgage Borrowers with respect the Bonus Area Rights, and all other Legal Requirements have been satisfied so as to allow the Improvements to be used and operated in accordance with the Loan Documents.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condominium Act” shall mean Article 9-B of the New York Real Property Law (339-d et seq.) of the State of New York and all modifications, supplements and replacements thereof and all regulations with respect thereto, now or hereafter enacted or promulgated.

“Condominium Approval” shall mean the approval by the New York Department of Law of the Offering Plan (and all exhibits thereto required by Legal Requirements, and including the Specified Amendments) for the sale of Residential Units and the Commercial Unit within the Condominium and all other Condominium Documents.

“Condominium Approval Date” shall have the meaning set forth in Section 4.1.37(a).

“Condominium Documents” shall mean an Offering Plan, declaration of condominium, articles or certificate of incorporation, if any, by-laws and rules and regulations of a condominium association, and any and all other documentation related to the proper formation and operation of the condominium regime to be established at the Property under New York law and the marketing and sale of condominium Units at the Property, including, without limitation, all contracts of sale for Units (including, without limitation, all agreements with respect to non-refundable and other purchase deposits related thereto), and other sales materials.

“Construction Consultant” shall mean Inspection and Valuation International, Inc. or such other Person as Mortgage Loan Agent may designate and engage pursuant to the Building Loan Agreement and the Project Loan Agreement as a replacement to inspect the Improvements and the Property as construction progresses and consult with, provide advice to and render reports to Lender and Mortgage Loan Agent, which Person may be, at Mortgage Loan Agent’s option upon notice to Mortgage Borrowers, either an officer or employee of Mortgage Loan Agent or consulting architects, engineers or inspectors appointed by Mortgage Loan Agent.

“Construction Schedule” shall mean the schedule, broken down by trade, of the estimated dates of commencement and completion of the Project Improvements, certified by each Borrower to Lender.

“Contract” shall have the meaning set forth in Section 4.1.37(b).

“Costs of the Improvement” shall mean those items defined as an “improvement” and/or a “cost of improvement” under Section 2 of the New York Lien Law.

“Counterparty” shall mean each counterparty to, or issuer of, any Interest Rate Protection Agreement other than any Borrower or an Affiliate of any Borrower.

“Counterparty Opinion” shall have the meaning set forth in Section 4.1.13(f).

“Covered Disclosure Information” shall have the meaning set forth in Section 12.2(b).

“Credit Allowance” shall mean, with respect to any Residential Unit (and related Storage Space, if applicable) to be sold, an amount equal to the lesser of (a) the difference (but not less than zero) between (i) the sum of all Required Release Prices actually paid to Mortgage Loan Agent, Second Mezzanine Lender or Lender in respect of all Residential Units and Storage Spaces sold prior to such sale, minus (ii) the sum of the Minimum Release Prices assigned to all Residential Units and Storage Spaces sold prior to such sale, and (b) fifteen percent (15.0%) of the Minimum Release Price for such Residential Unit (and related Storage Spaces, if applicable).

“Credit Suisse” shall mean Credit Suisse Securities (USA) LLC and its successors in interest.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including, without limitation, any amounts payable to Lender pursuant to Section 2.2, and, if applicable, any Non-Approval Fees) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement, the ADA and Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under this Agreement.

“Declaration of Condominium” shall mean the declaration of condominium with respect to the Property to be recorded in the City Register’s Office of the County of New York, State of New York.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to each component of the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) five percent (5.0%) above the Applicable Interest Rate for such Loan.

“Disbursement Schedule” shall mean the schedule of the amounts of Mortgage Loan Advances anticipated to be requisitioned by Mortgage Borrowers each month during the term of the Building Loan, certified by Mortgage Borrowers to Lender.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Draw Request” shall mean, with respect to each Mortgage Loan Advance, Mortgage Borrowers’ request for such Mortgage Loan Advance, and the documents required by the Building Loan Agreement or the Project Loan Agreement to be furnished to Mortgage Loan Agent as a condition to such Mortgage Loan Advance.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s, and “F-1+” by Fitch, Inc. in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Engineer” shall mean each of WSP Cantor Seinuk, Marino Gerazounis & Jaffe Associates or such other structural engineering, mechanical engineering, electrical engineering or other engineering firm licensed in the State of New York, engaged by Mortgage Borrowers with respect to the Project Improvements and approved by Lender.

“Engineer’s Contract” shall mean those certain contracts for structural engineering, mechanical engineering, electrical engineering or other engineering services, to be approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed), between Mortgage Borrowers and the Engineer.

“Environmental Engineer” shall mean IVI Environmental, Inc. or such other environmental engineering or similar inspection firm reasonably approved by Lender.

“ERISA” shall have the meaning set forth in Section 4.2.12.

“Escrow Agent” shall have the meaning set forth in Section 4.1.37(e).

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time and including any successor regulation thereto.

“Event of Default” shall have the meaning set forth in Section 9.1.

“Excess Release Price” shall have the meaning given to such term in the Building Loan Agreement.

“Exchange Act” shall have the meaning set forth in Section 12.2(a).

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any Obligation of Borrowers hereunder, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its Applicable Lending Office is located, and (ii) any branch profits taxes imposed by the United States of America or any similar law imposed by any other jurisdiction in which any Borrower is located.

“Extension Period” shall have the meaning set forth in Section 2.1.13(b).

“Extension Fee” shall mean an amount equal to one-half of one percent (0.5%) of the outstanding principal amount of the Loan as of the first day of the Extension Period.

“Extension Option” shall have the meaning set forth in Section 2.1.13(b).

“Final Completion” shall mean that, in addition to the Completion of the Improvements, all Punch List Items and interior finishes in unsold Residential Units or the Commercial Unit shall have been completed substantially in accordance with the Plans and Specifications, all Legal Requirements, the Building Loan Agreement, the Second Mezzanine Loan Agreement and this Agreement, and that at least temporary certificates of occupancy shall have been issued (if subject to any conditions, such conditions being limited to non-material de minimis Punch List Items or other conditions acceptable to Lender) for the Units and the other Improvements and evidence that all other Governmental Approvals have been issued and all other Legal Requirements have been satisfied so as to allow the Improvements to be used and operated in accordance with the Loan Documents.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Force Majeure Event” shall mean any event or condition beyond the control of Mortgage Borrowers, including, without limitation, strikes, labor disputes, acts of God, the elements, governmental restrictions, regulations or controls, enemy action, civil commotion, fire, casualty, accidents, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or materials, which causes delay; provided, however, that any lack of funds shall not be deemed to be a condition beyond the control of Mortgage Borrowers and provided further that any extension therefor shall not exceed sixty (60) days.

“421-a Documents” shall mean the 421-a Purchase Agreement, the 421-a Written Agreement, the 421-a Escrow Agreement and any guaranty in connection therewith.

“421-a Developed Property” shall mean Block 2814, Lots 68 and 69 in the County of the Bronx, State of New York and known as 262-270 East Burnside, Bronx, New York.

“421-a Escrow Agent” shall mean Roemer Wallens & Mineaux LLP in its capacity as “Escrow Agent” under and pursuant to the 421-a Escrow Agreement.

“421-a Escrow Agreement” shall mean that certain Escrow Agreement dated as of December 22, 2005 among Affordable Developer, Weil, Gotshal & Manges LLP and Refsnart Corp., with respect to the 421-a Negotiable Certificates, which agreement has been assigned to Mortgage Borrowers, and all amendments, supplements and modifications thereof.

“421-a Negotiable Certificates” shall mean the “Negotiable Certificates” under the 421-a Purchase Agreement.

“421-a Program Written Agreement” shall mean that certain 421-a Affordable Housing Program Written Agreement dated as of December 15, 2005 among East Burnside Avenue Associates, L.P., Senior Living Options, Inc. and HPD, and all amendments, supplements and modifications thereof.

“421-a Purchase Agreement” shall mean that certain Purchase Agreement for 421-a Negotiable Certificates dated as of December 22, 2005 between Affordable Developer and Refsnart Corp., as assigned to Mortgage Borrowers and as amended by Amendment to 421-a Purchase Agreement, dated as of January 12, 2007, between Affordable Developer and Mortgage Borrowers, and all other amendments, supplements and modifications thereof.

“421-a Tax Benefits” shall have the meaning as set forth in Section 4.1.41(a).

“Funds” shall have the meaning set forth in Section 6.5.1.

“GAAP” shall mean those generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“General Contractor” shall mean Bovis Lend Lease LMB, Inc. or another general contractor or construction manager licensed in the State of New York, engaged by Mortgage Borrowers with respect to the Project Improvements and approved by Lender.

“General Contractor’s Agreement” shall mean the Standard Form of Agreement between Owner and Construction Manager, between Mortgage Borrowers and the General Contractor, dated June 12, 2007 for construction of the Project Improvements together with the Guaranty from Bovis Lend Lease, Inc. for the benefit of Mortgage Borrowers relating thereto.

“Governmental Approvals” shall mean all approvals, consents, waivers, orders, acknowledgments, authorizations, permits, licenses and/or certificates of occupancy required under applicable Legal Requirements to be obtained from any Governmental Authority for the construction of the Project Improvements and/or the use, occupancy and operation of the Improvements following completion of construction, as the context requires, including, without limitation, all land use, landmark, building, subdivision, condominium, zoning and similar ordinances and regulations promulgated by any Governmental Authority.

“Governmental Authority” shall mean any court, board, agency, commission, office, authority, department, bureau or instrumentality of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Mortgage Borrowers to any Governmental Authority, non-recurring revenues as determined by Lender, payments received by any Borrower under the Interest Rate Protection Agreement, security deposits (except to the extent such security deposits are properly utilized to offset a loss of Rent), Gross Sales Proceeds, refunds and uncollectible accounts, proceeds of casualty insurance (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question), Awards and any disbursements to any Mortgage Borrower of the Mortgage Funds, any Second Mezzanine Borrowers of Second Mezzanine Loan Funds or any Borrowers of Funds).

“Gross Sale Proceeds” shall mean as to any Unit (and related Storage Space, if applicable), the gross proceeds from the sale of such Unit and Storage Space (including, without limitation, any fees, expenses or transfer taxes of Mortgage Borrowers paid by the purchaser of such Unit and Storage Space and any mortgage recording tax reimbursement paid by such purchaser, and including any customary closing prorations paid by such purchaser such as real estate taxes in respect of accrual periods from and after the closing).

“Gross-up Amounts” shall have the meaning set forth in Section 2.2.8.

“Guarantors” shall mean, collectively, Ira J. Shapiro, an individual, and Marc Jacobs, an individual, jointly and severally.

“Guaranty” shall mean, collectively, the Guaranty of Completion, the Guaranty of Carry Obligations and the Guaranty of Recourse Obligations.

“Guaranty of Carry Obligations” shall mean that certain Guaranty of Carry and Other Obligations (First Mezzanine Loan) dated as of the date hereof, from Guarantors in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty of Completion” shall mean that certain Guaranty of Completion (First Mezzanine Loan) dated as of the date hereof, from Guarantors in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty of Recourse Obligations” shall mean that certain Guaranty of Recourse Obligations (First Mezzanine Loan) dated as of the date hereof, from Guarantors in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hard Costs” shall mean those Building Costs that are for labor, materials, equipment and fixtures and constitute “Costs of the Improvement” under the New York Lien Law.

“HPD” shall mean the City of New York, acting by and through its Department of Housing Preservation and Development.

“HPD Off-Site Agreement” shall mean that certain Lower Income Housing Plan Written Agreement dated July 14, 2005 among 35th Street Associates, L.P., an affiliate of Affordable Developer, Senior Living Options, Inc. and HPD, pursuant to which HPD has agreed with Affordable Developer that the construction of lower income housing units at the Off-Site

Property entitles Affordable Developer to obtain a Certificate of Eligibility for Zoning Bonus, which grants the Affordable Developer certain development rights, including the Bonus Area Rights.

“Improvements” shall have the meaning set forth in the Mortgages.

“Inclusionary Air Rights Agreement” shall mean that certain Inclusionary Air Rights Purchase Agreement dated as of December 22, 2005 between Affordable Developer, as seller, and Refsnart Corp, as purchaser, as amended March 17, 2006, which agreement has been assigned to Mortgage Borrowers; pursuant to which Affordable Developer agrees to transfer the Bonus Area Rights to Mortgage Borrowers for the benefit of the Property.

“Inclusionary Air-Rights Completion Collateral Escrow Agent” shall mean Goldberg, Weprin & Ustin LLP, in its capacity as “Escrow Agent” under and pursuant to the Inclusionary Air-Rights Completion Collateral Escrow Agreement.

“Inclusionary Air-Rights Completion Collateral Escrow Agreement” shall mean that certain Escrow Agreement dated as of December 22, 2005 by and among Affordable Developer and Inclusionary Air-Rights Completion Collateral Escrow Agent and Refsnart Corp., which agreement has been assigned to Mortgage Borrowers, pursuant to which Inclusionary Air-Rights Security Escrow Agent is holding the deposits required to be made by Affordable Developer under the Inclusionary Air Rights Agreement to secure the obligations of Affordable Developer and its Affiliates under the HPD-Off Site Agreement.

“Inclusionary Air-Rights Deposit Escrow Agent” shall mean Roemer, Wallens & Mineaux LLP, in its capacity as “Escrow Agent” under and pursuant to the Inclusionary Air-Rights Deposit Escrow Agreement.

“Inclusionary Air-Rights Deposit Escrow Agreement” shall mean that certain Escrow Agreement dated as of December 22, 2005 by and among Affordable Developer, Inclusionary Air-Rights Deposit Escrow Agent and Refsnart Corp., which agreement has been assigned to Mortgage Borrowers, pursuant to which Inclusionary Air-Rights Deposit Escrow Agent is holding the deposits required to be made by the purchaser under the Inclusionary Air Rights Agreement.

“Inclusionary Air-Rights Documents” shall mean the Inclusionary Air-Rights Agreement, the HPD Off-Site Agreement, the Inclusionary Air-Rights Completion Collateral Escrow Agreement, the Inclusionary Air-Rights Deposit Escrow Agreement and any guaranty in connection therewith.

“Inclusionary Housing Program” shall mean the Inclusionary Housing Program set forth in Section 23-90 of the Zoning Resolution of the City of New York, effective December 15, 1961, as amended, and any implementing guidelines or regulations established by HPD.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, and (vii) obligations secured by liens on the property of such Person, whether or not such obligations have been assumed by such Person; in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b).

“Indemnified Party” shall have the meaning set forth in Section 10.13(b).

“Indemnified Persons” shall have the meaning set forth in Section 12.2(b).

“Independent Director” shall mean a natural person who is reasonably satisfactory to Lender and who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director or manager (with the exception of serving as the Independent Director of any Borrower Party or an SPC Party), officer, employee, partner, member, attorney or counsel of any Borrower Party, any SPC Party or any Affiliate of any of them; (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with any Borrower Party, any SPC Party or any Affiliate of any of them; (c) a person controlling, controlled by or under common control with any such stockholder, director, manager, officer, partner, member, customer, supplier or other person; or (d) a member of the immediate family of any such stockholder, director, manager, officer, partner, member, customer, supplier or other person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. An entity that provides independent directors as a service for a fee and/or other corporate filing services is not prohibited under this definition from providing one or more Independent Directors.

“Initial Advance” shall have the meaning given to such term in the Building Loan Agreement.

“Initial Maturity Date” shall mean January 9, 2009.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof, delivered by Robinson Brog Lienwand Greene Genovese & Gluck P.C. in connection with the Loan.

“Insurance Premium Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning given to such term in the Building Loan Agreement.

“Intellectual Property” shall have the meaning set forth in Section 3.1.30.

“Intercreditor Agreement” shall mean the intercreditor agreement entered into between Lender, Mortgage Lender, Mortgage Loan Agent and Second Mezzanine Lender relating to the Loan, the Mortgage Loans and the Second Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Interest Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences; provided that with respect to the initial Interest Period the Interest Determination Date shall be the Closing Date.

“Interest Period” shall mean, with respect to any Monthly Payment Date, the period commencing on the ninth (9th) day of the preceding calendar month and terminating on the eighth (8th) day of the calendar month in which such Monthly Payment Date occurs; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on the Closing Date and shall end on July 8, 2007.

“Interest Rate Protection Agreement” shall have the meaning set forth in Section 4.1.13(a).

“Interest Reserve Funds” shall have the meaning set forth in Section 6.1 of this Agreement.

“Land” shall mean the land more particularly described on Schedule I attached hereto and includes all rights appurtenant thereto, including, without limitation, all development rights, if any, acquired by any Mortgage Borrower pursuant to any air rights or development rights agreements pertaining thereto, and any and all beneficial easement or use agreement for the use of or rights to common facilities or amenities.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, treaties, rules, orders, regulations, ordinances, judgments, decrees, injunctions, permits or requirements of Governmental Authorities affecting any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower, or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the ADA, the Prescribed Laws, the Federal Worker Adjustment and Retraining Notification Act, any collective bargaining agreement, the Condominium Act and the securities laws of the State of New York and the rules and regulations pertaining thereto, if applicable, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, any Mortgage Borrower or any Second Mezzanine Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall mean Column Financial, Inc., a Delaware corporation, in its capacity as holder of the Loan, together with its successors and assigns.

“Lender’s Pro Rata Share” shall mean, as of any date, a percentage equal to the outstanding principal balance of the Loan on said date divided by the aggregate outstanding principal balance of the Loan and the Second Mezzanine Loan.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right upon ten (10) Business Days’ prior notice to Borrowers to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof unless within such ten (10) Business Day period Borrowers have delivered a replacement Letter of Credit meeting the requirements set forth herein issued by an Eligible Institution.

“Liabilities” shall have the meaning set forth in Section 12.2(b).

“LIBOR Base Rate” shall mean, for any Interest Period in respect of any LIBOR Loan, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest one-eighth of one percent (0.125%)) for deposits in U.S. dollars, for a one-month period, that appears on Associated Press Dow Jones Telerate Service Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Interest Determination Date. If such rate does not appear on Associated Press Dow Jones Telerate Service Page 3750 as of 11:00 a.m., London time, on such Interest Determination Date, the LIBOR Base Rate shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Interest Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Interest Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Interest Determination Date for amounts of not less than U.S. $1,000,000.00. If at least two such offered quotations are so provided, the LIBOR Base Rate shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Interest Determination Date for amounts of not less than U.S. $1,000,000.00. If at least two such rates are so provided, the LIBOR Base Rate shall be the arithmetic mean of such rates. The LIBOR Base Rate, absent manifest error, shall be determined conclusively by Lender or its agent.

“LIBOR Loan” shall mean the Loan or any portion thereof at any time in which the Applicable Interest Rate for the Loan or such portion thereof is calculated with reference to the LIBOR Rate in accordance with the provisions of Article 2 hereof.

“LIBOR Rate” shall mean, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest one-eighth of one percent (0.125%)) determined by Lender to be equal to the LIBOR Base Rate for such Interest Period divided by (1 minus the Reserve Requirement for such Interest Period).

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property, the Collateral or any portion thereof or any Borrower Party, or any interest in any Borrower Party, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances against the Property or any portion thereof or any Borrower Party or any interest in any Borrower Party.

“Liquidation Event” shall have the meaning set forth in Section 2.4.9.

“Liquidity” shall mean unrestricted and unencumbered Cash and Cash Equivalents acceptable to Lender.

“Liquidity Requirements” shall have the meaning set forth in Section 9.1(a)(xxv).

“Loan” shall mean that certain loan in the original principal amount of Forty Two Million and No/100 Dollars ($42,000,000.00), made by Lender to Borrower pursuant to this Agreement.

“Loan Amount” shall mean Forty Two Million and No/100 Dollars ($42,000,000.00).

“Loan Documents” shall mean this Agreement, the Note, the Pledge Agreement, the ADA and Environmental Indemnity, the Guaranty of Recourse Obligations, the Guaranty of Completion, the Guaranty of Carry Obligations, the Assignment of Interest Rate Protection Agreement, Assignment of Title Insurance Proceeds, and all other documents evidencing and/or securing the Loan and all documents executed and/or delivered in connection therewith, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“London Business Day” shall mean any day other than a Saturday, a Sunday or any other day on which commercial banks in London, England are not open for dealing in U.S. dollars in the London interbank market in London, England.

“Losses” shall have the meaning set forth in Section 10.13(b).

“Major Contractor” shall mean any contractor performing work at the Property, including, without limitation, the General Contractor, supplying labor or materials, or both, in connection with the Project Improvements which is for an aggregate contract price equal to or greater than $1,000,000.00, whether pursuant to one contract or agreement or multiple contracts or agreements, after taking into account all change orders.

“Major Trade Contract” shall mean any contract with a Major Contractor.

“Management Agreement” shall mean any management agreement entered into by any Mortgage Borrower in accordance with Section 7.1 and on terms and with a Manager approved by Lender in its sole discretion, pursuant to which such Manager is to provide management and other services with respect to the Property.

“Manager” shall mean such reputable and experienced management organization (which may be an Affiliate of any Borrower Party) possessing experience in managing properties similar in size, scope, use and value as the Property, if any, approved by Lender in its reasonable discretion, in accordance with Section 7.1, provided that if the Loan has been included in a Securitization, Borrowers shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, prospects, assets or condition (financial or otherwise) of any Borrower, Mortgage Borrower, Second Mezzanine Borrower, any Guarantor or the Property, (ii) the ability of any Borrower or Guarantor to perform, in all material respects, its obligations under the Loan Documents, (iii) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document, (iv) the value of, or cash flow from, the Property or the operations thereof, (v) the rights, interests and remedies of Lender under the Loan Documents, (vi) the ability of any Mortgage Borrower to perform, in all material respects, its obligations under the Mortgage Loan Documents, (vii) the ability of any Second Mezzanine Borrower to perform, in all material respects, its obligations under the Mezzanine Loan Documents, or (viii) the syndicated debt markets, the real estate capital markets or the real estate markets.

“Maturity Date” shall mean the Initial Maturity Date or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise; provided, however, that if Borrowers exercise their right to extend the term of the Loan for the Extension Period and, in accordance with the terms of this Agreement, the term of the Loan is so extended, from and after such extension of the term of the Loan, the term “Maturity Date” shall mean the “Extended Maturity Date” or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Building Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“McDonald’s” shall mean McDonald’s Corporation, a Delaware corporation.

“McDonald’s Agreement” shall mean that certain Purchase and Sale Agreement dated December 15, 2005 made by and between McDonald’s as seller and 23rd Street, LLC as buyer in respect of property known as 22 East 23rd Street, New York, New York, which agreement has been assigned to Mortgage Borrowers.

“McDonald’s Letter of Credit” shall mean that certain $5,000,000.00 letter of credit required to be deposited pursuant to Section 4.4(b) of the McDonald’s Agreement.

“Mezzanine Loan Collection Account” shall mean an account established at an Eligible Institution by Lender and which shall be under the sole dominion and control of Lender.

“Mezzanine Loan Note A-1 (First Mezzanine Loan)” shall mean that certain Mezzanine Loan Note A (First Mezzanine Loan), dated the date hereof, in the principal amount of Twenty One Million and No/100 Dollars ($21,000,000.00), made by Borrower and payable to the order of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Note A-2 (First Mezzanine Loan)” shall mean that certain Mezzanine Loan Note (First Mezzanine Loan), dated the date hereof, in the principal amount of Twenty One Million and No/100 Dollars ($21,000,000.00), made by Borrower and payable to the order of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time

“Minimum Counterparty Rating” shall mean a long-term unsecured debt rating from S&P and Fitch of at least “AA” and from Moody’s of at least “Aa2”, which rating shall not include a “t” or otherwise reflect a termination risk.

“Minimum Release Price” shall mean, with respect to any Residential Unit or Storage Space, the minimum release price for such Unit or Storage Space as set forth on Schedule X annexed hereto.

“Minimum Sale Price” shall mean, with respect to any Unit or Storage Space, the Minimum Sale Price for such Unit or Storage Space set forth on Schedule X hereto.

“Monthly Payment Date” shall mean the ninth (9th) day of every calendar month occurring during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Mortgages” shall mean, collectively, the Acquisition Loan Mortgage, the Building Loan Mortgage and the Project Loan Mortgage, and any of such Mortgages individually shall be a “Mortgage”.

“Mortgage Borrowers” shall mean, collectively, Slazer Enterprises Owner LLC, Madison Park Group Owner LLC, JMJS 23rd Street Realty Owner LLC, and FKF Madison Group Owner LLC, each a Delaware limited liability company, together with their respective successors and permitted assigns and “Mortgage Borrower” shall mean any of such entities individually.

“Mortgage Borrower’s Operating Agreement” shall mean, collectively, the Limited Liability Company Operating Agreement of each Mortgage Borrower, each dated as of March 7, 2006 and amended and restated as of the date hereof, and any related agreements, documents or instruments executed or delivered in connection therewith.

“Mortgage Borrower’s Requisition” shall have the meaning given the term “Borrower’s Requisition” in the Building Loan Agreement.

“Mortgage Cash Management Agreement” shall mean that certain Amended and Restated Cash Management Agreement, dated as of the date hereof, among Mortgage Borrower and Mortgage Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Funds” shall have the meaning given to the term “Funds” in the Building Loan Agreement.

“Mortgage Lender” shall have the meaning given to the term “Lender” in the Building Loan Agreement.

“Mortgage Loan Advance” or “Mortgage Loan Advances” shall mean any disbursement of the proceeds of the Building Loan and the Project Loan by Mortgage Lender pursuant to the terms of the Building Loan Agreement and the Project Loan Agreement, respectively.

“Mortgage Loan Agent” shall mean PB Capital Corporation, a Delaware corporation, together with its successors and assigns, acting in its capacity as administrative agent to the Mortgage Lender under the Mortgage Loan Documents.

“Mortgage Loan Agreements” shall mean, collectively, the Building Loan Agreement, the Project Loan Agreement and the Acquisition Loan Agreement.

“Mortgage Loan Budget” shall have the meaning as set forth in Section 2.1.14.

“Mortgage Loan Default” shall mean a default under any of the Mortgage Loan Documents.

“Mortgage Loan Documents” shall mean, collectively, the Building Loan Documents, the Project Loan Documents and the Acquisition Loan Documents.

“Mortgage Loan Event of Default” shall mean an “Event of Default” under any of the Mortgage Loan Documents.

“Mortgage Loan Guaranty of Completion” shall mean that certain Guaranty of Completion dated as of the date hereof, from Guarantors in favor of Mortgage Loan Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loans” shall mean, collectively, the Building Loan, the Project Loan and the Acquisition Loan, and any of such Mortgage Loans individually shall be a “Mortgage Loan”.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, Proceeds resulting from any Casualty to or Condemnation of the Property and proceeds of any sale, refinancing or other disposition or liquidation, less (to the extent not duplicative) (a) Lender’s, Mortgage Lender’s and/or Second Mezzanine Lender’s reasonable costs incurred in connection with the recovery thereof, (b) the costs incurred by Mortgage Borrower in connection with a Restoration of all or any portion of the Property incurred in accordance with the Mortgage Loan Documents and this Agreement, (c) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender and pursuant to the Second Mezzanine Loan Documents to Second Mezzanine Lender, (d) First Mezzanine Lender’s Pro Rata Share of any such amounts payable to First Mezzanine Lender pursuant to this Agreement, (e) in the case of a foreclosure sale, disposition or Transfer of the Property in connection with realization by Mortgage Lender thereon as a result of a Mortgage Loan Default, the reasonable and customary costs and expenses of such sale, other disposition or Transfer (including reasonable attorneys’ fees and brokerage commissions), (f) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, and (g) in the case of a refinancing of all or any portion of the Mortgage Loans, such costs and expenses (including reasonable attorneys’ fees) of such refinancing as shall be reasonably approved by Lender.

“Net Proceeds” shall mean all Proceeds payable as a result of a Casualty or a Condemnation to the Property or any portion thereof, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Proceeds.

“Net Sale Proceeds” shall mean, as to any Unit (and related Storage Space, if applicable), the Gross Sale Proceeds of such Unit and Storage Space minus customary and reasonable closing costs and expenses not to exceed seven percent (7.0%) of the Gross Sale Proceeds, including transfer taxes, broker fees, marketing agent fees, legal fees and other actual closing costs incurred and paid by Mortgage Borrowers to Persons who are not Affiliates of any Borrower Party and reasonably approved by Lender prior to and in connection with the sale of such Unit and Storage Space.

“Net Worth” shall mean the excess of total assets over total liabilities, each determined in accordance with GAAP.

“Net Worth Requirements” shall have the meaning set forth in Section 9.1(a)(xxv).

“New Mezzanine Borrower” shall have the meaning set forth in Section 12.1.2(b) hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 12.1.2(b) hereof.

“Non-Approval Fee” shall have the meaning set forth in Section 4.1.37(a).

“Note” shall mean, collectively, Mezzanine Loan Note A-1 (First Mezzanine Loan) and Mezzanine Loan Note A-2 (First Mezzanine Loan).

“Notice” shall have the meaning set forth in Section 10.6.

“Obligations” shall mean the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loan, and all other obligations and liabilities of Borrowers and Guarantors to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under or out of or in connection with this Agreement, the Note, any Guaranty or any other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to Lender that are required to be paid by any Borrower and/or any Guarantor pursuant to the terms of the Loan Documents) or otherwise.

“Offering Plan” shall have the meaning set forth in Section 4.1.37(a).

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrowers which is signed by an authorized senior officer of Borrowers or, if applicable, the general partner or managing member of Borrowers.

“Off-Site Property” shall mean Block 865, Lot 1 in the County of New York State of New York, known as 1-3 East 35th Street, New York, New York.

“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Property, including, without limitation, utilities, repairs and maintenance, Insurance Premiums, Taxes and Other Charges, advertising expenses, payroll and related taxes, equipment lease payments, and a management fee equal to the greater of five percent (5%) of annual rents or the actual management fee, but excluding actual Capital Expenditures, Debt Service, debt service on the Mortgage Loan and the Second Mezzanine Loan, depreciation, amortization and contributions to the Funds or the Mortgage Funds or Second Mezzanine Funds.

“Organizational Documents” shall mean, as to any Person, its certificate of formation and operating agreement, its partnership agreement and certificate of limited partnership or doing business certificate, as applicable, its articles or certificate of incorporation and by-laws, and/or the other organizational or governing documents of such Person. Organizational Documents of a Person shall include, to the extent applicable, incumbency certificates, resolutions, certificates of good standing and consents of members, partners or shareholders, as applicable.

“Original First Mezzanine Loan” and “Original First Mezzanine Loan Agreement” shall have the respective meanings set forth in the recitals of this Agreement.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Design Professionals” shall mean all architects (other than the Architect) and engineers (other than the Engineer) engaged by any Mortgage, Borrower and/or Mortgage Borrowers’ agent to work on the Project Improvements.

“Payment and Performance Bonds” shall mean dual-obligee payment and performance bonds relating to each Major Contractor, other than the General Contractor and Century Maxim Construction Corp., that enters into a Major Contract issued by a surety company or companies authorized to do business in the State of New York and in form and content reasonably acceptable to Lender, in each case in an amount not less than the full contract price; together with a dual obligee and modification rider in the form attached hereto as Exhibit B to the Building Loan Agreement which shall be attached thereto; provided, however, that if Payment and Performance Bonds have been provided by any Major Contractor in accordance with the terms hereof, any subcontractor of such Major Contractor shall not be required to post any Payment or Performance Bonds in respect of such subcontract.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, the Mortgage Loan Documents or the Second Mezzanine Loan Document, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (vi) Condominium Documents entered into in accordance with the terms of the Loan Documents, and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Transfers” shall have the meaning set forth in Section 8.3.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plans and Specifications” shall mean the plans and specifications for the Project Improvements prepared by the Architect, the Engineer and the Other Design Professionals approved by Lender and the Construction Consultant, as the same may be amended and supplemented from time to time in accordance with the terms of this Agreement. The Plans and Specifications shall be consistent with the McDonald’s Agreement. To the extent the Plans and Specifications do not specify a level of finish for the Project Improvements, the Building Standards set forth in Schedule V attached hereto shall govern.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement dated the date hereof made by Borrowers in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Policy” and “Policies” shall have the meanings given to such term in the Building Loan Agreement.

“Preliminary Project Report” shall mean the report to be prepared by the Construction Consultant of its review of the Project Cost Budget, the Plans and Specifications, the Construction Schedule, the Disbursement Schedule, the General Contractor’s Agreement, the Trade Contracts, tests and all other reports required by the Construction Consultant prior to the Closing Date.

“Prepayment Release Date” shall mean June 9, 2008.

“Pre-Sale Milestone Letter of Credit” shall have the meaning given to such term in the Building Loan Agreement.

“Pre-Sale Milestones” shall mean each of the following:

No later than the earlier of January 9, 2008 or the date eight (8) months after Condominium Approval:

Mortgage Borrowers shall have entered into Bona Fide Sales Contracts for Residential Units at average purchase prices that are not less than the applicable Minimum Sale Prices and which when added to the sum of (i) the amount of the Loan, the Mortgage Loans and the Second Mezzanine Loan repaid at such time plus (ii) the aggregate undrawn amount of the Pre-Sale Milestone Letters of Credit then held by Mortgage Loan Agent, equal not less than twenty five percent (25%) of the Aggregate Loan Amount.

No later than the earlier of May 9, 2008 or the date twelve (12) months after Condominium Approval:

Mortgage Borrowers shall have entered into Bona Fide Sales Contracts for Residential Units at average purchase prices that are not less than the applicable Minimum Sale Prices and which when added to the sum of (i) the amount of the Loan, the Mortgage Loans and the Second Mezzanine Loan repaid at such time plus (ii) the aggregate undrawn amount of the Pre-Sale Milestone Letters of Credit then held by Mortgage Loan Agent, equal not less than fifty percent (50%) of the Aggregate Loan Amount.

No later than the earlier of September 9, 2008 or the date sixteen (16) months after Condominium Approval:

Mortgage Borrowers shall have entered into Bona Fide Sales Contracts for Residential Units at average purchase prices that are not less than the applicable Minimum Sale Prices and which when added to the sum of (i) the amount of the Loan, the Mortgage Loans and the Second Mezzanine Loan repaid at such time plus (ii) the aggregate undrawn amount of the Pre-Sale Milestone Letters of Credit then held by Mortgage Loan Agent, equal not less than sixty percent (60%) of the Aggregate Loan Amount.

“Prescribed Laws” shall mean, collectively, (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (iii) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (iv) all other Legal Requirements relating to money laundering or terrorism.

“Proceeds” shall mean, as applicable, (i) the amount of all insurance proceeds payable as a result of a Casualty to the Property or any portion thereof, or (ii) the amount of the Award payable as a result of a Condemnation of the Property or any portion thereof.

“Project Cost Budget” shall have the meaning set forth in Section 2.1.14.

“Project Improvements” shall mean a 50 story residential condominium project to be built in accordance with the Plans and Specifications and all Legal Requirements, consisting of approximately 95 Residential Units containing approximately 148,993 net saleable square feet of total floor area (above grade), the Commercial Unit, the Commercial Building, approximately 56 storage spaces containing approximately 2,107 square feet, approximately sixteen (16) wine storage spaces, containing approximately 918 square feet, and related recreational amenities, including a swimming pool and spa.

“Project Loan” shall mean the loan made by Mortgage Lender to Mortgage Borrowers pursuant to the Project Loan Agreement in the principal amount of up to the Project Loan Amount.

“Project Loan Agreement” shall mean that certain Amended and Restated Project Loan Agreement dated as of the date hereof, by and among Mortgage Borrowers, Mortgage Loan Agent and Mortgage Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Project Loan Amount” shall mean $29,027,598.00.

“Project Loan Documents” shall have the meaning set forth in the Project Loan Agreement.

“Project Loan Mortgage” shall have the meaning set forth in the Project Loan Agreement.

“Property” shall mean, collectively, the Land, the Air Rights Parcels and the Bonus Area Rights, together with the Improvements now or hereafter erected thereon and all personal property owned or leased by Mortgage Borrowers, and together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each of the Mortgages.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, Borrowers, Mortgage Borrowers or Second Mezzanine Borrowers with respect to the Property, the Collateral, any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower, any Guarantor and/or the Manager.

“Punch List Items” shall mean, collectively, minor or insubstantial details of construction, decoration, mechanical adjustment or installation, which do not hinder or impede the use, operation or maintenance of the Property or the ability to obtain a permanent certificate of occupancy with respect thereto.

“Rating Agencies” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc. (“Fitch”), and any other nationally-recognized statistical rating agency which has been designated by Lender.

“Reference Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, the Reference Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate”, Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Reference Rate Loan” shall mean the Loan or any portion thereof at any time in which the Applicable Interest Rate for the Loan or such portion thereof is calculated with reference to the Reference Rate in accordance with the provisions of Article 2 hereof.

“Reference Rate Spread” shall mean the difference (expressed as the number of basis points) between (i) the LIBOR Rate plus the Applicable Spread for the Loan on the date the LIBOR Rate was last applicable to the Loan, and (ii) the Reference Rate on the date that the LIBOR Rate was last applicable to the Loan; provided, however, that in no event shall such difference be a negative number.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulatory Change” shall mean any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) applying to a class of banks including Lender or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or government or monetary authority charged with the interpretation or administration thereof.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits that are not the property of Tenants except for any Borrower’s rights therein (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of any Borrower or its agents or employees from any and all sources arising from or attributable to the Property, but excluding proceeds of sales of Units and Storage Spaces.

“Required Equity Funds” shall have the meaning give to such term in the Building Loan Agreement.

“Required Release Price” shall mean, with respect to any Residential Unit (and related Storage Space, if applicable), an amount equal to the greater of: (A) (a) the Minimum Release Price for such Residential Unit and Storage Space, minus (b) the Credit Allowance, if any, as of the closing date for the sale of such Residential Unit and Storage Space, and (B) one hundred percent (100%) of the Net Sale Proceeds obtained from the sale of such Residential Unit and Storage Space.

“Reserve Requirement” shall mean, for any Interest Period, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion dollars against Eurocurrency Liabilities. Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by Lender or Lender’s Loan participants by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the LIBOR Base Rate is to be determined as provided in the definition of “LIBOR Base Rate” or (ii) any category of extensions of credit or other assets that includes the Loan. In determining the Reserve Requirement, Lender shall take into account any transitional adjustment or phase-in provisions of the reserve requirements otherwise applicable to Eurocurrency Liabilities during the applicable Interest Period, and, in the event of any change or variation in the reserve requirements during the applicable Interest Period, Lender may use any reasonable averaging or attribution methods which it deems appropriate. The determination by Lender of any applicable Reserve Requirement shall be conclusive, absent manifest error. Failure by Lender to take into account the Reserve Requirement when calculating interest due with respect to a LIBOR Loan shall not constitute, whether by course of dealing or otherwise, a waiver by Lender of its right to collect such amounts for any future period.

“Residential Unit” or “Residential Units” shall mean any Unit or Units designated for residential use in the Offering Plan.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, and otherwise in accordance with Section 5.3.

“Reuters Screen LIBOR Page” means the display designated as page “LIBO” on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO Page on the service for the purpose of displaying London interbank offered rates of major banks).

“Sales Agency Agreement” shall mean the sales agency agreement, which shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed, entered into by and between Mortgage Borrowers and Sales Agent, as the same may be amended, modified or supplemented from time to time, pursuant to which Sales Agent is to provide marketing and other sales-related services with respect to sales of Units at the Property.

“Sales Agent” shall mean the Person selected by Mortgage Borrowers, reasonably acceptable to Lender, to perform the duties of sales agent under the Sales Agency Agreement, which Person shall not be an Affiliate of, or otherwise related to, any Borrower Party, any Mortgage Borrower or any Guarantor.

“Sales Office Lease” shall have the meaning set forth in the Project Loan Agreement.

“Second Mezzanine Borrower” shall mean, collectively, Slazer Enterprises Junior LLC, Madison Park Group Junior LLC, JMJS 23rd Street Realty Junior LLC and FKF Madison Group Junior LLC, each a Delaware limited liability company, together with their respective successors and permitted assigns.

“Second Mezzanine Funds” shall have the meaning given to the term “Funds” in the Second Mezzanine Loan Agreement.

“Second Mezzanine Lender” shall mean Column Financial, Inc., a Delaware corporation, in its capacity as holder of the Second Mezzanine Loan, together with its successors and assigns.

“Second Mezzanine Lender’s Pro rata Share” shall mean, as of any day, a percentage equal to the outstanding principal balance of Second Mezzanine Loan on such day divided by the aggregate outstanding principal balance of the Loan and the Second Mezzanine Loan.

“Second Mezzanine Loan” shall mean that certain loan in the original principal amount of Thirty Seven Million Seven Hundred Seventy Thousand and No/100 Dollars ($37,770,000.00), made by Second Mezzanine Lender to Second Mezzanine Borrower.

“Second Mezzanine Loan Agreement” shall mean that certain Second Mezzanine Loan Agreement, dated as of the date hereof, between Second Mezzanine Borrower and Second Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Second Mezzanine Loan Default” shall mean a default under any of the Second Mezzanine Loan Documents.

“Second Mezzanine Loan Documents” shall mean all documents evidencing and/or securing the Second Mezzanine Loan and all documents executed and/or delivered in connection therewith, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.

“Second Mezzanine Loan Event of Default” shall mean an “Event of Default” under any of the Second Mezzanine Loan Documents.

“Securities” shall have the meaning set forth in Section 12.1.1(a).

“Securities Act” shall have the meaning set forth in Section 12.2(a).

“Securitization” shall have the meaning set forth in Section 12.1.1(a).

“Severed Loan Documents” shall have the meaning set forth in Section 9.2.1(c).

“Servicer” shall have the meaning set forth in Section 10.28 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 10.28 hereof.

“Soft Costs” shall mean those Building Costs which are not Hard Costs, including, but not limited to, architect’s engineer’s, construction manager’s and general contractor’s fees, interest on the Building Loan, Taxes and Other Charges, Insurance Premiums and such other costs as are set forth in the Project Cost Budget.

“SPC Party” shall have the meaning set forth in Section 3.1.24(b).

“Specified Amendments” shall have the meaning set forth in Section 4.1.37(a).

“Spread Maintenance Premium” shall mean, with respect to any repayment of any of the outstanding principal amount of the Loan prior to the Prepayment Release Date, a payment to Lender in an amount equal to the sum of the present values of each future installment of the Applicable Spread portion of each payment of interest that would have been payable under the Loan on the amount of the Loan being prepaid from the date of such prepayment through, but excluding, the Prepayment Release Date, such future installments of the Applicable Spread portion of each payment of interest to be discounted to present value at a rate per annum, compounded monthly, equal to the LIBOR Base Rate as it exists on the date of such prepayment.

“Storage Space” shall mean each storage space or wine storage space, constituting a limited common element appurtenant to a Unit, pursuant to the Condominium Documents.

“Strike Price” shall mean (i) five and three quarters percent (5.75%) per annum for the initial term of the Loan and (ii) such rate or rates as Lender shall reasonably determine for the Extension Period.

“Successor Borrower” shall have the meaning set forth in Section 8.3(g).

“Survey” shall mean a survey of the Property prepared by a Surveyor and satisfactory to Lender and the Title Company issuing the Title Insurance Policy, and containing a certification of such Surveyor satisfactory to Lender.

“Surveyor” shall mean a land surveyor registered and licensed as such in the State of New York and acceptable to Lender.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“TIC Agreement” shall have the meaning set forth in Section 3.1.48 hereof.

“Title Insurance Policy” shall have the meaning given to such term in each of the Building Loan Agreement, the Acquisition Loan Agreement and the Project Loan Agreement.

“Total Project-Related Costs” shall mean all direct and indirect costs and expenses of acquiring the Property, constructing and developing (to the attainment of Final Completion) the Project Improvements converting the Property to a Condominium, marketing and selling the Residential Units and operating the same through the Maturity Date of the Loan, including, without limitation, Hard Costs, Soft Costs and interest and fee expenses in respect of the Loan, the Mortgage Loans and the Second Mezzanine Loan.

“Trade Contract” shall mean any agreement (other than the Architect’s Contract, the Engineer’s Contract and the General Contractor’s Agreement) entered into by Mortgage Borrowers or by the General Contractor, in which the contractor or vendor thereunder agrees to provide labor and/or materials in connection with the construction of the Project Improvements.

“Transfer” shall mean any voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of: (i) all or any part of the Collateral or the Property or any estate or interest therein, including, but not be limited to, (A) an installment sales agreement wherein any Borrower or any Mortgage Borrower agrees to sell Collateral or the Property or any part of any thereof for a price to be paid in installments, (B) an agreement by any Mortgage Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder and its affiliates, or (C) a sale, assignment or other transfer of, or the grant of a security interest in, any Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (ii) any ownership interest in (A) any Borrower, any Mortgage Borrower or any Second Mezzanine Borrower, or (B) any Guarantor, or (C) any corporation, partnership, limited liability company, trust or other entity owning, directly or indirectly, any interest in any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower or any Guarantor; or (iii) the control of, or the right or power to control, the day-to-day management and operations of the Property or the Collateral.

“22nd Street Additional Parcel” shall mean the premises commonly known by the street address 23 East 22nd Street, New York, New York.

“22nd Street Tower” shall mean the portion of the Project Improvements to be located on the 22nd Street Additional Parcel.

“23rd Street Additional Parcel” shall mean the premises commonly known by the street address 24 East 23rd Street, New York, New York.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unit” or “Units” shall mean each individual condominium unit (including any residential, commercial, retail or storage unit and any appurtenant interest in the common elements) in the Land and the Improvements created by the submission of the Property to the provisions of the Condominium Act in accordance with the Condominium Documents.

“Unit Sale” shall have the meaning set forth in Section 4.1.37(i).

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. The words “Borrower shall cause Mortgage Borrower to” or “Borrower shall cause Mortgage Borrower not to” (or words of similar meaning) shall mean Borrowers, as the sole member of Mortgage Borrower, shall cause Mortgage Borrower to so act or not to so act, as applicable.

ARTICLE 2

THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender agrees to make and Borrowers hereby agree to accept the Loan on the Closing Date. Borrowers shall receive only one borrowing hereunder in respect of the Loan.

2.1.2 No Reborrowings. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrowers shall use the proceeds of the Loan (i) to pay costs and expenses incurred in connection with the closing of the Loan and the Mortgage Loans, as approved by Lender, (ii) to fund the Interest Reserve Funds, and (iii) to make a capital contribution to Mortgage Borrower, to be used by Mortgage Borrowers to refinance the Original First Mezzanine Loan and fund a portion of the purchase price for the Property.

2.1.5 Building Loan and Project Loan Budgets. The Building Loan Budget and the Project Loan Budget shall reflect, by category and line item, the purposes and the amounts for which funds to be advanced by Mortgage Lender under the Building Loan Agreement and the Project Loan Agreement, respectively, are to be used. Any requests for disbursement under the Building Loan or the Project Loan for any category or line item for more than the amount specified therefor in the Building Loan Budget or the Project Cost Budget, respectively, shall, subject to Sections 2.1.6, 2.1.7 and 4.1.25, be approved by Lender in its sole discretion).

2.1.6 Cost Overruns. If any Borrower or Mortgage Borrower becomes aware of any change in the (actual or estimated) Building Loan Costs or Project Loan Costs that will (or is likely to) increase a category or line item of Building Loan Costs or Project Loan Cost reflected on the Building Loan Budget or Project Loan Budget, respectively, or Lender reasonably determines the same Borrowers shall immediately notify Lender in writing and promptly submit to Lender for its approval a revised Building Loan Budget or Project Loan Budget, as applicable. Any reallocation of any category or line items in the Building Loan Budget or Project Loan Budget, as applicable, in connection with cost overruns shall be subject to Lender’s approval in Lender’s sole discretion except as set forth in Section 2.1.7 and Section 4.1.25. Once Borrower has notified Lender or Lender otherwise becomes aware of an overrun, Borrowers shall not cause or permit Mortgage Borrower to request or accept any further Mortgage Loan Advances unless and until the revised Building Loan Budget or Project Loan Budget, as applicable, so submitted by Borrowers is approved by Lender, and Lender reserves the right to approve or disapprove any revised Building Loan Budget or Project Loan Budget, as applicable, in its sole and absolute discretion (except with respect to reallocations in accordance with Sections 2.1.7 and 4.1.25).

2.1.7 Contingency Reserve. Borrowers shall not cause or permit Mortgage Borrower to request or accept any disbursements from or reallocation of the Building Loan Contingency (Hard Costs) in the Building Loan Budget or the Project Loan Contingency (Soft Costs) in the Project Loan Budget without the consent of Lender in its sole discretion.

2.1.8 Intentionally Omitted.

2.1.9 Intentionally Omitted.

2.1.10 Intentionally Omitted.

2.1.11 Intentionally Omitted.

2.1.12 Intentionally Omitted.

2.1.13 Loan Term and Extension Options.

(a) The term of the Loan shall commence on the Closing Date and shall end on the Maturity Date.

(b) Borrowers shall have an option (the “Extension Option”) to extend the term of the Loan for an additional period of six months (the “Extension Period”) commencing on January 10, 2009 and ending on July 9, 2009 (the “Extended Maturity Date”), subject to satisfaction of each of the following conditions: (i) Borrowers shall have given Lender written notice of its election to exercise such extension by no later than sixty (60) days prior to the Initial Maturity Date nor any earlier than one hundred eighty (180) days prior to the Initial Maturity Date; (ii) Borrowers shall have paid or caused to be paid to Lender the non-refundable Extension Fee simultaneously with the exercise of the Extension Option; (iii) no Default or Event of Default shall have occurred and be continuing at the time of, or any time after, the delivery of the written extension notice; (iv) Lender shall have received a date down endorsement (or, at Lender’s option, a title continuation report) to the Owner’s Title Insurance Policy indicating no adverse change in the condition of title to the Property (except recording of Condominium Documents and the sale of Units as permitted hereunder); (v) Borrowers shall have paid all costs and expenses actually incurred by Lender in connection with such extension, including, without limitation, underwriting, title and reasonable legal fees and costs; (vi) Completion of the Improvements shall have occurred; (vii) at least fifty percent (50%) of the Aggregate Loan Amount shall have been repaid or there are Bona Fide Sales Contracts for Units at average purchase prices that are not less than the Minimum Sale Prices applicable to such Units and which when added to the amount of the Loan, the Mortgage Loans and the Second Mezzanine Loan repaid plus the undrawn amount of the Pre-Sale Milestone Letters of Credit then held by Mortgage Loan Agent equal at least seventy-five percent (75%) of the Aggregate Loan Amount; (viii) Borrowers shall have deposited with Lender cash security for interest on the Loan (computed at the Strike Price set forth in the Interest Rate Protection Agreement in effect for the Extension Period plus the Applicable Spread), taxes (but only to the extent not reserved under the Mortgage Loans or the Second Mezzanine Loan to Lender’s reasonable satisfaction) and insurance (but only to the extent not reserved under the Project Loan) each, in an amount determined by Lender in its sole discretion, for the Extension Period, which cash security can be drawn upon to pay such expenses; (ix) Borrowers shall have delivered an Interest Rate Protection Agreement that is standard in commercial lending transactions providing for a notional amount equal to the outstanding principal balance of the Loan, with a LIBOR strike price equal to the applicable Strike Price from a Counterparty having a Minimum Counterparty Rating for the Extension Period and otherwise satisfying the requirements of Section 4.1.13; (x) the maturity date of each of the Building Loan, the Acquisition Loan and the Project Loan must be concurrently extended to the extent the same remain outstanding to the Extended Maturity Date on the same terms and conditions as in effect on the Closing Date; and (xi) the maturity date of the Second Mezzanine Loan, if the Second Mezzanine Loan is then hereunder outstanding, shall be extended to the Extended Maturity Date on the same terms and conditions as in effect on the Closing Date.

2.1.14 Preliminary Project Report and Budget. The approved budget, which details the direct and indirect Total Project-Related Costs estimated to be incurred by Mortgage Borrower, Borrowers and Second Mezzanine Borrowers until Final Completion, inclusive of the Building Loan Contingency (Hard Costs) (the “Project Cost Budget”), has been identified by Mortgage Borrowers and Lender in an acknowledgment attached thereto. The Project Cost Budget contains a detailed budget for the Mortgage Loans (the “Mortgage Loan Budget”). Each category of direct and indirect cost delineated in the Project Cost Budget and in the Mortgage Loan Budget is referred to as a “Line Item”, with those that are approved as Building Loan Costs to be disbursed out of Building Loan proceeds (subject to availability and satisfaction of all applicable conditions to Advances under the Building Loan Agreement) being so indicated.

Section 2.2 Interest Rate.

2.2.1 Interest.

(a) The outstanding principal amount of the Loan shall bear interest, as provided below, at the Applicable Interest Rate from time to time in effect based upon the LIBOR Rate, or at the Reference Rate when specifically so provided in this Agreement.

(b) Accrued interest on the Loan shall be payable in arrears monthly on each Monthly Payment Date during the term of the Loan; provided, that interest payable at the Default Rate following an Event of Default shall be payable from time to time on demand of Lender. In any event, upon the payment or prepayment of any principal of any portion of the Loan, accrued, unpaid interest on the principal amount so paid or prepaid shall be due and payable.

(c) Anything contained herein to the contrary notwithstanding, if, at the time of or prior to the determination of the LIBOR Base Rate, Lender determines (which determination shall be conclusive) that (i) by reason of circumstances affecting the London Interbank Market generally, adequate and fair means do not or will not exist for determining the rate in question or (ii) the applicable rate, as determined by Lender, will not accurately reflect the cost to Lender of making or maintaining the portion of the Loan held by Lender (or any portion thereof) at the rate in question, then Lender shall give Borrowers prompt notice thereof, and the portion of the Loan held by Lender shall bear interest, or continue to bear interest, as the case may be, at the Reference Rate plus the Reference Rate Spread for so long as such determination by Lender remains effective.

(d) Borrowers shall be entitled to prepay the Loan only in accordance with Section 2.4.

2.2.2 Computations. Interest on the Loan shall be computed on the basis of a year of 360 days and actual days elapsed occurring in the period for which payable.

2.2.3 Certain Notices. Notices by Borrower to Lender of optional prepayments of the Loan shall be irrevocable and shall be effective only if received by Lender in writing not later than 1:00 P.M. New York, New York time thirty (30) days prior to the date of such prepayment. Each notice of optional prepayment shall specify the amount of the Loan to be prepaid, the date of prepayment (which shall be a Business Day) and such other details as Lender may reasonably request.

2.2.4 Additional Costs.

(a) If interest is based on a LIBOR Rate, Borrowers shall pay to Lender from time to time, within ten (10) days after written demand therefor by Lender, such amounts as Lender may reasonably determine to be sufficient to compensate Lender for any costs that Lender reasonably determines are attributable to its making or maintaining of any portion of the Loan as a LIBOR Loan or its obligation to make any portion of the Loan as a LIBOR Loan hereunder, or any reduction in any amount receivable by Lender hereunder in respect of a LIBOR Loan or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from and limited to the amounts necessary to compensate Lender for any Regulatory Change (I) which affects similarly situated banks or financial institutions generally and is not applicable to Lender primarily by reason of Lender’s particular conduct or condition and (II) which:

(i) changes the basis of taxation of any amounts payable to Lender under this Agreement or the Note (other than Excluded Taxes); or

(ii) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the LIBOR Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Lender (including, without limitation, any such deposits referred to in the definition of “LIBOR Base Rate”), or any commitment of Lender (including, without limitation, the commitment of Lender hereunder); or

(iii) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities referred to in clause (ii) above).

Notwithstanding anything to the contrary contained in this Section 2.2.4, Additional Costs may be imposed on Borrowers by Lender on behalf of Lender only if such Additional Costs are generally being imposed by Lender on similarly situated borrowers (as reasonably determined by Lender).

(b) Without limiting the effect of the provisions of clause (a) of this Section 2.2.4 (but without duplication), in the event that, by reason of any Regulatory Change which affects similarly situated banks or financial institutions generally and is not applicable to a Lender primarily by reason of Lender’s particular conduct or condition, Lender incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of Lender that includes deposits by reference to which the LIBOR Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of Lender that includes any portion of the Loan evidenced by the Note based on the LIBOR Rate hereunder, then, if Lender so elects by notice to Borrowers, the obligation of Lender to make or continue such portion of the Loan evidenced by the Note based on the LIBOR Rate hereunder shall be suspended effective on the last day of the then current Interest Period, until such Regulatory Change ceases to be in effect and the portion of the Loan based on the LIBOR Rate hereunder shall, during such suspension, bear interest at the Reference Rate plus the Reference Rate Spread.

(c) Without limiting the effect of the foregoing provisions of this Section 2.2.4 (but without duplication), Borrowers shall pay to Lender from time to time on request such amounts as Lender may reasonably determine to be necessary to compensate Lender (or, without duplication, the parent bank or bank holding company of which Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by Lender (or any Applicable Lending Office or such parent bank or bank holding company of Lender), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any Governmental Authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law) applying to a class of banks including Lender, hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basel Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of the commitment to lend or the Loan (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of Lender (or any Applicable Lending Office or such parent bank or bank holding company of Lender) to a level below that which Lender (or any Applicable Lending Office or such parent bank or bank holding company of Lender) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 2.2.4(c), “Basel Accord” shall mean the proposals for risk-based capital framework described by the Basel Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

(d) Lender shall notify Borrowers of any event occurring after the date of this Agreement entitling Lender to compensation under clause (a) or clause (c) of this Section 2.2.4 as promptly as practicable, and shall designate a different Applicable Lending Office for the Loan if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of Lender, be materially disadvantageous to Lender. Lender shall furnish to Borrowers a certificate setting forth the basis and amount of each request by Lender for compensation under clause (a) or clause (c) of this Section 2.2.4. Determinations and allocations by Lender for purposes of this Section 2.2.4 of the effect of any Regulatory Change pursuant to clause (a) or clause (b) of this Section 2.2.4, or of the effect of capital maintained pursuant to clause (c) of this Section 2.2.4, on its costs or rate of return of maintaining the Loan or its obligation to make such Loan, or on amounts receivable by it in respect of the Loan, and of the amounts required to compensate Lender under this Section 2.2.4, shall constitute prima facie evidence thereof. Lender shall confirm to Borrowers at the time it makes any claim under this Section 2.2.4 that the methods of determination and allocation used by it in determining the amount of such claim are reasonably consistent with Lender’s treatment of customers similar to Borrowers (as reasonably determined by Lender). In the event Lender makes a request for compensation under clause (a) or clause (c) of this Section 2.2.4, Borrowers shall, upon payment of the amount of compensation so requested, have the right to prepay the Loan in full on the last day of any then current Interest Period with respect to which such compensation has been requested without premium or penalty, other than any applicable Spread Maintenance Premium.

(e) For purposes of this Section 2.2.4, “Lender” shall include Lender’s participants.

2.2.5 LIBOR Rate. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate for any Interest Period,

(a) Lender reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Base Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any LIBOR Loan as provided herein; or

(b) Lender determines that by reason of circumstances affecting the London interbank market, the relevant rates of interest referred to in the definition of “LIBOR Base Rate” upon the basis of which the rate of interest for the LIBOR Loan for such Interest Period is to be determined are not likely adequately to cover the cost to Lender of making or maintaining a LIBOR Loan for such Interest Period;

then Lender shall give Borrowers prompt notice thereof and, so long as such condition remains in effect, Lender shall be under no obligation to make any such LIBOR Loan but shall remain obligated to make a Reference Rate Loan for a corresponding amounts, or if any portion of the Loan is already outstanding as a LIBOR Loan, such portion shall, commencing immediately after the end of the then current Interest Period, bear interest at the Reference Rate plus the Reference Rate Spread. Lender shall promptly notify Borrowers upon the cessation of any facts and circumstances that resulted in suspension under this Section 2.2.5, whereupon the Loan or any portion thereof held by Lender shall be reinstated as a LIBOR Loan.

2.2.6 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for Lender or its Applicable Lending Office to honor its obligation to make or maintain the Loan, then Lender shall promptly notify Borrowers thereof and Lender’s obligation to make the Loan shall be suspended (provided that, if requested by Borrowers, the Loan shall automatically be converted to a Reference Rate Loan if doing so would enable Lender to lawfully honor its obligation to make or maintain the Loan) until such time as Lender may again make the Loan and Borrowers shall, if required by applicable law, upon the request of Lender, prepay the Loan together with accrued interest thereon, but without compensation to Lender pursuant to Section 2.2.7 or prepayment penalty of any kind. Notwithstanding the foregoing, Lender shall, as promptly as practicable, designate a different Applicable Lending Office for the Loan if doing so would enable it to lawfully honor its obligation to make or maintain the Loan and would not otherwise be disadvantageous to Lender.

2.2.7 Compensation. Borrowers shall pay to Lender, upon the written request of Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of Lender) to compensate it for any loss, cost or expense that Lender reasonably determines is attributable to:

(a) any payment or prepayment (mandatory or optional) of the principal of a LIBOR Loan for any reason (including, without limitation, the acceleration of the maturity of the Loan pursuant to Section 9.1 or a prepayment of the Loan in connection with a release of a Unit pursuant to Section 4.1.37) on a date other than a Monthly Payment Date; or

(b) any failure by Borrowers for any reason to borrow or to prepay a LIBOR Loan on the date for such borrowing or prepayment specified in the relevant notice of borrowing or notice of prepayment under any provision hereof.

Lender will furnish to Borrowers a certificate setting forth the basis and amount of each request by Lender for compensation under this Section 2.2.7, which certificate shall provide reasonable detail as to the calculation of such loss, cost or expense. Such certificate shall constitute prima facie evidence of the amount of such loss, cost or expense, which shall be calculated by Lender on a reasonable and customary basis, consistent with the basis on which such calculations are then being made by similarly situated banks or financial institutions generally.

2.2.8 Withholding Taxes. Borrowers agree to pay to Lender such additional amounts (collectively, the “Gross-up Amounts”) as are necessary in order that the net payment of any amount due hereunder or under any of the other Loan Documents to Lender, after deduction for or withholding of any present or future tax imposed by the United States or any other jurisdiction (subject, in either case, to the provisions of this Section 2.2.8), excluding Excluded Taxes of Lender, will be the amount that would be required to be paid hereunder or thereunder in the absence of such deduction or withholding. Lender shall provide Borrowers with a form prescribed by the United States Internal Revenue Service (currently, Form W-8ECI or Form W-8BEN) certifying Lender’s exemption from United States withholding taxes with respect to all payments to be made to Lender under this Agreement and any other Loan Document at the date of such certificate, and if Lender fails to provide Borrowers with the prescribed form referred to in the preceding sentence, indicating that such payments are not subject to United States withholding tax or are subject to such tax at a rate reduced to zero by an applicable tax treaty, Borrowers may withhold taxes from payments to or for the account of Lender at the applicable statutory rate (as reduced by the applicable tax treaty, if any) and shall not be obligated to pay any additional amounts described in the first sentence of this Section in respect of the Loan; provided that this sentence shall be inapplicable to Lender in the event that Lender is not able to make the certification set forth in such prescribed form as a result of a change in United States federal income tax law, regulation or judicial or administrative interpretation occurring after the date hereof, or of an amendment, modification or revocation of an applicable tax treaty or a change in any official position regarding the application or interpretation thereof, in each case, occurring after the date hereof. In the event that Borrowers are obligated to pay any additional amounts described in the first sentence of this Section in respect of the Loan, Lender shall make commercially reasonable efforts to change the jurisdiction of its Applicable Lending Office if, in the reasonable judgment of Lender, doing so would eliminate or reduce Borrowers’ obligation to pay such additional amounts and would not be disadvantageous to Lender.

Section 2.3 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrowers be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrowers are at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.4 Loan Payments.

2.4.1 Interest Payments. Borrowers shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through and including July 8, 2007. Borrowers shall pay to Lender on each Monthly Payment Date after the Closing Date, commencing on July 9, 2007, the interest accrued on the outstanding principal amount of the Loan for the preceding Interest Period at the Applicable Interest Rate.

2.4.2 Principal Payments. Concurrently with the closing of the sale of each Unit (and related Storage Space, if applicable), Borrower shall cause Mortgage Borrowers to pay to Mortgage Loan Agent, or, if the Mortgage Loans have been paid in full (subject to 2.4.2(b) of Building Loan Amount), to Second Mezzanine Lender and Lender in accordance with their respective pro rata shares, an amount equal to the Required Release Price for such Unit and Storage Space as provided in Section 4.1.37 of the Loan Agreement, which amount shall be applied (i) first to the outstanding principal balance of the Mortgage Loans until the Mortgage Loans are repaid in full, and then (ii) to Lender in an amount equal to Lender’s Pro Rata Share of the Release Price, and to Second Mezzanine Lender in an amount equal to Second Mezzanine Lender’s Pro Rata Share of the Release Price until the Loan and the Second Mezzanine Loan (other than the Exit Fee (as defined in the Second Mezzanine Loan Agreement)) are repaid in full, and then (iii) to Second Mezzanine Lender in payment of the Exit Fee, and then (iv) to Mortgage Borrowers, any portion of the Developer’s Fee that was not advanced pursuant to Section 2.1.10(c) of the Project Loan Agreement, and then (v) in accordance with the provisions of Article 11 of the Second Mezzanine Loan Agreement. Any such payment received by Lender on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing for the benefit of Borrowers, and shall be applied to the Debt on the next Monthly Payment Date. If any such payment occurs on a day other than a Monthly Payment Date, Borrowers shall also pay to Lender interest on the amount of the Loan and the Second Mezzanine Loan so paid at the respective rates of interest then accruing on the Loan, the Mortgage Loans and the Second Mezzanine Loan through, but not including, the next succeeding Monthly Payment Date. In addition, if Borrowers are entitled to retain the escrow deposit or receives any other monies from the purchaser of a Residential Unit or Storage Space who defaults under its Contract with respect thereto, the entire amount of all such deposits and other monies (less reasonable expenses of Borrowers incurred in obtaining such deposit) shall be deemed to be held by Borrowers in trust for Lender and shall be immediately remitted to Lender and applied to prepayment of the outstanding principal balance of each of the Mortgage Loans, the Loan and the Second Mezzanine Loan in the same manner as set forth above as if such sums were a Required Release Price.

2.4.3 Payment on Maturity Date. Borrowers shall pay to Lender the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents on the Maturity Date.

2.4.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents, including the payment of principal due on the Maturity Date, is not paid by Borrowers by the date on which it is due, Borrowers shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum, and (b) the maximum amount permitted by applicable law, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such late payment charge shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

2.4.5 Interest Rate and Payment After Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein.

2.4.6 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 A.M., New York City time, on the date when due, and shall be made in lawful money of the United States of America in immediately available funds at the Applicable Lending Office of Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.4.7 Prepayment. The principal balance of the Note may not be prepaid in whole or in part except as otherwise expressly permitted herein.

2.4.8 Voluntary Prepayments.

(a) Provided that no Event of Default shall have occurred and be continuing, Borrowers may, at any time, elect to prepay the Loan, in whole or in part, on any Business Day, provided that, in either case, and with respect to any prepayment (i) Borrowers have given Lender written notice of such prepayment not more than sixty (60) days and not less than thirty (30) days prior to the date of such prepayment, (ii) if such prepayment occurs prior to the Prepayment Release Date, such prepayment is accompanied by an amount equal to the Spread Maintenance Premium, (iii) in all cases, such prepayment is accompanied by all interest accrued on the amount so prepaid up to and including the date of prepayment, if any, provided, however, that if such prepayment occurs on a day other than a Monthly Payment Date, Borrowers shall also pay to Lender interest at the Applicable Interest Rate on the amount so prepaid through, but not including, the next succeeding Monthly Payment Date, and (iv) in all cases, such prepayment is accompanied by all other fees and sums due hereunder and under the other Loan Documents up to and including the date of prepayment, if any, including, without limitation, the compensation (if any) required to be paid to Lender in connection with such prepayment pursuant to Section 2.2.7. Any voluntary partial prepayments made in accordance with this Section 2.4.8 (other than by reason of the application of Net Proceeds or the application of Required Release Prices in accordance with Section 4.1.37(i)) shall be in the minimum amount of $1,000,000.00 and in integral multiples of $1,000,000.00. Any prepayment received by Lender on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing for the benefit of Borrowers, and shall be applied to the Debt on the next Monthly Payment Date. Notwithstanding anything to the contrary set forth in this Agreement, no prepayment shall be permitted from and including the day following any Monthly Payment Date through and including the next Interest Determination Date succeeding such day.

(b) In each instance of prepayment permitted under this Section 2.4.8 (including any prepayment by reason of the application of any Required Release Price under Section 4.1.37(i)), Borrowers shall be required to pay all other sums due hereunder (including under Section 2.2.7) and no principal amount repaid may be reborrowed.

(c) Notwithstanding Section 2.4.8(a) but subject to Section 2.4.8(b), Required Release Prices from the sale of Units and Storage Spaces shall be applied in accordance with Section 4.1.37(i).

(d) Any prepayments of the Note (including any prepayment by reason of the application of any Required Release Price under Section 4.1.37(i)) made prior to the Prepayment Release Date shall include an amount equal to the Spread Maintenance Premium.

2.4.9 Liquidation Events.

(a) In the event of (i) any Casualty to all or any portion of the Property, (ii) any Condemnation of all or any portion of the Property, (iii) a Transfer of the Property, (iv) any refinancing of the Property or any of the Mortgage Loans, or (v) the receipt by any Mortgage Borrower of any excess proceeds realized under its owner’s title insurance policy after application of such proceeds by such Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrowers shall cause the related Net Liquidation Proceeds After Debt Service to be deposited with Lender. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, Lender shall apply the entire amount thereof as follows: (A) first, to the Obligations until the Obligations are repaid in full, (B) second, in accordance with the provisions of Article 11 of the Second Mezzanine Loan Agreement; provided, however, that, in each of the foregoing instances, Borrowers shall also pay, if such payment occurs on a day other than a Monthly Payment Date, interest on the amount of the Loan so paid at the rate of interest then accruing thereon through, but not including, the next succeeding Monthly Payment Date. Any prepayment received by Lender pursuant to this Section 2.4.9 on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest-bearing account, with such interest accruing to the benefit of Borrowers, and shall be applied by Lender on the next Monthly Payment Date. Other than following an Event of Default, no Spread Maintenance Premium shall be due in connection with any prepayment made pursuant to clauses (i) or (ii) of this Section 2.4.9(a) prior to the Prepayment Release Date.

(b) Borrowers shall immediately notify Lender of any potential or future Liquidation Event once Borrowers have knowledge of such event. Borrowers shall be deemed to have knowledge of (i) a Sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is executed by or on behalf of Mortgage Borrowers, and a foreclosure sale, on the date notice of such foreclosure sale is given to or on behalf of Mortgage Borrowers, and (ii) a refinancing of the Property or any of the Mortgage Loans, on the date on which a commitment for such refinancing has been executed by or on behalf of Mortgage Borrower. The provisions of this Section 2.4.9 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loans or Transfer of the Property set forth in this Agreement, the other Loan Documents and/or the Mortgage Loan Documents.

(c) In each instance of prepayment under this Section 2.4.9, Borrower shall be required to pay all other sums due hereunder (including under Section 2.2.7) and no principal amount repaid may be reborrowed.

2.4.10 Excess Cash Flow Prepayments. Following the Completion of the Improvements, and payment in full of the Mortgage Loans and provided no Event of Default is continuing, all Rents and other Gross Revenue remaining in the Mezzanine Loan Collection Account after the payment of Debt Service and debt service on the Second Mezzanine Loan, required deposits to the Funds and Operating Expenses shall be applied on each Monthly Payment Date to the reduction of the outstanding principal balance of the Loan and the Second Mezzanine Loan, pro rata in accordance with the respective pro rata shares of Lender and Second Mezzanine Lender, or if the Loan and the Second Mezzanine Loan have been paid in full, in accordance with the provisions of Article 11 of the Second Mezzanine Loan Agreement.

2.4.11 General Provisions.

(a) If Borrowers prepay the Loan in whole, Borrowers shall pay to Lender the amount then remaining due on the Loan, together with any unpaid accrued interest and late charges and other amounts owing by Borrowers to Lender.

(b) Borrowers agree to indemnify and hold Lender harmless from and against all loss, cost or expense which Lender may sustain or incur as a consequence of payment upon acceleration or otherwise of any portion of the Loan on a date which is not the last day of an Interest Period. This indemnification shall survive the payment of the outstanding principal sum of the Loan. The certificate of Lender as to any additional amounts payable pursuant to this subparagraph (b) shall, absent manifest error, be final, conclusive and binding upon Borrowers.

(c) If the Loan shall become payable in full prior to the Maturity Date due to the occurrence of any Event of Default under the Loan Documents or any other event giving rise to Lender’s right to accelerate payment, and if such prepayment occurs prior to Prepayment Release Date, then Borrowers shall pay Lender the Spread Maintenance Premium as if the Loan had been voluntarily prepaid on such date that the Loan becomes payable.

2.4.12 Non-Approval Fee. Borrower shall pay to Lender for the account of Lender the Non-Approval Fee in accordance with the provisions of Section 4.1.37(a).

Section 2.5 Payments Not Conditional. All payments required to be made by Borrowers hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.6 Intentionally Omitted.

Section 2.7 Draw Requests and Requisitions to Be Submitted to Lender. Borrowers shall submit, or shall cause to be submitted to Lender, for approval by Lender, contemporaneously with any submission thereof by Mortgage Borrowers to Mortgage Lender, a copy of each Draw Request and each Mortgage Borrower’s Requisition and all documents required to be delivered to Mortgage Lender in connection with either of them. Borrower shall not cause or permit Mortgage Borrowers to accept or obtain any Mortgage Loan Advance requested under any Draw Request or Mortgage Borrower’s Requisition unless and until Lender shall have approved such Draw Request or Mortgage Borrower’s Requisition and the Advance requested thereunder.

Section 2.8 General Provisions.

2.8.1 No Reliance. All conditions and requirements of this Agreement are for the sole benefit of Lender and no other Person (including, without limitation, the Construction Consultant, the General Contractor, contractors and subcontractors (including, without limitation, Major Contractors) and materialmen engaged in the construction of the Improvements) shall have the right to rely on the satisfaction of such conditions and requirements by Borrowers. Lender shall have the right, in its sole and absolute discretion, to waive any such condition or requirement.

2.8.2 Delegation of Authority. Each Borrower hereby acknowledges and agrees that, notwithstanding anything contained herein or in any of the other Loan Documents to the contrary, (i) each Borrower is irrevocably authorized to act on behalf itself and every other Borrower with respect to all matters set forth in this Agreement, including, without limitation Sections 2.7 and 2.8 of this Agreement, and the other Loan Documents, (ii) all actions taken by any Borrower in connection with Advances shall for purposes of the Loan Documents be deemed to be actions of every other Borrower, (iii) Lender shall be entitled to rely and act on the actions of any Borrower without the further consent or approval of any other Borrower, and (iv) each Borrower hereby agrees that Lender shall have no liability to any Borrower or any other Person by reason of Lender acting upon the instructions of any Borrower with respect to any matter set forth in this Agreement or any of the other Loan Documents.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations. Borrowers hereby represent and warrant as of the date hereof that:

3.1.1 Organization. Each Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification. Each Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby and thereby.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each Borrower and constitute legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by each Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which any Borrower is subject, or conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of any Borrower’s Organizational Documents or any agreement or instrument to which any Borrower is a party or by which it is bound, or any order or decree applicable to any Borrower, or result in the creation or imposition of any lien on any Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. There is no action, suit, proceeding or investigation, pending or, to any Borrower’s knowledge, threatened against any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower and/or any Guarantor in any court or by or before any other Governmental Authority, or labor controversy affecting any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower, any Guarantor or any of their respective properties, businesses, assets or revenues, which would reasonably be expected to (a) materially and adversely affect the ability of (i) any Borrower to carry out the transactions contemplated by this Agreement, (ii) any Mortgage Borrower to carry out the transactions contemplated by the Mortgage Loan Documents, and/or (iii) any Second Mezzanine Borrower to carry our the transactions contemplated by the Second Mezzanine Loan Documents, (b) materially and adversely affect the value of the Collateral and/or the Property, (c) impair in any material respect the use and operation of the Property, or (d) impair any Borrower’s, any Mortgage Borrower’s, any Second Mezzanine Borrower’s and/or any Guarantor’s ability to pay its obligations in a timely manner.

3.1.5 Governmental Orders. No Borrower, Mortgage Borrower or Second Mezzanine Borrower is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower or its respective properties or might have consequences that would materially and adversely affect any Borrower’s performance hereunder, any Mortgage Borrower’s performance under the Mortgage Loan Documents and/or any Second Mezzanine Borrower’s performance under the Second Mezzanine Loan Documents.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority or other Person is required for the execution, delivery and performance by any Borrower of, or compliance by any Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by any Borrower.

3.1.7 Title. Borrower is the record and beneficial owner of, and has good and marketable title to, the Collateral, free and clear of all Liens whatsoever except the Liens created by the Loan Documents. The Pledge Agreement, together with the Uniform Commercial Code financing statements relating to the Collateral, will create a valid first priority lien on, and security interest in and to, the Collateral, all in accordance with the terms thereof. There are no mechanics’, materialmen’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage Loan Documents. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the , this Agreement the Pledge Agreement or any of the other Loan Documents, (b) materially and adversely affect the value of the Property and/or the Collateral, (c) impair in any material respect the use or operations of the Property, or (d) impair in any material respect Borrower’s ability to perform its Obligations under the Loan Documents in a timely manner, Mortgage Borrower’s ability to perform its obligations under the Mortgage Loan Documents in a timely manner, or Second Mezzanine Borrower’s ability to perform its obligations under the Second Mezzanine Loan Documents in a timely manner.

3.1.8 No Plan Assets. As of the date hereof and throughout the term of the Loan, (a) no Borrower is or will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of any Borrower constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) no Borrower is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with any Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

3.1.9 Compliance. Each of the Borrowers, the Mortgage Borrowers, the Second Mezzanine Borrowers and the Property and the current use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. No Borrower, Mortgage Borrower or Second Mezzanine Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of any Borrower, any Mortgage Borrower or any Second Mezzanine Borrower. No Borrower, Mortgage Borrower or Second Mezzanine Borrower has committed any act that may give any Governmental Authority the right to cause any Borrower, Mortgage Borrower or Second Mezzanine Borrower to forfeit the Property or any part thereof, any of the Collateral or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents, any Mortgage Borrower’s obligations under any of the Mortgage Loan Documents or any Second Mezzanine Borrower’s obligations under any of the Second Mezzanine Loan Documents. As of the Closing Date, all necessary action shall have been taken to permit construction of the Project Improvements according to the Plans and Specifications and full use of the Improvements for their intended purpose under applicable Legal Requirements, except, with respect to use of the Improvements, for the absence of a certificate of occupancy prior to the Completion of the Improvements and final, accepted Condominium Documents and a recorded Declaration of Condominium. When completed according to the Plans and Specifications and when the applicable Condominium Documents have been filed with the New York Department of Law and accepted for filing as required to permit the sale of Units, the Project Improvements will comply with all applicable Legal Requirements. As of the Closing Date and as of each date on which this representation is deemed remade, one or more of the Mortgage Borrowers shall have all necessary certificates, licenses, authorizations, registrations, permits and/or approvals necessary for the construction of the Project Improvements or any part thereof or the commencement or continuance of construction thereon, as the case may be, including, but not limited to, where appropriate, all required environmental permits, all of which are in full force and effect and not, to the knowledge of any Borrower, subject to any revocation, amendment, release, suspension, forfeiture or the like. As of the Closing Date and as of each date on which this representation is deemed remade, Mortgage Borrowers shall have obtained all Governmental Approvals from, and given all such notices to, and taken all such other actions with respect to such Governmental Authority as may be required under applicable Legal Requirements for the construction of the Project Improvements. Except as shown in the Title Insurance Policy, no Borrower has any knowledge of any violations or notices of violations of any Legal Requirements relating to any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower, any Guarantor and/or the Property and/or the Collateral.

3.1.10 Financial and Other Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, if any, that have been delivered to Lender in respect of the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Property as of the date of such reports, and (c) except as disclosed therein, have been prepared in accordance with GAAP throughout the periods covered. No Borrowers, Mortgage Borrowers or Second Mezzanine Borrowers have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof or the Collateral, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of any Borrower or the Property from that set forth in said financial statements. All documents furnished to Lender by or on behalf of any Borrower, as part of or in support of the Loan application or pursuant to this Agreement or any of the other Loan Documents, are true, correct, complete in all material respects and accurately represent the matters to which they pertain as of the dates made and there have been no materially adverse changes with respect to such matters since the respective dates thereof. In addition, there is no fact or circumstance presently known to any Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, the Collateral any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower or any of their respective businesses, operations or condition (financial or otherwise).

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to any Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Intentionally Omitted.

3.1.13 Intentionally Omitted.

3.1.14 Intentionally Omitted.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Borrower has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Intentionally Omitted.

3.1.17 Insurance. Borrowers have obtained (or caused Mortgage Borrower to obtain) and delivered to Lender original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims relating to the Property have been made under any of the Policies, and no Person, including any Borrower, any Mortgage Borrower or any Second Mezzanine Borrower, has done, by act or omission, anything that would impair the coverage of any of the Policies.

3.1.18 Intentionally Omitted.

3.1.19 Intentionally Omitted.

3.1.20 Intentionally Omitted.

3.1.21 Intentionally Omitted.

3.1.22 Leases. The Property, including the 22nd Street Additional Parcel and the 23rd Street Additional Parcel, is not subject to any Leases except for those listed on Schedule XII hereto. Said schedule correctly sets forth the termination date of each such Lease. No rent regulations, including, without limitation, rent control or rent stabilization laws, are applicable with respect to any portion of the Property.

3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes, taxes on personal property or other amounts in the nature of transfer or debt taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to any Mortgage Borrower have been paid. All mortgage, mortgage recording, stamp, intangible, personal property or other similar taxes required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or under the Mortgage Loan Documents or are insured against by the Title Insurance Policy issued in connection with the Building Loan Mortgage.

3.1.24 Single Purpose. Each Borrower hereby represents and warrants to Lender, and covenants that as of the date hereof and until such time as the Debt shall be paid in full, such Borrower:

(i) has not owned, does not own and will not own any asset or property other than (A) its ownership interest in its respective Mortgage Borrower, and (B) incidental personal property necessary with respect thereto;

(ii) has not engaged, does not engage and will not engage in any business other than the ownership of the Collateral and will conduct and operate its business as presently proposed to be conducted and operated;

(iii) has not and will not enter into any contract or agreement, with any Affiliate of any Borrower Party, any constituent party of any Borrower Party or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party;

(iv) has not incurred and will not incur any Indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than (A) the Debt, and (B) liabilities incurred in the ordinary course of business relating to that Collateral in amounts not to exceed $10,000.00 in the aggregate which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due; and no Indebtedness other than the Debt may be secured subordinate, pari passu or otherwise) by the Collateral;

(v) has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates;

(vi) is and intends to remain solvent and has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due;

(vii) has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and will not and will not permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other Organizational Documents of the applicable Borrower without the prior written consent of Lender;

(viii) (1) has maintained and will maintain all of its books, records, financial statements and bank accounts as official records, separate from those of its Affiliates and any constituent party, (2) will not permit its assets to be listed as assets on the financial statement of any other Person; provided, however, that a Mortgage Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Mortgage Borrower and such Affiliates and to indicate that such Mortgage Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (B) such assets shall be listed on such Mortgage Borrower’s own separate balance sheet; and (3) has maintained and will maintain its own books, records, financial statements and bank accounts separate from any other Person.

(ix) has filed and will file its own tax returns (to the extent that it is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person, unless permitted to do so under the Code;

(x) has been, will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any of Affiliate of Borrower or any constituent party of any Borrower), shall correct any known misunderstanding regarding its status as a separate entity, has conducted and shall conduct business in its own name, has not identified and shall not identify itself or any of its Affiliates as a division or part of the other, and has maintained and utilized and shall maintain and utilize separate stationery, invoices and checks bearing its own name;

(xi) has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xii) will not seek or effect nor permit any of its constituent parties to seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of it;

(xiii) except with respect to another Borrower as contemplated by the Loan Documents, has not commingled and will not commingle its funds and other assets with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name;

(xiv) except with respect to another Borrower as contemplated by the Loan Documents, has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(xv) except, with respect to another Mortgage Borrower as contemplated by the Loan Documents, has not guaranteed or become obligated for and will not guarantee or become obligated for the debts of any other Person and has not, does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;

(xvi) will not permit any Affiliate or constituent party of any Borrower independent access to its bank accounts;

(xvii) except in the case of a Mortgage Borrower only, with respect to another Mortgage Borrower as contemplated by the TIC Agreement, has paid and will pay the salaries of its own employees (if any) from its own funds and will maintain a sufficient number of employees in light of its contemplated business operations; and

(xviii) has compensated and will compensate each of its consultants and agents from its funds for services provided to it and has paid and will pay from its own assets all obligations of any kind incurred.

(b) If any Borrower is a limited partnership or a limited liability company (other than a single member limited liability company), each general partner or managing member of such Borrower (each, an “SPC Party”) shall be a corporation whose sole asset is its interest in such Borrower, which interest shall not be less than one-half of one percent (0.5%) of the equity in such Borrower, and each such SPC Party will at all times comply, and will cause such Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from such Borrower, such Borrower shall immediately appoint a new SPC Party whose articles of incorporation are substantially similar to those of such SPC Party and deliver an Additional Insolvency Opinion to Lender and the Rating Agencies with respect to the new SPC Party and its equity owners.

(c) If any Borrower is a single member limited liability company, such Borrower shall have at least two springing members, one of which, upon the dissolution of the sole member of such Borrower or the withdrawal or the disassociation of the sole member from such Borrower, shall immediately become the sole member of such Borrower, and the other of which shall become the sole member of such Borrower if the first such springing member no longer is available to serve as such sole member.

(d) Each Borrower shall at all times cause there to be at least two duly appointed members of the board of directors of each SPC Party or, if any Borrower is a single member limited liability company, of such Borrower who are Independent Directors. No Borrower will cause or allow the board of directors of such SPC Party or such Borrower to take any Bankruptcy Action with respect to such SPC Party of such Borrower without the affirmative vote of two (2) Independent Directors and of all other directors or managers of such entity.

(e) No Borrower shall cause or permit the board of directors of any SPC Party or such Borrower to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any Organizational Document of such SPC Party or such Borrower, requires a vote of the board of directors of such SPC Party or such Borrower unless at the time of such action there shall be at least two members who are each an Independent Director.

(f) No Borrower nor any SPC Party will have any obligation to indemnify, and will not indemnify, its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Obligations and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation.

(g) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects. Each Borrower has complied and will comply with, and each SPC Party has complied and each Borrower will cause each SPC Party to comply with, all of the assumptions made with respect to such Borrower and such SPC Party in the Insolvency Opinion. Each Borrower will have complied and will comply with, and each SPC Party has complied and Borrower will cause each SPC Party to comply with, all of the assumptions made with respect to Borrower and such SPC Party in any Additional Insolvency Opinion. Each entity other than Borrowers and any SPC Party with respect to which an assumption shall be made in the Insolvency Opinion or any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in the Insolvency Opinion or any such Additional Insolvency Opinion.

3.1.25 Tax Filings. To the extent required, each Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by any Borrower. Each Borrower believes that its tax returns properly reflect the income and taxes of such Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. No Borrower has entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and each Borrower has received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of such Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed such Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrowers aggregate assets is and will, immediately following the making of the Loan, be greater than Borrowers’ probable aggregate liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrowers’ assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by any Borrower and the amounts to be payable on or in respect of obligations of any Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Affiliate Debt. There is no Indebtedness owed by any Borrower to any Affiliate of such Borrower .

3.1.29 Offices; Location of Books and Records. The chief executive office or chief place of business and the jurisdiction of organization (as such terms are used in Revised Article 9 of the UCC as in effect in the State of New York from time to time) of each Borrower are set forth on Schedule IV or are as otherwise described in a notice from Borrowers to Lender, together with the organization number assigned to each Borrower in such jurisdiction and such Borrower’s federal employer identification number. Each Borrower’s books of accounts and records are located at its chief executive office or its chief place of business, as applicable.

3.1.30 Trade Name; Other Intellectual Property. Each Borrower and each Mortgage Borrower owns and possesses or licenses (as the case may be) all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, websites, domain names and copyrights, as more particularly described on Schedule VI, as such Borrower or Mortgage Borrower considers necessary for the conduct of its business as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons, in each case except as could not reasonably be expected to (a) materially and adversely affect the value of the Property or the Collateral, (b) impair the use and operation of the Property or the Collateral, or (c) impair such Borrower’s or Mortgage Borrower’s ability to pay its obligations in a timely manner, and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright the loss of which would (i) materially and adversely affect the value of the Property or the Collateral, (ii) impair the use and operation of the Property or the Collateral, or (iii) impair such Borrower’s ability to pay its obligations in a timely manner (collectively, the “Intellectual Property”).

3.1.31 General Contractor’s Agreement. As of the Closing Date (a) the General Contractor’s Agreement shall be in full force and effect; (b) both Mortgage Borrowers and the General Contractor shall be in full compliance with their respective obligations under the General Contractor’s Agreement; (c) the work to be performed by the General Contractor under the General Contractor’s Agreement shall be the work called for by the Plans and Specifications; and (d) all work on the Project Improvements theretofore completed shall have been completed in accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects. Mortgage Borrowers shall from time to time, upon request by Lender, cause the General Contractor to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

3.1.32 Intentionally Omitted.

3.1.33 No Default. No Default or Event of Default has occurred and is continuing.

3.1.34 Architect’s Contract. As of the Closing Date, (a) the Architect’s Contract shall be in full force and effect; (b) both Mortgage Borrowers and the Architect shall be in full compliance with their respective obligations under the Architect’s Contract; (c) the work to be performed by the Architect under the Architect’s Contract shall be the architectural services required to design the Project Improvements to be built in accordance with the Plans and Specifications and all architectural services required to complete the Project Improvements in accordance with the Plans and Specifications is provided for under the Architect’s Contract; and (d) all work on the Project Improvements theretofore completed shall have been completed in accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects. Mortgage Borrowers shall from time to time, upon request by Lender, cause the Architect to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

3.1.35 Engineer’s Contract. As of the Closing Date, (a) the Engineer’s Contract shall be in full force and effect; (b) both Mortgage Borrowers and the Engineer shall be in full compliance with their respective obligations under the Engineer’s Contract; (c) the work to be performed by the Engineer under the Engineer’s Contract shall be the structural engineering services required to construct the Project Improvements to be built in accordance with the Plans and Specifications and all engineering services required to complete the Project Improvements in accordance with the Plans and Specifications is provided for under the Engineer’s Contract; and (d) all work on the Project Improvements theretofore completed shall have been completed in accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects. Mortgage Borrowers shall from time to time, upon request by Lender, cause the Engineer to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

3.1.36 Plans and Specifications. Prior to the Closing Date, Borrowers will have delivered to Lender for approval by Lender true and complete sets of the Plans and Specifications which will comply with all applicable Legal Requirements, all Governmental Approvals, and all restrictions, covenants and easements affecting the Property, and which will have been approved by the General Contractor, each Guarantor, the Architect, the Engineer, Lender and each such Governmental Authority as is required for construction and renovation of the Project Improvements. Such Plans and Specifications shall in all events provide for a qualities of building finish and amenities that are no less than those set forth in the Building Standards annexed hereto as Schedule V.

3.1.37 Zoning. (a) The land use and zoning regulations which are in effect for the Land permit the construction and renovation of the Project Improvements thereon on an as-of-right basis and no variance, conditional use permit, special use permit or other similar approval is required for such construction or the use of the Improvements as currently used and as contemplated by the Plans and Specifications.

(b) All easements, restrictions, covenants or operating agreements which benefit or burden the Property are in full force and effect, and to the best of each Borrower’s knowledge, there are no defaults thereunder by any party thereto.

3.1.38 Budget. The Project Costs Budget accurately reflects all anticipated Building Costs and the Building Loan Budget accurately reflects all anticipated Building Loan Costs. Upon the making of a Mortgage Loan Advances requested in Mortgage Borrower’s Requisition in the manner set forth therein, all materials and labor therefore supplied or performed in connection with the Property will have been paid for in full (subject to the Retainage (as defined in the Building Loan Agreement).

3.1.39 Feasibility. Each of the Construction Schedule and the Disbursement Schedule is accurate to date.

3.1.40 Lien Waivers. To the extent permitted by law, every contract or agreement providing for services, goods or materials entered into between any Mortgage Borrower and a third party in connection with the construction of the Project Improvements contains a provision waiving and releasing any and all liens or rights of liens which may arise in any manner on the Property or any part thereof, and a provision which subordinates any liens or any rights of lien of such third party to the liens of the Mortgages and the rights of Lender under the Mortgages.

3.1.41 Full and Accurate Disclosure. To the best of each Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of any Borrowers Party pursuant to the terms of this Agreement, the Mortgage Loan Documents or the Second Mezzanine Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To the best of each Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan, the Mortgage Loans, or the Second Mezzanine Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects, or is reasonably likely to materially and adversely affect, the Collateral, the Property, any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower or their respective businesses, operations or condition (financial or otherwise). In addition, there is no fact or circumstance presently known to any Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower or their respective businesses, operations or condition (financial or otherwise).

3.1.42 Foreign Person. No Borrower is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.43 Investment Company Act. No Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.1.44 Organizational Structure. Each Borrower’s organizational structure is accurately reflected on its respective organizational chart annexed hereto as Schedule III.

3.1.45 421-a Tax Certificates. (a) The 421-a Documents represent the entire agreement between Affordable Developer and Mortgage Borrowers with respect to the 421-a

Negotiable Certificates. The 421-a Documents are in full force and effect and there are no defaults thereunder by any party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Mortgage Borrowers have duly notified the Affordable Developer of Mortgage Borrowers’ election to purchase no less than one hundred thirty (130) 421-a Negotiable Certificates pursuant to the 421-a Purchase Agreement. The 421-a Documents are valid, binding and enforceable against the parties thereto, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general. The deposits aggregating $840,000.00 required to be delivered by Mortgage Borrowers under the 421-a Purchase Agreement and the 421-a Escrow Agreement has been deposited with 421-a Escrow Agent. The copies of the 421-a Documents delivered to Lender are true, correct and complete, and there are no oral agreements with respect thereto. The 421-a Documents have not been amended, modified or otherwise changed or the provisions thereof waived. Refsnart Corp. has validly assigned all of its right title and interest in the 421-a Documents to Mortgage Borrowers and Mortgage Borrowers are entitled to all of the rights and benefits under the 421-a Documents. To each Borrower’s knowledge, Affordable Developer has not assigned its interest in the 421-a Purchase Agreement or the 421-a Program Written Agreement.

(b) To each Borrower’s knowledge, the 421-a Developed Property meets, or upon substantial completion thereof, shall meet the requirements set forth in Chapter 6 of the Rules of the City of New York and all other applicable Legal Requirements for the Improvements to qualify for the 421-a Tax Benefits.

(c) To each Borrower’s knowledge, the Project Improvements meet, or upon Completion of the Improvements shall meet, the requirements set forth in Chapter 6 of the Rules of the City of New York and all other applicable Legal Requirements for the Improvements to qualify for the purchase from Affordable Developer of the 421-a Negotiable Certificates affording the 421-a Tax Benefits. HPD has issued a PCE (as defined in the 421-Purchase Agreement) for the Project Improvements in accordance with the provisions of Section 6-08 of Title 28 of the Rules and Regulations of HPD governing tax exemption pursuant to Section 421-a of the Real Property Law and Section 11-235 of the Administrative Code of the City of New York.

(d) No Borrower has any knowledge of any adverse developments or circumstances in the construction of the 421-a Developed Property, or any other matter concerning Affordable Developer, any Mortgage Borrower, the 421-a Developed Property, the Improvements or the 421-a Documents that would cause Mortgage Borrowers to fail to obtain timely and maintain the 421-a Tax Benefits in accordance with the 421-a Purchase Agreement and all applicable Legal Requirements.

3.1.46 Inclusionary Air Rights. (a) The Inclusionary Air Rights Documents represent the entire agreement between Affordable Developer and Mortgage Borrowers with respect to the Bonus Air Rights. The Inclusionary Air Rights are in full force and effect and there are no defaults thereunder by any party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The Inclusionary Air Rights Documents are valid, binding and enforceable against the parties thereto, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general. The $551,805.00 deposit required to be delivered by Mortgage Borrowers under the

Inclusionary Air Rights Purchase Agreement and the Inclusionary Air Rights Deposit Escrow Agreement has been deposited with Inclusionary Air Rights Deposit Escrow Agent. The $5,000,000.00 deposit required to be delivered by Affordable Developer under the Inclusionary Air Rights Purchase Agreement and the Inclusionary Air Rights Completion Collateral Escrow Agreement has been deposited with Inclusionary Air Rights Completion Collateral Escrow Agent. The copies of the Inclusionary Air Rights Documents delivered to Lender are true, correct and complete, and there are no oral agreements with respect thereto. The Inclusionary Air Rights Documents have not been amended, modified or otherwise changed or the provisions thereof waived. Refsnart Corp. has validly assigned all of its right title and interest in the Inclusionary Air Rights Documents to Mortgage Borrowers and Mortgage Borrowers are entitled to all of the rights and benefits under the Inclusionary Air Rights Documents. To each Borrower’s knowledge, Affordable Developer has not assigned its interest in the Inclusionary Air Rights Purchase Agreement or the HPD Off-Site Agreement.

(b) To each Borrower’s knowledge, the Off-Site Property meets, or upon substantial completion thereof, shall meet the requirements of the Inclusionary Housing Program and all other applicable Legal Requirements for the Improvements to qualify for the transfer of the Bonus Air Rights to Mortgage Borrowers for the development of the Land.

(c) To each Borrower’s knowledge, the Project Improvements meet, or upon Completion of the Improvements shall meet, the requirements the Inclusionary Housing Program and all other applicable Legal Requirements for the Improvements to qualify for the transfer of the Bonus Air Rights to the Mortgage Borrowers for the development of the Project Improvements.

(d) No Borrower has any knowledge of any adverse developments or circumstances in the construction of the Off-Site Property, or any other matter concerning Affordable Developer, any Mortgage Borrower, the Off-Site Property, the Improvements or the Inclusionary Air Rights Documents that would cause Affordable Developer to fail to complete the construction and development of, and obtain a certificate of occupancy for, the improvements to be constructed on the Off-Site Property prior to the Completion Date or to otherwise be unable to transfer the Bonus Air Rights to Mortgage Borrowers in accordance with the Inclusionary Air Rights Purchase Agreement and all applicable Legal Requirements.

3.1.47 McDonald’s Agreement. (a) The McDonald’s Agreement represents the entire agreement between McDonald’s and Mortgage Borrowers with respect to the Property. The McDonald’s Agreement is in full force and effect and there are no defaults thereunder by any party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The McDonald’s Agreement is valid, binding and enforceable against the parties thereto, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general. The $5,000,000 deposit required to be delivered by purchasers pursuant to the McDonald’s Agreement has been delivered to McDonald’s. The copy of the McDonald’s Agreement and, if applicable, the McDonald’s Letter of Credit delivered to Lender are true, correct and complete, and there are no oral agreements with respect thereto. The McDonald’s Agreement has not been amended, modified or otherwise changed or the provisions thereof waived. All of the purchaser’s right title and interest in the McDonald’s Agreement have been validly assigned to Mortgage Borrowers and Mortgage

Borrowers are entitled to all of the rights and benefits under the McDonald’s Agreement. To each Borrower’s knowledge, McDonald’s has not assigned its interest in the McDonald’s Agreement.

3.1.48 Tenants-in-Common Agreement. As of the date of this Agreement, each Mortgage Borrower owns an undivided interest in the Property in the percentage set forth on Schedule VII, and Mortgage Borrowers, collectively, own all of the Property. There is in full force and effect an amended and restated “tenants-in-common” agreement dated as of the Closing Date among Mortgage Borrowers (the “TIC Agreement”), which agreement governs the respective rights, responsibilities and obligations of each Mortgage Borrower as tenants-in-common of the Property, a true and complete copy of which has been delivered by Borrowers to Lender. No default exists under the TIC Agreement and each Mortgage Borrower has fully and faithfully performed and complied in all material respects with the terms, conditions and provisions of the TIC Agreement that are mandatory and not discretionary.

3.1.49 Mortgage Loans and Second Mezzanine Loan.

(a) True and correct copies of all the Mortgage Loan Documents have been provided to Lender and none of the Mortgage Loan Documents have been modified or amended since the delivery thereof. There exists no Mortgage Loan Default.

(b) True and correct copies of all the Second Mezzanine Loan Documents have been provided to Lender and none of the Second Mezzanine Loan Documents have been modified or amended since the delivery thereof. There exists no Second Mezzanine Loan Default.

3.1.50 Control of Borrowers and Mortgage Borrowers. Each Borrower has the power and authority and the requisite ownership interests to control the actions of its respective Mortgage Borrower. Each Borrower is, and shall at all times remain, controlled by Ira J Shapiro and Mark Jacobs. As used herein, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

3.1.51 Separate and Distinct Loans. The Loan and each of the Mortgage Loans and the Second Mezzanine Loan is an entirely separate, distinct and independent obligation, made to separate and distinct borrowers, on separate and distinct terms and secured by separate and distinct collateral.

3.1.52 Mortgage Loan Representations and Warranties. All of the representations and warranties contained in the Mortgage Loan Documents (and Second Mezzanine Loan Documents) are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Mortgage Loan Agent or to whether the related Mortgage Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

Section 3.2 Continuing Effectiveness and Survival of Representations. All representations and warranties contained in any documents furnished to Lender by or on behalf of

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Borrowers as part of or in support of the Loan application or pursuant to this Agreement or any of the other Loan Documents shall be deemed continuing and in effect at all times while Borrowers remains indebted to Lender and shall be deemed to be incorporated by reference in each requisition for a Mortgage Loan Advance by Mortgage Borrowers. Each Draw Request or Mortgage Borrower’s Requisition submitted to Lender as provided in the Building Loan Agreement shall constitute an affirmation that the representations and warranties contained in Article 3 of this Agreement and in the other Loan Documents remain true and correct in all material respects as of the date of such Mortgage Borrower’s Requisition unless Borrower specifically notifies Lender of any material change therein; and unless Lender is notified to the contrary, in writing, prior to the disbursement by Mortgage of the requested Mortgage Loan Advance or any portion thereof, shall constitute an affirmation that the same remain true and correct in all material respects on the date of such disbursement. The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

ARTICLE 4

BORROWERS COVENANTS

Section 4.1 Borrowers’ Affirmative Covenants. Borrowers hereby covenant and agree that:

4.1.1 Existence; Compliance with Legal Requirements. Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply or cause compliance with all Legal Requirements applicable to any Borrower, any Mortgage Borrower, the Collateral or the Property, including, without limitation, the Prescribed Laws.

4.1.2 Taxes and Other Charges. Borrowers shall pay or cause Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, that Borrowers’ obligation to directly pay or cause Mortgage Borrower to pay Taxes shall be suspended to the extent that funds to pay such Taxes have been deposited with Lender pursuant to Section 6.2 hereof or with Mortgage Lender pursuant to the terms of any of the Mortgage Loan Documents. Borrowers shall furnish or cause to be furnished to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrowers are not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof or by Mortgage Lender pursuant to the terms of any of the Mortgage Loan Documents. Borrowers shall not permit or suffer and shall promptly discharge or cause to be discharged any Lien (other than Permitted Encumbrances) against the Property, by payment, bonding or otherwise. After prior written notice to Lender, Borrowers, at their own expense, may contest or cause to be contested by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and is continuing; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrowers shall promptly upon final determination thereof pay or cause to be paid the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (f) Borrowers shall deposit or cause to be deposited with Lender cash, or other security as may be reasonably approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (provided that the deposit required pursuant to this clause (f) will be waived to the extent such deposit has been deposited with Mortgage Lender pursuant to the terms of the Mortgage Loan Documents). Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established.

4.1.3 Litigation. Borrowers shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower or any Guarantor that might materially adversely affect the Property, the Collateral or such Borrower’s or any Guarantors ability to perform its Obligations hereunder or under the other Loan Documents, any Mortgage Borrower’s ability to perform its obligations under any of the Mortgage Loan Documents and/or any Second Mezzanine Borrower’s ability to perform its obligations under any of the Second Mezzanine Loan Documents.

4.1.4 Access to Property. Borrowers shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrowers shall, at Borrowers’ sole cost and expense:

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations of Borrowers under the Loan Documents, as Lender may reasonably require;

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time; and

(c) furnish to Lender all instruments, documents, certificates, plans and specifications, appraisals, title and other insurance, reports and agreements and each and every other document and instrument reasonably required to be furnished by the terms of this Agreement or the other Loan Documents, all at Borrowers’ expense.

4.1.6 Financial Reporting.

(a) Borrowers shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP or other sound accounting practices approved by Lender, consistently applied, reflecting the financial affairs of Borrowers. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrowers to examine such books and records at the office of Borrower or any such other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

(b) Borrowers shall furnish or cause to be furnished to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of each Borrower’s, and each Mortgage Borrower’s annual financial statements audited by the Approved Accountant and prepared in accordance with GAAP or other sound accounting practices approved by Lender, consistently applied, including statements of income and expense and cash flow for each Borrower, each Mortgage Borrower and the Property and a balance sheet for each Borrower and each Mortgage Borrower. Each Borrower’s and each Mortgage Borrower’s annual financial statements shall be accompanied by a certificate executed by the chief financial officer of such Borrower or Mortgage Borrower stating that such annual financial statements present fairly the financial condition and the results of operations of such Borrower or such Mortgage Borrower and the Property. Together with each Borrower’s and Mortgage Borrower’s annual financial statements, Borrowers shall furnish or cause to be furnished to Lender an Officer’s Certificate certifying as of the date thereof (i) whether to the best of such Borrower’s knowledge there exists an event or circumstance which constitutes a Default or an Event of Default by Borrowers under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same, and (ii) whether to the best of Borrower’s knowledge there exists an event or circumstance which constitutes a default or event of default under the Mortgage Loan Documents or the Second Mezzanine Loan Documents and if such default or event of default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) From and at the same time, if any, as the Property produces income, Borrowers will furnish or cause to be furnished to Lender on or before the sixtieth (60) day after the end of each of the first, second and third quarters (and the fourth quarter with respect to item (ii) below), of each Fiscal Year, the following items:

(i) quarterly and year-to-date statements of income and expense and cash flow prepared for such quarter with respect to the Property, with a balance sheet for such quarter for each Borrower and each Mortgage Borrower; and

(ii) a comparison of the budgeted income and expenses and the actual income and expenses for such quarter and year-to-date for the Property, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such period and year-to-date.

(d) From and after such time as the Condominium Plan shall have been declared effective, Borrowers shall furnish or cause to be furnished to Lender, within thirty (30) days following the end of each calendar month, a sales report with respect to the Units within the Property in form reasonably acceptable to Lender, showing all currently pending sales (separated into new sales entered into during the month being reported on and sales contracted for in preceding months and setting forth the purchase prices and deposit amounts), all closings which took place during the month being reported on, and all pending sales previously reported that for any reason will not close as scheduled, together with any market competition reports prepared or received by Borrowers.

(e) From and after such time as the Property produces, or is expected to produce, income, Borrowers shall submit the Annual Budget to Lender for Lender’s approval not later than thirty (30) days prior to the commencement of each Fiscal Year.

(f) From and after such time, if any, as the Property produces income, Borrowers shall furnish to Lender, within thirty (30) days following the end of each calendar month, an income and expense report for the preceding month.

(g) Borrowers shall cause each Guarantor to furnish to Lender within one hundred twenty (120) days following the end of each calendar year, a complete copy of such Guarantor’s annual financial statements prepared by the Approved Accountant and certified as true and correct by such Guarantor.

(h) Borrowers shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrowers, Mortgage Borrowers and/or Guarantors as may be reasonably requested by Lender.

(i) Each Borrower shall promptly notify Lender in writing upon learning of the occurrence of: (a) any Event of Default or Default; (b) any event which materially and adversely affects the ability of any Borrower, any Mortgage Borrower or any Guarantor to perform any of its respective obligations hereunder or under any of the other Loan Documents; (c) any event which adversely affects the priority of Lender’s first lien on the Property; (d) any litigation or other proceeding filed or threatened in writing against any Borrower, any Mortgage Borrower or the Property, (e) any litigation or other proceeding filed or threatened against any Guarantor which could have a Material Adverse Effect; (f) any default under the Mortgage Loan Agreements or the other Mortgage Loan Documents, (g) any default under the Second Mezzanine Loan Agreement or the other Second Mezzanine Loan Documents, or (g) if there occurs any change, event or condition which has or could reasonably be expected to have a Material Adverse Effect.

(j) Each Borrower’s and each Mortgage Borrower’s financial statements delivered pursuant to this Section 4.1.6 shall be accompanied by (i) an Officer’s Certificate (A) stating that such financial statements present fairly the financial condition and the results of operations of such Borrower or such Mortgage Borrower, (B) certifying as of the date thereof whether to the best of such Borrower’s knowledge there exists an event or circumstance which constitutes an Event of Default by such Borrower under the Loan Documents and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same, (C) whether to the best of such Borrower’s knowledge there exists an event or circumstance which constitutes a default or event of default under the Mortgage Loan Documents and if such default or event of default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (D) whether to the best of such Borrower’s knowledge there exists an event or circumstance which constitutes a default or event of default under the Second Mezzanine Loan Documents and if such default or event of default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (ii) an explanation reconciling the discrepancies, if any, between unaudited financial statements and audited financial statements.

(k) Borrowers agree that Lender may disclose information regarding the Property, the Collateral, Borrowers, Mortgage Borrower, Second Mezzanine Borrowers and Guarantors that is provided to Lender pursuant to this Section 4.1.6 (i) to lenders or potential lenders in connection with the syndication or participation of the Loan or any interest therein and (ii) in connection with any Securitization to such parties requesting such information in connection with such Securitization.

4.1.7 Title to the Collateral. Borrowers will warrant and defend the validity and priority of the Liens of the Pledge Agreement on the Collateral against the claims of all Persons whomsoever, subject only to the Permitted Encumbrances.

4.1.8 Estoppel Statement.

(a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, including, without limitation, the then current Applicable Spread, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) After request by Lender, Borrowers shall within ten (10) Business Days furnish Lender with a statement from Mortgage Loan Agent, duly acknowledged and certified, stating (i) the unpaid principal amount of the Building Loan, the Acquisition Loan and the Project Loan, (ii) the interest rate of the Building Loan Note, the Acquisition Loan Note and the Project Loan Note, including, without limitation, the then current spread, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Mortgage Loans, if any, and (v) that the Building Loan Agreement, the Acquisition Loan Agreement, the Project Loan Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(c) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement from Second Mezzanine Lender, duly acknowledged and certified, stating (i) the unpaid principal amount of the Second Mezzanine Loan, (ii) the interest rate of the Second Mezzanine Loan, including, without limitation, the then current spread, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Second Mezzanine Loan, if any, and (v) that Second Mezzanine Loan Agreement and the other Mezzanine Loan Documents have not been modified or if modified, giving particulars of such modification.

4.1.9 Leases. Borrowers shall not cause or Permit any Mortgage Borrower to enter into any Lease for all or any portion of the Property without, in each instance, Lender’s prior written approval, which approval may be withheld in the sole and absolute discretion of Lender.

4.1.10 Alterations.

(a) Following Completion of the Improvements, Lender’s prior written approval shall be required in connection with any alterations to any Improvements that may (i) have a Material Adverse Effect on any Borrower’s or Mortgage Borrower’s financial condition or the value of the Property, (ii) result in a material reduction of the square footage of the related Improvements, (iii) adversely affect the use or operation of the related Improvements, (iv) require an amendment to the Offering Plan or the Declaration of Condominium; (v) adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements; or (vi) have an aggregate cost in excess of the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrowers shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrowers’ obligations under the Loan Documents any of the following: (1) Cash, (2) U.S. Obligations, or (3) other securities reasonably acceptable in all respects to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization (provided that such collateral will not be required to the extent such collateral has been deposited with Mortgage Lender pursuant to the terms of the Mortgage Loan Documents or with Second Mezzanine Lender pursuant to the Second Mezzanine Loan Documents). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold.

(b) Notwithstanding anything contained herein to the contrary, the construction, renovation and alteration of the Improvements in accordance with the Plans and Specifications shall not constitute “alterations” to the Improvements and will not be subject to the terms of this Section 4.1.10.

(c) The provisions of this Section 4.1.10 shall not pertain to a Restoration for which the provisions of Article 5 of the Building Loan Agreement are intended to govern.

4.1.11 Confirmation of Representations. Borrowers shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrowers in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of each Borrower as of the date of the Securitization.

4.1.12 Updated Appraisal. Upon the written request of Lender, Borrowers shall promptly reimburse Lender for the cost of an updated FIRREA appraisal of the Property as Lender may require, in form and substance and conducted by an appraiser satisfactory to Lender and its internal appraisal staff in all respects; provided, however, that Borrowers shall not be required to reimburse Lender for an updated FIRREA appraisal of the Property more frequently than once every two (2) years except in connection with the election of Borrowers to extend the term of the Loan in accordance with Section 2.1.13 or if such updated FIRREA appraisal is obtained by Lender in connection with an Event of Default.

4.1.13 Interest Rate Protection Agreement.

(a) (i) On or before the Closing Date, Borrowers shall have entered into one or more interest rate protection products (each, together with all schedules and confirmations thereof, and together with any interest rate protection agreement entered into pursuant to Section 2.1.13, collectively, the “Interest Rate Protection Agreement”) with a Counterparty having a Minimum Counterparty Rating and otherwise reasonably acceptable to Lender, in form and substance satisfactory to Lender in its reasonable discretion (which Interest Rate Protection Agreement shall be a so-called “cap” form of interest rate protection), for notional amount equal to the original principal amount of the Loan (with the intent that, to the notional amount applicable from time to time shall equal the original principal amount of the Loan and that if it does not, Borrowers shall, upon request by Lender, amend the Interest Rate Protection Agreement to change the aggregate notional amount accordingly), which shall effectively hedge the LIBOR Base Rate with respect to such aggregate notional amount until the Maturity Date with a LIBOR strike price equal to the applicable Strike Price. The obligations of Borrowers under any Interest Rate Protection Agreement shall not be secured by or encumber any of the collateral securing Borrowers’ obligations under the Loan Documents. Promptly upon obtaining the Interest Rate Protection Agreement and any amendment thereto, Borrowers shall deliver an executed counterpart of the same to Lender.

(b) Borrowers shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. Borrowers shall take all action reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Protection Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder. Borrowers shall not (i) without the prior written consent of Lender, modify, amend or supplement the terms of the Interest Rate Protection Agreement, (ii) without the prior written consent of Lender, cause the termination of the Interest Rate Protection Agreement prior to its stated maturity date, (iii) without the prior written consent of Lender, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) under the Interest Rate Protection Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Protection Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Protection Agreement, (vi) take or omit to take any action or suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Protection Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Protection

Agreement) to payment, or (vii) fail to give prompt written notice to Lender of any notice of default given by or to any Borrower under or with respect to the Interest Rate Protection Agreement, together with a complete copy of such notice.

(c) Borrowers shall collaterally assign to Lender, pursuant to an Assignment of Interest Rate Protection Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Protection Agreement (and any related guarantee, if any), shall deliver to Lender an executed counterpart of such Interest Rate Protection Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into Mezzanine Loan Collection Account), and shall notify the Counterparty of such collateral assignment. All amounts paid by the Counterparty under the Interest Rate Protection Agreement to Borrowers or Lender shall be deposited immediately into the Mezzanine Loan Collection Account. At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Protection Agreement shall terminate and Lender shall execute and deliver at Borrowers’ sole cost and expense, such documents as may be required to evidence Lender’s release of the Interest Rate Protection Agreement and to notify the Counterparty of such release.

(d) If for any reason the Counterparty’s rating shall fall below the Minimum Counterparty Rating, Borrowers shall within fifteen (15) Business Days following receipt of notice thereof from Lender or any other Person, procure a new interest rate protection product from a Counterparty having a rating of at least the Minimum Counterparty Rating substantially in the form of the Interest Rate Protection Agreement and shall pledge the same to Lender pursuant to the assignment form then generally utilized by Lender and accompanied by an opinion letter from counsel to such new Counterparty in form and substance reasonably satisfactory to Lender.

(e) In the event that Borrowers fail to purchase and deliver to Lender the Interest Rate Protection Agreement or any amendment thereto as and when required hereunder, Lender may purchase the Interest Rate Protection Agreement or such amendment and the cost incurred by Lender in purchasing the Interest Rate Protection Agreement or such amendment shall be paid by Borrowers to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid to Lender.

(f) In connection with an Interest Rate Protection Agreement, Borrowers shall obtain and deliver to Lender an opinion of counsel from counsel for the Counterparty thereunder (upon which Lender and its successors and assigns may rely) (the “Counterparty Opinion”), substantially in compliance with the requirements set forth below:

(i) The Counterparty Opinion shall be addressed to Lender and its successors and assigns and shall state that it may be relied upon by (A) any assignee of Lender’s interest in the Loan, (B) any participant of Lender’s interest in the Loan, and (C) any servicer of the Loan;

(ii) The Counterparty Opinion shall be in form and substance acceptable to Lender and shall contain the following opinions:

(A) the Counterparty under the Interest Rate Protection Agreement is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

(B) the execution and delivery of the Interest Rate Protection Agreement by the Counterparty thereunder, and any other agreement which such Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(C) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement which such Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(D) the Interest Rate Protection Agreement, and any other agreement which the Counterparty thereunder has executed and delivered pursuant thereto, has been duly executed and delivered by such Counterparty and constitutes the legal, valid and binding obligation of such Counterparty, enforceable against such Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(iii) Depending on the nature of the transaction, the Counterparty Opinion shall contain such additional opinions on such other matters relating to the Interest Rate Protection Agreement and/or any other agreement which the Counterparty thereunder has executed and delivered pursuant thereto, as Lender shall reasonably require, including, without limitation, the following additional opinions if the Counterparty is a foreign entity:

(A) the jurisdiction where the Counterparty is located will respect and give effect to the choice of law provisions of the Interest Rate Protection Agreement and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto; and

(B) a judgment obtained in the courts of the State of New York is enforceable in the jurisdiction where the Counterparty is located.

4.1.14 General Contractor’s Agreement. Borrowers shall cause Mortgage Borrower to (a) enforce the General Contractor’s Agreement in the best interests of the Improvements using sound business judgment, (b) waive none of the material obligations of any of the parties thereunder, (c) do no act which would relieve the General Contractor from its material obligations to construct the Project Improvements according to the Plans and Specifications, (d) keep in full force and effect and make no amendments to or change orders under the General Contractor’s Agreement, except as permitted under Section 4.1.25, without the prior written approval of Lender, (e) ensure that the work to be performed by the General Contractor under the General Contractor’s Agreement is the work called for by the Plans and Specifications; and (f) ensure that all work on the Improvements shall be completed in accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects. Borrowers shall from time to time, upon request by Lender, use reasonable efforts to cause Mortgage Borrower to cause the General Contractor to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

4.1.15 Architect’s Contract and Engineer’s Contract.

(a) Borrowers shall cause Mortgage Borrower to (i) enforce the Architect’s Contract in the best interests of the Improvements using sound business judgment, (ii) waive none of the material obligations of the Architect thereunder, (iii) do no act which would relieve the Architect from its material obligations under the Architect’s Contract, and (iv) make no amendments to the Architect’s Contract without the prior written approval of Lender. Borrowers shall, from time to time, upon request by Lender, cause Mortgage Borrower to cause the Architect to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

(b) Borrowers shall cause Mortgage Borrowers to (ii) enforce the Engineer’s Contract in the best interests of the Improvements using sound business judgment, (ii) waive none of the material obligations of the Engineer thereunder, (iii) do no act which would relieve the Engineer from its material obligations under the Engineer Contract, and (iv) make no amendments to the Engineer’s Contract without the prior written approval of Lender. Borrowers shall, from time to time, upon request by Lender, cause Mortgage Borrower to cause the Engineer to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

4.1.16 Insurance. Borrowers shall maintain or cause to be maintained in effect at all times while Borrowers are indebted to Lender the Policies required by this Agreement. The proceeds of any insurance shall be applied in accordance with the terms of Section 5.3 of the Building Loan Agreement. Borrowers shall also furnish or cause to be furnished to Lender evidence or certificates from insurance companies indicating that the Architect, the Engineer, the Other Design Professionals, and the Major Contractors responsible for the design or construction of the Project Improvements are covered by professional liability insurance or other liability insurance, as applicable, as required by the applicable contract approved by Lender; such evidence or certificates to be delivered to Lender (i) on or before the date of this Agreement, with respect to the Architect, Engineer, such Other Design Professionals and those Major Contractors, in each case whose contracts are then in effect, and (ii) within thirty (30) days after execution, with respect to any Major Trade Contracts executed after the date of this Agreement.

4.1.17 Application of Loan Proceeds. Borrowers shall cause Mortgage Borrowers to use the proceeds of the Mortgage Loans solely and exclusively for the purposes of constructing the Project Improvements in accordance herewith and in accordance with the Building Loan Budget and Project Cost Budget that shall be subject to no change except as permitted hereby. Borrowers will cause Mortgage Borrowers to receive the Advances to be made under the Mortgage Loan Documents and to hold the right to receive the same as a trust fund for the purpose of paying the Costs of the Improvement and Borrowers will cause Mortgage Borrowers to apply the same first to such payment before using any part thereof for any other purpose.

4.1.18 Building Costs and Expenses. Borrowers shall cause Mortgage Borrowers to promptly pay when due all Building Loan Costs and Total Project-Related Costs.

4.1.19 Fees. Borrowers shall pay when due the reasonable fees of the Construction Consultant, all reasonable costs and expenses, including, without limitation, appraisal fees (only if required by law after the initial appraisal or in connection with any extension of the Loan or as otherwise required by Section 4.1.12), recording fees and charges, abstract fees, title policy fees, escrow fees, reasonable attorneys’ fees, fees of inspecting architects and engineers to the extent provided hereunder in connection with Advances, environmental consultants to the extent provided in the Loan Documents, and all other costs and expenses of every character which have actually been incurred or which may hereafter actually be incurred by Lender in connection with the preparation and execution of the Loan Documents, including, without limitation, any extension, amendment or modification thereof; the funding of the Loan, the administration and enforcement of the this Agreement, the Note and the other Loan Documents, and the releases of Units, including, without limitation, reasonable attorneys’ fees in any action for the foreclosure of the Pledge Agreement and the collection of the Loan, and all such fees actually incurred in connection with any bankruptcy or insolvency proceeding; and Borrowers will, within twenty (20) days after demand by Lender (together with reasonable evidence of incurrence of such expenses), reimburse Lender for all such reasonable expenses which have been actually incurred. Borrowers hereby agrees to indemnify and hold harmless Lender from and against, and reimburse Lender for all claims, demands, liabilities, losses, damages, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees) which may be imposed upon, asserted against, or actually incurred or paid by Lender by reason of, on account of or in connection with any bodily injury or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever or asserted against Lender or any Borrower on account of any act performed or omitted to be performed hereunder by any Borrower or on account of any transaction arising out of or in any way connected with the Property, or with this Agreement or any of the indebtedness evidenced by the Note, provided that the foregoing indemnity shall not apply to any such liabilities, losses, damages and expenses of Lender to the extent arising from the willful misconduct or gross negligence of Lender. The foregoing indemnity shall be subject to the procedures of Section 10.13. All amounts incurred or paid by Lender under this Section 4.1.19, together with interest thereon at the Default Rate from the due date until paid by Borrowers, shall be added to the Debt and shall be secured by the lien of the Pledge Agreement.

4.1.20 Completion of Construction. Borrowers shall cause Mortgage Borrowers to (a) diligently pursue construction of the entire Project Improvements to Final Completion and obtain temporary or permanent certificates of occupancy (and to the extent the same are conditional or require performance by Mortgage Borrowers, to satisfy all conditions to the issuance of and/or perform all obligations required for the continued validity of the same) for the Units and the other Improvements on or prior to the Completion Date in accordance with the Plans and Specifications (except for changes in accordance with Section 4.1.25) and in compliance with all restrictions, covenants and easements affecting the Property, all applicable Legal Requirements and all Governmental Approvals, and with all terms and conditions of the Mortgage Loan Documents and this Agreement; and (b) pay all sums and perform such duties as may be necessary to complete such construction of the Project Improvements substantially in accordance with the Plans and Specifications (except for changes in accordance with Section 4.1.25) and in compliance with all restrictions, covenants and easements affecting the Property, all Legal Requirements and all Governmental Approvals, and with all terms and conditions of the Mortgage Loan Documents and this Agreement, all of which shall be accomplished on or before the Completion Date, free from any liens, claims or assessments (actual or contingent) asserted against the Property for any material, labor or other items furnished in connection therewith unless bonded and removed as a Lien on the Property. The Project Improvements shall include all work necessary to put the Property in conformity with, and eliminate any breaches from, the ADA. Evidence of satisfactory compliance with all of the foregoing shall be furnished by Borrowers to Lender on or before the Completion Date. In addition, if any such certificates of occupancy or other Governmental Approvals are temporary in nature, Borrowers shall cause Mortgage Borrowers to diligently pursue procuring final certificates of occupancy or Governmental Approvals.

4.1.21 Inspection of Property. Borrowers shall cause Mortgage Borrowers to permit Lender, the Construction Consultant and their respective representatives to enter upon the Property, inspect the Project Improvements and all materials to be used in the construction and renovation thereof and to examine the Plans and Specifications which are or may be kept at the construction site at all reasonable times and with reasonable advance notice and will cause Mortgage Borrower to cooperate, and to use reasonable efforts to cause the General Contractor and the other Major Contractors to cooperate with the Construction Consultant to enable him or her to perform his or her functions hereunder.

4.1.22 Construction Consultant. Borrowers acknowledge that (a) the Lender has the right to retain a Construction Consultant has which may be different from the Construction Consultant retained by Mortgage Loan Agent to act as a consultant and only as a consultant to Lender in connection with the construction of the Project Improvements and has no duty to Borrowers, (b) the Construction Consultant shall in no event have any power or authority to give any approval or consent or to do any other act or thing which is binding upon Lender, (c) Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Lender under this Agreement and to accept or not accept any matter or thing required to be accepted by Lender under this Agreement, and without being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by the Construction Consultant with respect thereto, (d) Lender reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Lender or any other Person, and (e) Lender reserves the right to replace the Construction Consultant with another construction consultant at any time and without prior notice to or approval by any Borrower.

4.1.23 Construction Consultant; Duties and Access. Borrowers shall permit Lender to retain the Construction Consultant at the cost of Borrowers to perform the following services on behalf of Lender:

(a) To review and advise Lender whether, in the opinion of the Construction Consultant, the Plans and Specifications are satisfactory;

(b) To review Draw Requests, Advance Requests and change orders; and

(c) To make periodic inspections in accordance with Section 4.1.21 (approximately at the date of each Draw Request and Advance Request) for the purpose of assuring that construction of the Project Improvements to date is in accordance with the Plans and Specifications and to approve Borrowers’ then current Draw Request as being consistent with Mortgage Borrowers’ obligations under the Mortgage Loan Documents.

The fees of the Construction Consultant shall be paid by Borrowers within thirty (30) days after billing therefor and expenses incurred by Lender on account thereof shall be reimbursed to Lender within thirty (30) days after request therefor, but neither Lender nor the Construction Consultant shall have any liability to any Borrower or any Mortgage Borrower on account of (i) the services performed by the Construction Consultant, (ii) any neglect or failure on the part of the Construction Consultant to properly perform its services, or (iii) any approval by the Construction Consultant of construction of the Project Improvements. Neither Lender nor the Construction Consultant assumes any obligation to any Borrower, any Mortgage Borrower or any other Person concerning the quality of construction of the Project Improvements or the absence therefrom of defects.

4.1.24 Correction of Defects. Borrowers shall cause Mortgage Borrower to promptly correct all defects in the Project Improvements or any departure from the Plans and Specifications not previously approved by Lender to the extent required hereunder. Borrowers agree that the advance of any proceeds of the Loan, or of the Building Loan or the Project Loan, whether before or after such defects or departures from the Plans and Specifications are discovered by or brought to the attention of Lender, shall not constitute a waiver of Lender’s right to require compliance with this covenant.

4.1.25 Approval of Change Orders; Cost Savings. Borrowers shall permit no deviations and shall cause Mortgage Borrowers to permit no deviations from the Plans and Specifications during construction without the prior written approval of Lender, which may be withheld in the sole discretion of Lender; provided, however, that Borrowers may allow Mortgage Borrowers to make changes without Lender’s prior approval so long as (a) any such individual change will not result in a change in the cost of the Project Improvements of greater than One Hundred Thousand and No/100 Dollars $100,000.00 and such changes do not exceed in aggregate the lesser of (x) ten percent (10%) of the total amount of the applicable contract or (y) Five Hundred Thousand and No/100 Dollars ($500,000.00), provided that changes which have been approved by Lender either before or after such changes have been made shall be disregarded in calculating said threshold, (b) such changes do not cause any line item in the Building Loan Budget to be exceeded (after taking into account use of the Building Loan Contingency (Hard Costs) to the extent permitted under Section 2.1.7, reallocations under this Section 4.1.25 and other reallocations approved by Lender in its sole discretion), (c) Borrowers use reasonable efforts to deliver or to cause to be delivered to Lender and the Construction Consultant prior notice of such change orders or, if Borrowers are unable to deliver prior notice, Borrowers shall submit to Lender and the Construction Consultant copies of all change orders entered into with respect to the Project Improvements within fifteen (15) days after the same are entered into, irrespective of whether the same require the prior approval of Lender and the Construction Consultant pursuant to this Agreement or the Building Loan Agreement, (d) such changes will not materially change the gross square feet or the net rentable square feet of commercial space to be contained in the Improvements or the net rentable or saleable square feet of residential space to be contained in the Improvements, or the basic layout of the Improvements, or involve the use of materials, furniture, fixtures and equipment that will not be at least equal in quality to the materials, furniture, fixtures and equipment originally specified in or required by the approved Plans and Specifications and (e) such changes do not adversely affect either the anticipated Gross Sales Proceeds to be received for all Units in the aggregate or the time frame within which Mortgage Borrowers are expected to sell all Units at the Property, which time frame is to be submitted by Borrowers to Lender and approved by Lender. Borrowers may allow Mortgage Borrowers to make non-material field changes that do not affect the scope of the Project Improvements and are otherwise permitted by the other provisions of this Section. The foregoing to the contrary notwithstanding, Borrowers may allow Mortgage Borrowers allocate cost savings actually achieved and verifiable in any line item of the Building Loan Budget to other line items of the Building Loan Budget, provided that if such costs savings are being allocated from a line item of the Building Loan Budget, (i) such Building Loan Budget line item has a firm contract or subcontract in place, (ii) the work has commenced and is proceeding in accordance with the Construction Schedule, and (iii) the Construction Consultant and Lender are satisfied with said contract or subcontract, including, without limitation, with regard to the scope of said contract or sub-contract.

4.1.26 Books and Records. Borrowers shall keep and maintain and shall cause Mortgage Borrowers to keep and maintain detailed, complete and accurate books, records and accounts reflecting all items of income and expense of Borrowers in connection with the Property and the construction of the Project Improvements and the results of the operation thereof. Upon the request of Lender, Borrowers shall make available or cause such books, records and accounts to be made available to Lender for inspection or independent audit at reasonable times upon reasonable advance notice to Borrowers. Any independent audit conducted hereunder shall be at Lender’s expense unless an Event of Default has occurred and is continuing or such audit shall uncover a material error (as reasonably determined by Lender) in statements previously delivered to Lender, in which case Borrowers shall pay all costs related thereto.

4.1.27 Indebtedness. Borrowers shall (a) duly and promptly pay all of Borrower’s indebtedness to Lender according to the terms of this Agreement, the Note and the other Loan Documents, and (b) except as otherwise expressly permitted hereunder, incur no other Indebtedness in any form, whether direct, indirect, primary, secondary, or contingent, without Lender’s prior written consent, other than such Indebtedness contemplated under the Loan Documents, which other Indebtedness in each case is paid on a timely basis.

4.1.28 Maintain Existence. Each Borrower shall for itself, and shall cause each Mortgage Borrower and Second Mezzanine Borrower to (a) maintain its existence in good standing and make no changes in its organization, except to the extent permitted under Article 8; (b) shall not convey, transfer, or lease any substantial part of its property, assets or business to any other Person except as provided under Article 8; (c) shall not engage in any business enterprise other than as provided in this Agreement; (d) shall not merge or consolidate with or into any other Person or enter into any partnership or joint venture with any other Person; and (e) shall not make any loans or advances to any other Person, except extensions of credit in the normal course of business.

4.1.29 Bonds. Borrowers shall cause Mortgage Borrower to furnish to Lender and to maintain or cause to be maintained such Payment and Performance Bonds with respect to the obligations of General Contractor and each Major Contractor than enters into a Major Trade with any Mortgage Borrower, to the extent required hereunder or under the Building Loan Agreement.

4.1.30 Financing Publicity. Borrowers shall permit and shall cause Mortgage Borrowers to permit Lender to obtain publicity in connection with the construction of the Project Improvements through press releases and participation in such events as ground breaking and opening ceremonies, and shall give Lender ample advance notice of such events and such assistance, at no cost to Borrowers, as is reasonable in connection with obtaining such publicity as Lender may reasonably request.

4.1.31 Easements and Restrictions; Zoning. Borrowers shall submit or cause Mortgage Borrowers to submit to Lender for Lender’s written approval prior to the execution thereof by Mortgage Borrowers all proposed easements, restrictions, covenants, permits, licenses and other instruments which would affect the title to the Property, accompanied by a Survey showing the exact proposed location thereof and such other information as Lender shall reasonably require. Except as permitted under Article 8, Borrowers shall not subject the Property or any part thereof to any easement, restriction or covenant (including any restriction or exclusive use provision in any Lease or other occupancy agreement) without the prior written approval of Lender (not to be unreasonably withheld, conditioned or delayed in the case of utility easements only). With respect to any and all existing easements, restrictions, covenants or operating agreements which benefit or burden the Property and any easement, restriction or covenant to which the Property may hereafter be subjected in accordance with the provisions hereof, Borrowers shall cause Mortgage Borrowers to: (a) observe and perform the obligations imposed upon any Mortgage Borrower or the Property; (b) not alter, modify or change the same without the prior written approval of Lender; (c) enforce its rights thereunder in a commercially reasonable manner so as to preserve for the benefit of the Property the full benefits of the same; and (d) deliver or cause to be delivered to Lender a copy of any notice of default or other material notice received by Borrowers or Mortgage Borrowers in respect of the same promptly after Borrowers’ receipt of such notice.

4.1.32 Laborers, Subcontractors and Materialmen. Borrowers shall notify Lender promptly, and in writing, if Borrowers or Mortgage Borrowers receive any default notice, notice of lien or demand for past due payment, written or oral, from any laborer, subcontractor or materialmen. Borrowers will also furnish or cause to be furnished to Lender at any time and from time to time upon reasonable demand by Lender, lien waivers in form reasonably satisfactory to Lender bearing a then current date from the Major Contractors.

4.1.33 Ownership of Personalty. Borrowers shall furnish or cause to be furnished to Lender, if Lender so requests, photocopies of the fully executed contracts, bills of sale, receipted vouchers and agreements, or any of them, under which Mortgage Borrowers claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of the Improvements.

4.1.34 Comply with Mortgage Loan Documents. Borrowers shall cause Mortgage Borrowers to perform all of Mortgage Borrowers’ obligations under the Building Loan Documents, the Acquisition Loan Documents and the Project Loan Documents.

4.1.35 Purchase of Material Under Conditional Sale Contract. Borrowers shall not permit Mortgage Borrower to purchase or install any materials, equipment, fixtures or any other part of the Improvements under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Property, unless authorized by Lender in writing and in advance.

4.1.36 Further Assurance of Title. If at any time Lender has reason to believe in its reasonable opinion that any Advance is not secured or will or may not be secured by the Pledge Agreement as a first priority lien or security interest on the Collateral, then Borrowers shall, within ten (10) days after written notice from Lender, do all things and matters necessary (including execution and delivery to Lender of all further documents and performance of all other acts which Lender reasonably deems necessary or appropriate) to assure to the satisfaction of Lender that any Advance previously made hereunder or to be made hereunder is secured or will be secured by the Pledge Agreement as a first priority lien or security interest with respect to the Collateral. Lender, at Lender’s option, may decline to make further Advances hereunder until Lender has received such assurance.

4.1.37 Condominium. The provisions of this Section 4.1.37 shall apply in connection with Mortgage Borrowers’ conversion of the Property to a condominium regime of ownership.

(a) Borrowers shall, subject in all events to the terms and conditions of this Agreement, cause Mortgage Borrowers convert the Property to a condominium form of ownership in accordance with all applicable Legal Requirements, including, without limitation, the Condominium Act, and shall cause Mortgage Borrowers to record or file, as appropriate and to the extent required by applicable law, all Condominium Documents and obtain all approvals of Governmental Authorities necessary in order to (i) subject the Property to a Condominium regime, (ii) create a total of approximately ninety-five (95) individual Residential Units (subject to adjustment in accordance with Section 4.1.25 hereof) and two Commercial Units, and (iii)

commence the sale of the Units, as provided herein. Borrowers represent that Mortgage Borrowers have heretofore submitted an offering plan (the “Offering Plan”) for the establishment of condominium form of ownership of the Property to the New York State Department of Law for review and acceptance for filing. Borrowers acknowledge that, notwithstanding such submission of the Offering Plan, the same remains subject to Lender’s approval. Borrowers shall, subject to Lender’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), cause Mortgage Borrowers to promptly submit all amendments and supplements to such Offering Plan required by Legal Requirements to the New York State Department of Law. Borrowers shall cause Mortgage Borrowers to obtain Condominium Approval, as so amended or supplemented (and specifically including the Specified Amendments, as hereinafter defined), by the New York State Department of Law no later than November 9, 2007. If Lender disapproves an amendment, Lender shall furnish Borrowers with a written statement setting forth the reasons for such disapproval. Notwithstanding the foregoing, Lender’s consent shall not be required for price change amendments which increase prices, provided Lender receives notice of any such amendment. If Borrowers shall not, on or before August 1, 2007 (the “Condominium Approval Date”), have caused the Mortgage Borrowers to have made, and obtained the approval of the New York State Department of Law for, the amendments to the Offering Plan listed in Schedule III attached to the Project Loan Agreement (such amendments, as confirmed in writing by Lender to be satisfactory to Lender and as approved by the New York State Department of Law, the “Specified Amendments”), then Borrowers shall pay to Lender on the Condominium Approval Date, a fee in an amount equal to one-quarter of one percent (0.25%) of the then outstanding principal balance of the Loan. On each 90-day anniversary of the Condominium Approval Date (i.e., quarterly thereafter), if the Specified Amendments have not been made on or before each of such dates, Borrowers shall pay to Lender a fee in an amount equal to one-half of one percent (0.50%) of the then outstanding principal balance of the Loan on each of such dates (any such fee, a “Non-Approval Fee”). The Non-Approval Fees paid to Lender pursuant to this Section 4.1.37(a) shall be deemed earned by Lender and shall be non-refundable and shall not be deemed to be in payment of the outstanding principal balance of the Loan.

(b) Borrowers shall submit or cause to be submitted to Lender for its reasonable approval the form of contract of sale for the Units and Storage Spaces (each, a “Contract”) contained in the Offering Plan.

(c) Borrowers shall cause the Condominium Documents to comply with all applicable Legal Requirements.

(d) Borrowers shall cause the Mortgage Borrower comply with all Legal Requirements in connection with the offering and sale of Units, including, without limitation, the Magnuson-Moss Warranty Act, the Federal Reserve Board Regulations “B” (Equal Credit Opportunity Act) and “Z” (Truth-in-Lending), the Interstate Land Sales Full Disclosure Act and the Department of Housing and Urban Development Regulation “X” (RESPA), and any requirement for such Unit to have a certificate of occupancy (or such equivalent certificate as may be issued by the jurisdiction in which the Property is located).

(e) Borrowers shall cause Mortgage Borrowers to cause any deposits in connection with any Contract to be held in an account maintained at an Eligible Institution selected by Mortgage Loan Agent and reasonably acceptable to Mortgage Borrowers by the “escrow agent” (as designated under the Offering Plan) (the “Escrow Agent”), or another escrow agent reasonably acceptable to Lender, and shall not permit Mortgage Borrowers to withdraw such deposits for any purpose except as expressly provided in the applicable Contract or in accordance with Legal Requirements or the Condominium Documents. Without limiting the foregoing, Borrowers shall not permit Mortgage Borrower to withdraw the proceeds of any such deposits to be used to pay for construction or other costs related to the Improvements.

(f) If the purchaser under any Contract shall default in performance of its obligations thereunder beyond all applicable grace, notice and cure periods and Mortgage Borrowers shall retain the deposit thereunder as liquidated damages, then Borrowers shall give prompt notice to Lender of such retention and shall prepay the Loan, the Mortgage Loans and the Second Mezzanine Loan in the manner set forth in Section 2.4.2(a) of the Building Loan Agreement.

(g) Without the prior written consent of Lender (which consent or denial Lender shall deliver to Borrowers within fifteen (15) Business Days after request therefor), Borrowers shall not and shall not cause or permit Mortgage Borrowers to:

(i) amend, modify, supplement or terminate any of the Condominium Documents other than an amendment, modification or supplement which merely increases the price of any Unit or combines any two (2) Units into one (1) Unit (without decreasing the aggregate sales price therefor), but, in any case, Lender shall be given notice of any such amendment, modification or supplement;

(ii) exercise any right it may have to vote for (A) the expenditure of Proceeds for the Restoration of all or any portion of the Property, (B) any additions or improvements to the common elements of the condominium established on the Property except to the extent such additions or improvements are required by law or are contemplated as part of the Project Improvements, or (C) any borrowing on behalf of the condominium association established under the any Condominium Documents;

(iii) sell or offer for sale any Units except in compliance with the Condominium Documents and all applicable Legal Requirements;

(iv) enter into any Contract unless (A) the same is a bona fide, contract in the form included in the Offering Plan, (B) the purchaser thereunder is an unaffiliated third party, (C) the sale price is greater than or equal to the Minimum Sale Price for such Unit and related Storage Space, if applicable, (D) the sale price is payable in full by bank or certified check or wire transfer of immediately available funds at closing, (E) the Offering Plan has been accepted for filing with the New York State Department of Law and the Specified Amendments have occurred, (F) such Contract shall require the purchaser to deposit with the Escrow Agent a cash amount equal to not less than ten percent (10%) of the purchase price and shall provide that such amount shall be retained by Mortgage Borrowers as liquidated damages upon default beyond all applicable grace, notice and cure periods by the purchaser of its purchase obligation under such Contract, and (G) such Contract shall be subject to no conditions upon the purchaser’s obligation

(except for customary title conditions, Completion of the Improvements, rights of rescission required by law and financing contingencies which must be eliminated within ninety (90) days after the date of such Contract in order for such Contract to be considered a Bona Fide Sales Contract);

(v) enter into a Contract for more than two (2) Residential Units to the same purchaser;

(vi) convey any Units to any condominium association established under the Condominium Documents;

(vii) (A) amend, modify or supplement any Contract in any material manner or in any manner which would materially adversely affect Borrowers, Lender or the Property, or terminate any Contract (except for default on the part of a purchaser thereto but with prompt written notice to Lender), or permit any of the foregoing actions to be taken, or (B) release any deposit under any Contract, except in each case, in accordance with the terms of such Contract and this Agreement; or

(viii) abandon or materially change its plan for submission of the Property to the condominium form of ownership.

(h) Borrower shall not permit Mortgage Borrower to record any Declaration of Condominium for the Land and the Improvements without the prior written approval of Lender. Provided that no Event of Default has occurred and is continuing under this Agreement, Lender shall, on Borrowers’ written request, contemporaneously with Lender’s consent to the release of the first Unit from the liens of the Mortgages as provided in Section 4.1.37(i) below, consent to the recording of the Declaration of Condominium for the Land and the Improvements, which Declaration shall be reasonably satisfactory in all respects to Lender, provided that each of the conditions enumerated below has first been satisfied:

(i) Lender shall have received and approved in all respects the Condominium Documents (to the extent not previously approved in writing by Lender), which shall be in proper form for recording or filing, as necessary, in the appropriate offices;

(ii) Lender shall have received an opinion (upon which Lender and its successors and assigns may rely and subject to customary assumptions and qualifications) from counsel reasonably satisfactory to Lender to the effect that (A) the Condominium Documents satisfy all applicable requirements of Governmental Authorities and have been duly executed, (B) all requirements of any applicable statute, rule or ordinance relating to the formation of the condominium have been duly satisfied and, assuming the recording of the Declaration of Condominium and the subordination of the Building Loan Mortgage, the Acquisition Loan Mortgage and Project Loan Mortgage to the Declaration of Condominium, the condominium has been duly and validly created and is existing in full force and effect and no filing, registration or other compliance with any federal or state securities law or other Legal Requirement will be required in connection with the sale of Units in New York State, or if such filing is necessary, that the applicable Legal

Requirement governing the same has been fully complied with, and (C) the assignment, resignations and agreements referred to in clause (iv) of this subsection have each been duly authorized, executed and delivered by the respective parties thereto and are enforceable against said parties in accordance with their respective terms;

(iii) the Offering Plan for the condominium (A) shall have been approved by all Governmental Authorities whose approval is required under any Legal Requirements, (B) shall have been accepted for filing by the Attorney General of the State of New York, and (C) upon the recordation of the Declaration of Condominium, shall become effective;

(iv) the condominium association under the Condominium Documents shall have been formed and shall have furnished to Lender, at no cost or expense to Lender, a blanket fire insurance policy with extended coverage naming Lender, said condominium association, and purchasers of each Unit, as their respective interests may appear, as the insureds, covering all of the Improvements for the full replacement value (other than foundations); which fire insurance shall at all times be an amount equal to 100% of the insurable value of the Improvements (other than foundations) and shall otherwise comply with the applicable conditions contained in Article 5 of this Agreement and the other Building Loan Documents; and

(v) Mortgage Loan Agent shall have agreed to subordinate the lien of the Building Loan Mortgage, the Project Loan Mortgage and the Acquisition Loan Mortgage to the Declaration of Condominium and the Second Mezzanine Lender has consented to such recording (to the extent such consent is required under the Second Mezzanine Loan Documents).

All expenses actually incurred by Lender with respect to the foregoing, including, without limitation, the reasonable fees and disbursements of Lender’s counsel, shall be paid by Borrowers on demand.

(i) Provided that no Event of Default has occurred and is continuing under this Agreement, Borrower may permit Mortgage Borrower to sell and transfer one or more Residential Units and related Storage Spaces (a “Unit Sale”) upon satisfaction of each of the following conditions:

(A) Borrowers and Mortgage Borrowers shall have fully complied with the provisions of subsections (a) through (h) of this Section 4.1.37;

(B) Mortgage Borrowers shall have entered into Bona Fide Sales Contracts (under which any and all financing contingencies have expired) for the sale of not less than twenty-five percent (25%) of the saleable square footage of all Residential Units (as such square footage is described in the Offering Plan);

(C) Lender shall have received a copy of an executed Bona Fide Sales Contract with reference to such Unit;

(D) Lender shall have received not less than five (5) Business Days prior written notice of the proposed Unit Sale, accompanied by a pro forma settlement statement signed by Mortgage Borrowers and reflecting the Gross Sale Proceeds, the Net Sale Proceeds and the Required Release Price;

(E) the sale of such Unit and related Storage Space, if applicable, shall be pursuant to an approved Bona Fide Sales Contract;

(F) If the Mortgage Loans have not been paid in full, Mortgage Loan Agent shall have released the Lien of the Building Loan Mortgage, the Acquisition Loan Mortgage and Project Loan Mortgage in accordance with the provisions of the Mortgage Loan Documents and Second Mezzanine Borrower shall have satisfied all conditions applicable to such sale in accordance with the provisions of the Second Mezzanine Loan Documents;

(G) the Unit to be sold will constitute one or more tax lots separate and distinct from the tax lot or lots applicable to the remaining portion of the Property;

(H) neither the release from the liens of the Building Loan Mortgage, the Acquisition Loan Mortgage and Project Loan Mortgage, nor the conveyance to the transferee of such Unit will violate any applicable zoning or subdivision laws;

(I) Mortgage Loan Agent (or after the Mortgage Loans shall have been paid in full, Second Mezzanine Lender and Lender, and after the Second Mezzanine Loan shall have been paid in full, Lender) shall have received in cash or by wire transfer of immediately available funds or by certified or bank check payable to Mortgage Lender the Required Release Price (or Second Mezzanine Lender and Lender shall have received their respective pro rata shares of the Required Release Price, as applicable, or after the principal balance of the Mortgage Loans, the Second Mezzanine Loan other than the Exit Fee and the Additional Appreciation Interest) and the Loan have been paid in full, as provide in subsection (N) below;

(J) Lender shall have received such other documents, certificates, instruments, opinions or assurances as Lender may reasonably request;

(K) All expenses incurred by Lender with respect to Unit/Storage Space sales and releases (including, without limitation, the reasonable fees and disbursements of Lender’s counsel) shall be paid by Borrowers on demand;

(L) If Lender’s Pro Rata Share of the Required Release Price is received by Lender under this Section 4.1.37(i) on a date other than a Monthly Payment Date, Lender’s Pro Rata Share of the Required Release Price may be held by Lender as additional collateral for the Loan (and shall earn interest at the rate offered Lender) until the next succeeding Monthly Payment Date, at which time such amounts held by Lender (plus any interest earned thereon) shall be applied in accordance with subsection (M) below and shall not be deemed a payment until such time;

(M) Until the Mortgage Loans have been paid in full, Required Release Prices received by Mortgage Lender under this Section 4.1.37(i) shall be applied to the payment of principal outstanding under the Mortgage Loans, the Second Mezzanine Loan and the Loan in the order and manner set forth in Section 2.4.2 of the Building Loan Agreement;

(N) Following the repayment in full of the Mortgage Loans, the Loan, the Second Mezzanine Loan (other than the Exit Fee), Required Release Prices for all Unit Sales thereafter under this Section 4.1.37(i) shall be applied (i) to the payment of the Exit Fee, until the Exit Fee has been paid in full, and then (ii) in accordance with Article 11 of the Second Mezzanine Loan Agreement; and

(O) Notwithstanding anything to the contrary contained herein, Borrowers shall not cause or permit Mortgage Borrowers to transfer any Unit without obtaining the prior written consent of Lender if Mortgage Borrowers have not completed the acquisition of the 421-a Negotiable Certificates and the Bonus Air Rights.

(j) Borrowers shall not cause or permit Mortgage Borrower to submit for recording or filing the Declaration of Condominium or any of the other Condominium Documents unless all of the conditions set forth in Sections 4.1.37(h) and (i) above have been satisfied and then such recording or filing shall only occur contemporaneously with the closing of the first sale of a Unit at the Property.

(k) Borrowers shall deliver or cause to be delivered to Lender a true and correct copy of each Contract together with a summary of such Contract (such summary to be in a form reasonably approved by Lender), in each case within five (5) Business Days after the execution of the Contract.

(l) Borrowers shall cause each Mortgage Borrower to shall comply with all of the terms, covenants and conditions of the Condominium Documents and any rules and regulations that may be adopted for the condominium established thereunder, as the same shall be in force and effect from time to time.

(m) Borrower shall pay, or cause Mortgage Borrowers to pay, all assessments for common charges and expenses made against the Units owned by any Mortgage Borrower pursuant to the Condominium Documents as the same shall become due and payable. Borrowers hereby covenant that, for so long as Borrowers’ obligations under the Loan are outstanding, Borrowers shall not exercise and shall not permit Mortgage Borrowers to exercise any right to, or otherwise elect to, guaranty to any condominium association, or indemnify any such condominium association for, expenses incurred by such association in lieu of paying any assessments that would otherwise be due and payable by Mortgage Borrowers, and Borrowers shall cause Mortgage Borrowers to cause the Condominium Documents to reflect Mortgage Borrowers’ obligation set forth in this section.

(n) Borrowers shall promptly notify Lender of all matters of which any Borrower or any Mortgage Borrower has received notice, or has been placed on inquiry which may indicate, that a default by any Mortgage Borrower under, or variance from, or noncompliance with any Contract or Condominium Document exists or is about to occur, and Borrowers shall do and cause Mortgage Borrowers to do all such acts and undertake all such steps and institute all such proceedings as shall be necessary to cure or avert such default, variance or noncompliance and will promptly forward to Lender any notices any Borrower or any Mortgage Borrower receives in regard to any of the foregoing matters.

(o) Borrowers shall not cause or permit Mortgage Borrowers to convey the Commercial Unit except as provided in the McDonald’s Agreement and upon satisfaction of each of the conditions set forth in this Section 4.1.37(o). Upon the conveyance of the Commercial Unit, Lender shall at the closing of such consent to such conveyance upon Borrowers’ satisfaction of each of the following additional conditions:

(i) Mortgage Borrowers shall have received any authorization necessary to convey any Commercial Unit from the New York State Department of Law or as may otherwise be required by law and said contract is in full compliance with the terms and provisions of the Offering Plan and the other Condominium Documents.

(ii) No Event of Default shall then exist and be continuing;

(iii) Lender shall have received not less than five (5) Business Days’ prior written notice of the proposed closing of the sale of the Commercial Unit, which notice shall, with respect to the Commercial Unit (i) identify the proposed closing date, (ii) include the proposed closing statement in respect to the Commercial Unit sale; and (iii) include drafts of all release documentation requested of Lender, in a form previously approved by Lender. Lender shall have the right to be represented at such closing, at the sole cost and expense of Borrowers;

(iv) the Offering Plan for the Condominium shall have been accepted for filing by the Governmental Authority with which such Offering Plan is required to be filed under any Legal Requirements;

(v) the declaration of condominium for the Condominium shall have been accepted for recording in the real property records of New York County, New York;

(vi) the Commercial Unit will constitute one tax lot separate and distinct from the tax lot or lots applicable to the remaining portion of the Property encumbered by the liens of the Mortgages;

(vii) neither the release from the liens of the Mortgages, nor the conveyance to the transferee of the Commercial Unit, will violate any applicable zoning or subdivision laws;

(viii) Mortgage Loan Agent shall have released the Lien of the Building Loan Mortgage, the Acquisition Loan Mortgage and Project Loan Mortgage with respect to the Commercial Units in accordance with the provisions of the Mortgage Loan Documents and all of the conditions to the conveyance of the Commercial Units set forth in the Second Mezzanine Loan Documents shall have been satisfied;

(ix) Mortgage Loan Agent shall have received in cash or by wire transfer of immediately available funds to Mortgage Loan Agent an amount equal to $5,000,000 or if the Mortgage Loans shall have been paid in full, Lender and Second Mezzanine Lender shall each have received their respective pro rata share of any such amount;

(x) Mortgage Loan Borrowers shall have complied with all of the terms and conditions set forth in the McDonald’s Agreement; and

(xi) Lender shall have received such other documents, certificates, instruments, opinions or assurances as Lender may reasonably request.

(p) Within five (5) Business Days after the closing of the conveyance of the Commercial Unit, the Borrowers shall deliver or cause to be delivered to Lender a true and complete copy of the closing statement (certified to be true, correct and complete by the Borrowers) signed by the Borrowers and McDonald’s in respect to the Commercial Unit.

4.1.38 Condominium Documents. From and after such time as Mortgage Borrowers shall have converted the Property to a condominium regime of ownership, all Condominium Documents shall comply with all applicable statutes of the State of New York (including, without limitation, condominium statutes), Federal and state securities laws, Federal and state Truth-in-Lending Statutes, HUD filings regarding interstate sales (if applicable), and the requirements of any Governmental Authority having jurisdiction. Moreover, the filing of the Declaration of Condominium will create a valid and conforming condominium under the laws of the State of New York.

4.1.39 Unit Contracts. From and after such time as Mortgage Borrowers shall have converted the Property to a condominium regime of ownership, the Contracts submitted to Lender by Borrowers and all future Contracts relating to individual Units, assuming the existence and, if applicable, the competence, of the purchaser and the execution and delivery of the applicable Contract to Mortgage Borrowers by the purchaser, are and will be, subject to the terms and conditions therein contained, the valid and binding obligations of the purchaser and not rescindable by the purchaser thereunder for any reason except failure to complete construction of the Project Improvements and failure to create a condominium pursuant to New York State law and failure of the purchaser to obtain mortgage financing within ninety (90) days after the execution of any such Contract in those instances where such Contract is subject to a financing contingency and, upon the expiration of any such ninety (90) days mortgage financing contingency, will be Bona Fide Sales Contracts as provided for herein.

4.1.40 Sale Commencement; Closing Schedule. Borrowers shall cause Mortgage Borrowers to commence the sale of Residential Units, to satisfy the Pre-Sale

Milestones and to close the first such sale, not later than August 24, 2008. Thereafter, Borrowers shall cause Mortgage Borrowers to close sales of Residential Units to meet the timetable approved by Lender. Notwithstanding the foregoing, Borrowers failure to cause Mortgage Borrowers to satisfy any Pre-Sale Milestone, shall not be default hereunder if, prior to the date that any Pre-Sale Milestone is required to be satisfied, Borrowers shall have caused Mortgage Borrower to prepay the Mortgage Loans (or if the Mortgage Loan has been paid in full, the Loan and the Second Mezzanine Loan, pro rata) and/or deliver to Mortgage Loan Agent a Pre-Sale Milestone Letter of Credit, in either case in an amount, which, when added to the sales prices of Bona Fide Sales Contract then in effect and previous prepayments of the Mortgage Loans, the Loan and the Second Mezzanine Loan, would equal the percentage of the Aggregate Loan Amount required to satisfy the Pre-Sale Milestones on such date.

4.1.41 Tax Benefits. (a) Borrowers shall cause Mortgage Borrowers to use good faith reasonable efforts to obtain and maintain pursuant to Section 421-a of the New York Real Property Tax Law, Chapter 6, Title 28 of the Rules of the City of New York, and all other applicable Legal Requirements, a partial exemption of each Residential Unit from New York real estate taxes for a ten (10) year period commencing after the completion of construction of the Improvements as described in Section 6-02(d)(1) of the Rules of the City of New York (the “421-a Tax Benefits”), as contemplated in the 421-a Documents. In connection therewith, Borrowers shall cause Mortgage Borrowers to construct the Improvements to be in compliance with the Legal Requirements applicable to the 421-a Tax Benefits, timely submit and/or use reasonable efforts to cause Affordable Developer to timely submit, to all applicable Governmental Authorities all applications and other information, and take and/or use reasonable efforts to cause Affordable Developer to take, all other actions, necessary to obtain and maintain the 421-a Tax Benefits, and in any event shall file a complete application for a preliminary certificate of eligibility for the Improvements reasonably in advance of substantial completion of the construction of the Improvements in order to obtain the benefits thereof upon completion of construction of the Improvements.

(b) Borrowers shall not cause or permit Mortgage Borrowers to assign any of the 421-a Negotiable Certificates, or surrender, cancel, modify in any material respect, or transfer, or permit the surrender, cancellation, modification in any material respect, revocation or transfer of, the 421-a Tax Benefits.

(c) Borrowers shall not cause of permit Mortgage Borrower to surrender, terminate, cancel, modify in any material respect, amend, supplement, enter into any agreement in substitution for, consent to Affordable Developer’s assignment of (to the extent permitted under the 421-a Purchase Agreement), waive any of its material rights or Affordable Developer’s material obligations under, or exercise any of its rights and remedies pursuant to, the 421-a Purchase Agreement.

(d) Borrowers shall cause Mortgage Borrowers to abide by, perform and comply with all of Borrowers’ obligations under the 421-a Purchase Agreement in all material respects. Borrowers shall cause Mortgage Borrowers to use commercially reasonable efforts to cause Affordable Developer to close on the sale of the 421-a Certificates to Mortgage Borrowers prior to January 1, 2008.

(e) Borrowers shall notify Lender of (i) any material default by any party, including any Mortgage Borrower, under any 421-a Document, (ii) the termination or cancellation of any 421-a Document, (iii) the modification in any material respect, revocation of or failure to timely obtain and maintain any 421-a Negotiable Certificate pursuant to the 421-a Purchase Agreement, any certificate of eligibility for the Improvements, or any of the 421-a Tax Benefits, (iv) any material delay in the construction or completion of the 421-a Developed Property, including, without limitation, the failure of the 421-a Developed Property to satisfy any completion milestones set forth in the 421-a Purchase Agreement and (v) any assignment of the 421-a Purchase Agreement by Affordable Developer, in each case within three (3) Business Days after any Borrower or any Mortgage Borrower obtains knowledge thereof. Borrowers’ notice to Lender shall include a statement setting forth details of the occurrence referred to therein and stating what action Borrowers propose to take with respect thereto. Borrowers shall deliver to Lender any material notices received or sent by any Borrower any Mortgage Borrower, Affordable Developer, HPD or any other party with respect to the foregoing within three (3) Business Days after any Borrower or any Mortgage Borrower receives or concurrently with any Borrower’s or Mortgage Borrower’s sending the same.

(f) Borrowers shall notify Lender of the anticipated “Closing Date” (as defined in the 421-a Purchase Agreement) prior to the occurrence thereof and deliver to Lender a copy of the “Purchaser Closing Notice” (as defined in the 421-a Purchase Agreement) simultaneously with the delivery thereof to Affordable Developer.

(g) Borrowers shall cause Mortgage Borrower to deliver the original 421-a Negotiable Certificates to Mortgage Loan Agent promptly after obtaining them together with a duly executed assignment in blank of the same in form and substance reasonably satisfactory to Mortgage Loan Agent. Borrowers shall deliver to Lender copies of any Mortgage Borrower’s and, to the extent any Borrower or any Mortgage Borrower receives same from Affordable Developer, Affordable Developer’s applications for any 421-a Negotiable Certificates and all other material documents and notices, delivered to HPD in connection with the 421-a Tax Benefits promptly after sending them to HPD.

(h) Upon reasonable request from time to time, Borrowers shall cause Mortgage Borrower to deliver to Lender a progress report, which will include a copy of any status report prepared pursuant to the 421-a Documents, on the construction of the 421-a Developed Property and the progress in obtaining the 421-a Negotiable Certificates, certificates of eligibility and other required approvals from the City of New York for obtaining the 421-a Tax Benefits. Borrowers shall deliver or cause to be delivered to Lender, promptly after request, such additional progress reports at other times as Lender reasonably requests; provided, however, to the extent that Lender requests documents or information that are in Affordable Developer’s possession, including any status report prepared pursuant to the 421-a Documents, Borrowers shall obtain and deliver same to Lender to the extent Affordable Developer is required to deliver and actually delivers same to Mortgage Borrower Borrowers under the 421-a Purchase Agreement. Otherwise, Borrowers shall be obligated to use reasonable efforts to cause Mortgage Borrower to obtain same.

4.1.42 Inclusionary Housing. (a) Borrowers shall cause Mortgage Borrower to maintain the Inclusionary Air Rights Agreement and to use best efforts to cause the Affordable

Developer to maintain the HPD Off-Site Agreement in full force and effect throughout the term of the Loan in order to allow Mortgage Borrowers to include the Bonus Area Rights within the Project Improvements.

(b) Borrowers shall not cause or permit Mortgage Borrower to assign (other than to Mortgage Lender) the HPD Off-Site Agreement or the Inclusionary Air Rights Agreement, or to surrender, cancel, modify in any material respect, or waive any of its material rights under, or transfer, or permit the surrender, cancellation, modification in any material respect, revocation or transfer of, the HPD Off-Site Agreement or the Inclusionary Air Rights Agreement, without Lender’s prior written consent.

(c) Borrowers shall notify Lender of (i) any material default by any party, including Mortgage Borrowers, under the HPD Off-Site Agreement or the Inclusionary Air Rights Agreement, (ii) the termination or cancellation of either the HPD Off-Site Agreement or the Inclusionary Air Rights Agreement, (iii) the modification in any material respect, revocation of or failure to timely obtain and maintain any Certificate of Eligibility of Zoning Bonus necessary to obtain the benefits of the Bonus Area, (iv) any material delay in the construction or completion of the Off-Site Property, and (v) any assignment of the HPD Off-Site Agreement or the Inclusionary Air Rights Agreement by Affordable Developer, in each case within three (3) Business Days after any Borrower or any Mortgage Borrower obtains knowledge thereof. Borrowers’ notice to Lender shall include a statement setting forth details of the occurrence referred to therein and stating what action Borrowers and Mortgage Borrowers propose to take with respect thereto. Borrowers shall deliver to Lender any notices received or sent by any Borrower, any Mortgage Borrower, Affordable Developer, the City of New York, HPD or any other party with respect to the Inclusionary Air Rights Agreements within three (3) Business Days after any Borrower or any Mortgage Borrower receives or concurrently with any Borrower’s or any Mortgage Borrower’s sending the same.

(d) Borrowers shall deliver or cause Mortgage Borrower to deliver to Lender complete copies of any Certificate of Eligibility for Zoning Bonus affecting the Property promptly after obtaining the same. Borrowers shall deliver or cause Mortgage Borrower to Deliver to Lender copies of any Borrower’s (and to the extent any Borrower receives same from Affordable Developer’s, Affordable Developer’s) applications for any certificates of eligibility and all other material documents and notices, delivered to HPD in connection with the or the Inclusionary Air Rights Agreement and/or HPD Off-Site Agreement promptly after sending them to HPD.

(e) Upon request from time to time, Borrowers shall deliver to Lender a progress report with regard to the construction of the lower income housing development by Affordable Developer on the Off-Site Property pursuant to the HPD Off-Site Agreement.

4.1.43 McDonald’s Agreement. Borrowers shall cause Mortgage Borrower to comply with the terms of the McDonald’s Agreement and maintain the McDonald’s Agreement in full force and effect. Borrowers shall deliver or cause Mortgage Borrowers to deliver to Lender any notices received or sent by any Mortgage Borrower, McDonald’s or any other party with respect to the McDonald’s Agreement within three (3) Business Days after any Borrower or any Mortgage Borrower receives or concurrently with any Borrower’s or any Mortgage

Borrower’s sending the same. Borrower shall not cause or permit Mortgage Borrower to modify, amend or terminate the McDonald’s Agreement, without, in each case, the prior written consent of Lender, which consent may be granted or denied by Lender in its sole discretion. In the event that the McDonald’s Letter of Credit is returned to Borrowers or all or any of the collateral for the McDonald’s Letter of Credit is released to Borrowers, or Mortgage Borrowers, Borrowers shall, or shall cause Mortgage Borrowers to, immediately pay any amounts so received to Mortgage Lender to be applied to prepay the outstanding principal amount of the Mortgage Loans, or if the Mortgage Loans have been paid in full, to Lender and Second Mezzanine Lender their respective pro rata shares of any such amount.

4.1.44 Tenants-in-Common Agreement. The TIC Agreement shall be in full force and effect at all times. The TIC Agreement shall not be cancelled, terminated, amended or modified without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed if requested in connection with provisions that do not materially adversely affect the ownership of the property or the Lender’s security interest therein. Each Borrower will cause each Mortgage Borrower to fully and faithfully perform and comply in all material respects with the terms, conditions and provisions of the TIC Agreement and any other document governing the tenant-in-common relationship between the Mortgage Borrowers that are mandatory and not discretionary. Each Borrower agrees to promptly deliver to the Lender a copy of any notice of default or litigation sent or received by such Borrower in connection with the TIC Agreement or the tenants-in-common relationship among the Mortgage Borrowers.

4.1.45 Special Distributions. On each date on which amounts are required to be disbursed to the Mezzanine Loan Collection Account pursuant to the terms of the Mortgage Loan Documents, including the Mortgage Cash Management Agreement, or are required to be paid to Lender under any of the Loan Documents, Borrowers shall exercise their rights under Mortgage Borrower’s Operating Agreement to cause Mortgage Borrowers to make to Borrowers a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed to the Mezzanine Loan Collection Account or otherwise paid to Lender on such date.

4.1.46 Delivery of Project Documents. Within three (3) Business Days following Mortgage Borrower’s receipt of each of (a) the final Construction Schedule, (b) the final Plans and Specifications, (c) the final Project Cost Budget, (d) the Preliminary Project Report, (e) each Disbursement Schedule, and (f) any change order, Borrower shall furnish or cause to be furnished to Lender a true, correct and complete copy thereof.

4.1.47 Curing. Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under Mortgage Borrower’s Operating Agreement (a) to cure a Mortgage Loan Default, and/or (b) to satisfy any Liens, claims or judgments against the Property (except for Liens permitted by any of the Mortgage Loan Documents), in the case of either clause (a) or clause (b), unless Mortgage Borrowers shall be diligently pursuing remedies to cure the same to Lender’s sole satisfaction. Borrowers shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Mortgage Loan Default or satisfying any Liens, claims or judgments against the Property, together with interest thereon at the Default Rate from the date incurred by Lender until paid by Borrower.

4.1.48 Compliance With Mortgage Loan Documents.

(a) Borrowers shall cause Mortgage Borrowers to comply with all of the terms, covenants and conditions set forth in the Mortgage Loan Documents. Borrowers acknowledge that the obligation to comply with this covenant is separate from, and may be enforced independently from, the obligations of Mortgage Borrowers under the Mortgage Loan Documents.

(b) Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of the Obligations, if there shall occur and be continuing any Mortgage Loan Default, Borrowers hereby expressly agrees that Lender shall have the immediate right, without prior notice to Borrowers, but shall be under no obligation: (i) to pay all or any part of the Mortgage Loans and any other sums that are then due and payable and/or to perform any act or take any action on behalf of Borrowers and/or Mortgage Borrowers as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrowers to be performed or observed thereunder to be promptly performed or observed; and/or (ii) to pay any other amounts and/or take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. All sums so paid and the costs and expenses incurred by Lender in exercising such rights (including, without limitation, reasonable attorneys’ fees) (A) shall constitute additional advances of the Loan to Borrowers, (B) shall increase the then unpaid principal amount of the Loan by the amount of such sums, costs and expenses, (C) shall bear interest at the Default Rate for the period from the date that such sums, costs or expenses were incurred to the date of payment to Lender, (D) shall constitute a portion of the Debt, and (E) shall be secured by the Pledge Agreement and the other Loan Documents.

(c) Borrowers hereby indemnify Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the actions described in the foregoing Section 4.1.48(b), except to the extent caused by Lender’s gross negligence or willful misconduct. Lender shall have no obligation to Borrower or any of its Affiliates or any other party to make any such payment or performance. Borrower shall not, and Borrowers shall not permit Mortgage Borrowers to, impede, interfere with, hinder or delay any effort or action on the part of Lender to cure any Mortgage Loan Default or to otherwise protect or preserve Lender’s interests in the Loan following a Mortgage Loan Default.

4.1.49 Intentionally Omitted.

4.1.50 Default Under Mortgage Loans to Constitute Event of Default. Any Mortgage Loan Event of Default shall constitute an Event of Default, without regard to any subsequent payment or performance of any such obligations by Lender. Borrower (on behalf of itself and on behalf of Mortgage Borrower) hereby grants Lender and any Person designated by Lender the right to enter upon the Property at any time following the occurrence and during the continuance of any Mortgage Loan Default, or the assertion by Mortgage Lender that a Mortgage Loan Default has occurred, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Borrower’s and/or Lender’s interest in the Loan and/or the Collateral. Lender may take such action as Lender deems reasonably necessary or desirable to carry out the intents and purposes of this Section 4.1.50 (including communicating with Mortgage Lender with respect to any Mortgage Loan Default), without prior notice to or consent from Borrower. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.

4.1.51 Intentionally Omitted.

4.1.52 Minimum Release Price. Prior to the Initial Advance, Borrowers shall deliver to Lender for Lender’s approval, a final minimum release price and minimum sale price schedule for the Units, establishing the Minimum Release Price for the Units and which (once approved by Lender) shall supersede the preliminary schedule of Minimum Release Prices annexed hereto as Schedule X.

4.1.53 Progress Reports. Borrowers shall submit or shall cause Mortgage Borrowers to submit to Lender all Anticipated Cost Report from the General Contractor in the form attached as Exhibit L to the Building Loan Agreement, together with all updated completion schedule for the Project Improvements and the General Contractor’s monthly progress report, each in form and substance, and in such detail, as shall be acceptable to Lender and the Construction Consultant;

4.1.54 Party Wall. If at any time during or as a result of demolition or construction of the Project Improvements, Mortgage Borrowers shall damage the portion of that certain party wall shared by Lot 59 of the Property and the adjacent Lot 60, Borrowers shall cause Mortgage Borrowers to promptly, at their sole cost and expense, repair and restore such damage.

4.1.55 Intentionally Omitted.

4.1.56 Sales Office Lease. Borrowers shall cause Mortgage Borrowers to keep the Sales Office Lease, if any, in full force and effect at all times and to not cancel, terminate, amend or modify the Sales Office Lease or sublet all or any portion of the premises demised thereunder, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed. Borrowers shall cause each Mortgage Borrower to fully and faithfully perform and comply in all material respects with the terms, conditions and provisions of the Sales Office Lease, if any.

4.1.57 Commercial Building. Mortgage Loan Agent shall release the Commercial Building from the Liens of Mortgages and any other Mortgage Loan Documents, upon Mortgage Borrowers’ satisfaction of each of the following conditions:

(a) At the time of such release, the Commercial Building shall be conveyed in a bona fide transaction to a Person who is not an Affiliate of any Mortgage Borrower;

(b) No Event of Default shall then exist and be continuing;

(c) Mortgage Loan Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed closing of the sale of the Commercial Building, which notice shall (i) identify the proposed closing date, (ii) include the proposed closing statement with respect to the sale and (iii) include drafts of all release documentation requested of Mortgage Loan Agent, in a form previously approved by Mortgage Loan Agent. Mortgage Loan Agent shall have the right to be represented at such closing, at the sole cost and expense of Mortgage Borrowers;

(d) The Commercial Building will constitute one tax lot separate and distinct form the tax lot or lots applicable to the remaining portion of the Property encumbered by the liens of the Mortgages, and Mortgage Loan Agent shall have received evidence of the foregoing reasonably satisfactory to it;

(e) Neither the release from the liens of the Mortgages, nor the conveyance to the transferee of the Commercial Building, will violate any applicable zoning or subdivision laws, and neither such release nor conveyance will result in the failure of the remaining portion of the Property encumbered by the liens of the Mortgages to comply with any Legal Requirement, and Mortgage Loan Agent shall have received evidence of the foregoing reasonably satisfactory to it;

(f) Mortgage Loan Agent shall have received an as-built survey of the Commercial Building, certified to Mortgage Loan Agent, and shall have reasonably approved the description of the parcel to be released;

(g) Mortgage Loan Agent shall have received in cash or by wire transfer of immediately available funds or by certified or bank check payable to Mortgage Loan Agent the greater of (i) $5,000,000 or (ii) the Net Sale Proceeds of the Commercial Building;

(h) Mortgage Loan Agent shall have received and approved an executed reciprocal easement agreement or similar agreement between the owners of the Commercial Building and the balance of the Property providing for, among other things, an easement for support of the portions of the Project Improvements located above the Commercial Building; and

(i) Mortgage Loan Agent shall have received such other documents, certificates, instruments, opinions or assurances as Mortgage Loan Agent may reasonably request.

Within five (5) Business Days after the closing of the conveyance of the Commercial Building, Mortgage Borrowers shall deliver to Mortgage Loan Agent a true and complete copy of the closing statement (certified to be true, correct and complete by the Mortgage Borrowers) signed by the Mortgage Borrowers and the purchaser of the Commercial Building.

4.1.58 Compliance with Certain Environmental Requirements. Without limiting the generality of Section 4.1.1, Borrowers covenant, in connection with the demolition of the existing improvements on the 22nd Street Additional Parcel and the 23rd Street Additional Parcel to cause the Mortgage Borrowers to (i) cause the fuel tank in the basement of the improvements on the 22nd Street Additional Parcel and the two (2) fuel tanks in the basement of the 23rd Street Additional Parcel to be properly abandoned (and any impacted soils to be remediated) in accordance with New York State Department of Environmental Conservation (“NYSDEC”) requirements, (ii) promptly obtain formal confirmation of “closure” from NYSDEC with respect to the removal of such fuel tanks and (iii) prior to commencing the demolition of the existing improvements on the 22nd Street Additional Parcel or the 23rd Street Additional Parcel, obtain an asbestos survey in compliance with the requirements of the Asbestos Hazard Emergency Response Act and a lead-based paint survey in accordance with requirements of the City of New York, and, to the extent such surveys disclose the presence of asbestos or lead-based paint, take appropriate precautions with respect to such materials in the demolition of such improvements and dispose of such materials in accordance with Legal Requirements.

Section 4.2 Borrower Negative Covenants. Each Borrower covenants and agrees that:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests. No Borrower shall permit or suffer any Transfer without the prior written consent of Lender except as specifically permitted by Article 8 and except for transfers of Units and Storage Spaces pursuant to Bona Fide Sales Contracts pursuant to Section 4.1.37(i) and Section 4.1.37(i) of the Building Loan Agreement.

4.2.2 Liens. No Borrower shall create, incur, assume, permit or suffer to exist any Lien on any portion of (a) the Collateral, (b) the Property, except for Permitted Encumbrances, or (c) on any Bona Fide Sales Contracts.

4.2.3 Dissolution. No Borrower shall engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, or transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.

4.2.4 Change in Business. No Borrower shall enter into any line of business other than the ownership, management, development and operation of the Property as expanded by the construction and renovation of the Project Improvements.

4.2.5 Change in Business. No Borrower shall enter into any line of business other than the ownership of the Collateral. Borrowers shall not cause or permit any Mortgage Borrower to enter into any line of business other than the ownership, management, development and operation of the Property as expanded by the construction and renovation of the Project Improvements.

4.2.6 Debt Cancellation. No Borrower shall not cancel or otherwise forgive or release any claim or debt owed to such Borrower by any Person, except for adequate consideration and in the ordinary course of such Borrower’s business. Borrowers shall not cause or permit any Mortgage Borrower to cancel or otherwise forgive or release any claim or debt (other than termination of Leases or Bona Fide Sales Contracts in accordance herewith and with the Mortgage Loan Documents) owed to such Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of such Mortgage Borrower’s business.

4.2.7 Affiliate Transactions. No Borrower shall enter into, or be a party to, any transaction with an Affiliate of any Borrower or any of the constituent members of

Borrower, except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to any Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party. No Borrower shall amend or permit the amendment of any Affiliate Contracts without the prior consent of Lender.

4.2.8 Zoning. No Borrower shall initiate or consent to, or cause any Mortgage Borrower to initiate or consent to, any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender. Borrowers will promptly notify Lender of any anticipated or proposed change in the zoning for the Property or any portion thereof or any other property with respect to which a change in zoning would affect the zoning or any Borrower’s use and enjoyment of the Property, or any part thereof, promptly upon its learning of any such anticipated or proposed change. Lender shall have the right to participate (at Borrowers’ sole cost and expense) in any and all proceedings, judicial, administrative or otherwise, with respect to or in any way affecting the Property, including, without limitation, zoning, environmental and other matters using counsel of Lender’s choosing (and Borrower shall cause Mortgage Borrower to consent to such participation).

4.2.9 Assets. No Borrower shall purchase or own any property other than the Collateral.

4.2.10 No Joint Assessment. No Borrower shall suffer, permit or initiate, or cause Mortgage Borrower to suffer permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, or (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.11 Principal Place of Business. No Borrower shall change its chief executive office or chief place of business set forth on Schedule IV without first giving Lender ten (10) days prior written notice.

4.2.12 ERISA.

(a) No Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Each Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) such Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan”

within the meaning of Section 3(32) of ERISA; (B) such Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true with respect to Borrower:

(i) Equity interests in such Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in such Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(iii) Such Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

4.2.13 No Distributions. No Borrower shall make any distributions or other disbursements to its partners, shareholders, members or Persons owned by or related to any of its partners, shareholders or members until the Loan has been repaid in full except for payments made pursuant to the Affiliate Contracts. Borrowers shall cause Mortgage Borrowers use any and all Rents collected from the Property to pay Operating Expenses of and Taxes on the Property.

4.2.14 Other Limitations. Prior to the payment in full of the Debt, neither Borrowers nor any of the other Borrowers Parties of their Affiliates shall, without the prior written consent of Lender (which consent may be furnished or withheld at Lender’s sole and absolute discretion), give its consent or approval to any of the following actions or items:

(a) creating, incurring, assuming or suffering to exist any additional Liens on any portion of the Property or the Collateral, except for Permitted Encumbrances on the Property;

(b) any modification, amendment, consolidation, spreading, restatement, waiver or termination of any of the Mortgage Loan Documents or the Second Mezzanine Loan Documents;

(c) following completion of the Project Improvements, any Annual Budget;

(d) any distribution to the direct or indirect partners, members or shareholders of Mortgage Borrower, Second Mezzanine Borrower or Borrower of property;

(e) any material change in the method of conducting the business of Mortgage Borrower, Second Mezzanine Borrower or Borrower or any of their subsidiaries;

(f) the settlement of any claim against Mortgage Borrower, Second Mezzanine Borrower or Borrower or any of their respective Affiliates, other than a fully insured third party claim, in an amount greater than $250,000 in the case of Borrower or $500,000 in the case of Mortgage Borrower; or

(g) except as required or contemplated by the Mortgage Loan Documents or the Condominium Documents, if recorded, any determination to restore the Property after a Casualty or Condemnation.

4.2.15 Refinancing. Borrower shall not consent to or permit a refinancing of any of the Mortgage Loans unless it obtains the prior consent of Lender, unless the Loan shall be paid in full in connection with such refinancing and in accordance with this Agreement.

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies.

(a) Borrower shall cause Mortgage Borrower to maintain at all times during the term of the Loan the Policies required under Section 5.1 of the Building Loan Agreement, including, without limitation, meeting all insurer requirements and required terms thereunder. In addition, Borrower shall cause Lender to be named as an additional named insured under each of the Policies described in Section 5.1.1 of the Building Loan Agreement. In addition, Borrower shall cause such Policies to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material charges. Borrower shall provide Lender with evidence of all such insurance required hereunder on or before the date on which Mortgage Borrower is required to provide such evidence to Mortgage Lender.

(b) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Lender shall have the right (but not the obligation), upon notice to Borrower, to take such action as Lender deems necessary to protect Lender’s interest in the Property (by virtue of Lender’s interest in the Collateral), including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all Insurance Premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Pledge Agreement and shall bear interest at the Default Rate.

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt written notice of such Casualty to Lender and Borrower shall cause Mortgage Borrower promptly to commence and diligently prosecute to completion the Restoration of the Property and otherwise comply with the provisions of Section 5.3 of the Building Loan Agreement in connection with such Restoration. Borrower shall cause Mortgage Borrower to pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Mortgage Borrower.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver or cause Mortgage Borrower to deliver to Lender a copy of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver or cause Mortgage Borrower to deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute or cause to be prosecuted any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them and cause Mortgage Borrower to cooperate with them, in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest and additional interest (if any) at the rate or rates provided in this Agreement or in the Note, as applicable. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3 of the Building Loan Agreement. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award or a portion thereof sufficient to pay the Debt.

Section 5.3 Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender copies of all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under the Mortgage Loan Documents in connection with any Restoration of the Property after a Casualty or Condemnation. Upon repayment in full of the Mortgage Loans, the provisions of Section 5.3 of the Building Loan Agreement shall be incorporated into this Agreement in their entirety; provided, however, that references to “the Lender” therein shall be deemed to be references to the Lender.

ARTICLE 6

RESERVE FUNDS

Section 6.1 Interest Reserve Funds.

6.1.1 Deposit of Interest Reserve Funds. Borrowers shall deposit with Lender (a) on the Closing Date, $8,607,000.00 of the Loan proceeds advanced to Borrowers, representing the amount necessary in order to pay the sums that Lender reasonably estimates will be payable for Debt Service from the Closing Date through the Initial Maturity Date, and (b) if Borrowers exercise their option to extend the Maturity Date hereunder, on the Initial Maturity Date or the First Extended Maturity Date, as applicable, the amount necessary in order to pay the Debt Service that Lender estimates will be payable during the First Extension Period or the Second Extension Period, as applicable (such amounts so deposited shall hereinafter be referred to as the “Interest Reserve Funds”). If at any time Lender reasonably determines that the Interest Reserve Funds will not be sufficient to pay the Debt Service anticipated to become due on all Monthly Payment Dates during the relevant period of the Loan, Lender shall notify Borrowers of such determination and the amount necessary to make up the deficiency and Borrowers will deposit with Lender the amount of such deficiency within five (5) Business Days (but in no event less than three (3) Business Days prior to the date Debt Service is next due) after its receipt of such notice. Notwithstanding anything to the contrary set forth herein, to the extent the Interest Reserve Funds shall at any time be insufficient to pay for Debt Service as set forth above, Lender shall have the right upon notice to Borrowers to require Borrowers to cause Mortgage Borrowers to request a Mortgage Loan Advance to increase the amount on deposit in the Interest Reserve Fund.

6.1.2 Release of Interest Reserve Funds. So long as no Event of Default shall have occurred and be continuing hereunder, Lender shall, without the necessity of notifying Borrowers, disburse a portion of the Interest Reserve Funds on each Monthly Payment Date occurring after the Closing Date through and including the Maturity Date, in an amount equal to the interest due and payable under this Agreement, and the same shall be applied pursuant to the terms of this Agreement. Notwithstanding the foregoing, Borrowers expressly acknowledges and agrees that in the event that on any Monthly Payment Date or earlier date to which payment of interest is accelerated, (i) an Event of Default has occurred and is continuing hereunder, or (ii) the amount of the interest due on such Monthly Payment Date exceeds the Interest Reserve Funds then on deposit, Borrowers shall remain liable for the payment of all interest as and when due. Any Interest Reserve Funds remaining on deposit with Lender after the Obligations have been paid in full and all obligations of Lender to make Advances hereunder have been terminated shall be returned to Borrowers.

Section 6.2 Tax Funds.

6.2.1 Deposit of Tax Funds. Borrowers shall deposit with Lender when and if Borrowers exercise their option to extend the Maturity Date hereunder, on the Initial Maturity Date the amount necessary in order to pay the Taxes that Lender estimates will be payable during the Extension Period (such amounts so deposited shall hereinafter be referred to as the “Tax Funds”). If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes anticipated to become due during the relevant period of the Loan, Lender shall notify Borrowers of such determination and the amount necessary to make up the deficiency and Borrowers will deposit with Lender the amount of such deficiency within fifteen (15) Business Days (but in no event less than three (3) Business Days prior to the date Taxes are next due) after its receipt of such notice. Notwithstanding anything to the contrary set forth herein, to the extent the Tax Funds shall at any time be insufficient to pay for Taxes as set forth above, Lender shall have the right upon notice to Borrowers to require Borrowers to cause Mortgage Borrowers to request a Mortgage Loan Advance to pay for such Taxes. Subject to the foregoing, if at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the interest due on all Monthly Payment Dates during the relevant period of the Loan, Lender shall notify Borrowers of such determination and the amount necessary to make up the deficiency and Borrowers will deposit with Lender the amount of such deficiency within five (5) Business Days after its receipt of such notice.

6.2.2 Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply the Tax Funds to payments of Taxes as the same become due and payable. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining on deposit with Lender after the Obligations have been paid in full and all obligations of Lender to make Advances have been terminated, shall be returned to Borrowers.

6.2.3 Application of Tax Funds. Upon the occurrence and during the continuation of an Event of Default, Lender, at its option, may withdraw all the Tax Funds and, if Lender does so, Lender shall apply the Tax Funds either to the payment of Taxes or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Tax Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

6.2.4 Deposits Under Mortgage Loan Documents. Borrowers’ obligations under Section 6.2.1 shall be suspended for so long as sufficient amounts (in Lender’s reasonable judgment) are on deposit and reserved pursuant to the Mortgage Loan Documents for the payment of Taxes and reasonably satisfactory evidence thereof is provided to Lender from time to time.

Section 6.3 Insurance Premium Funds.

6.3.1 Deposits of Insurance Premium Funds. Borrowers shall deposit with Lender when and if Borrowers exercise their option to extend the Maturity Date hereunder, on the Initial Maturity Date the amount necessary in order to pay the sums that Lender estimates will be payable for Insurance Premiums during the Extension Period (such amounts so deposited shall hereinafter be referred to as the “Insurance Premium Funds”). If at any time Lender reasonably determines that the Insurance Premium Funds will not be sufficient to pay the Insurance Premiums anticipated to become due during the relevant period of the Loan, Lender shall notify Borrowers of such determination and the amount necessary to make up the deficiency and Borrowers will deposit with Lender the amount of such deficiency within fifteen (15) Business Days (but in no event less than three (3) Business Days prior to the date Insurance Premiums are next due) after its receipt of such notice. Notwithstanding anything to the contrary set forth herein, to the extent the Insurance Premium Funds shall at any time be insufficient to pay for Insurance Premiums as set forth above, Lender shall have the right to make an Advance of the Loan to pay for such Insurance Premiums.

6.3.2 Release of Insurance Premium Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply the Insurance Premium Funds to payment of Insurance Premiums as the same become due and payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Premium Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Insurance Premium Funds. Any Insurance Premium Funds remaining on deposit with Lender after the Obligations have been paid in full and all obligations of Lender to make Advances hereunder have been terminated shall be returned to Borrowers.

6.3.3 Application of Insurance Premium Funds. Upon the occurrence and during the continuation of an Event of Default, Lender at its option may withdraw the Insurance Premium Funds and, if Lender does so, Lender shall apply the Insurance Premium Funds to the payment of Insurance Premiums or to the payment of the Debt in such order, proportion and priority as Lender shall determine in its sole discretion. Lender’s right to withdraw and apply the Insurance Premium Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

6.3.4 Deposits Under Mortgage Loan Documents. Borrowers’ obligations under Section 6.3.1 shall be suspended for so long as sufficient amounts (in Lender’s reasonable judgment) are on deposit and reserved pursuant to the Mortgage Loan Documents for the payment of Insurance Premiums and reasonably satisfactory evidence thereof is provided to Lender from time to time.

Section 6.4 Intentionally Omitted.

Section 6.5 Security Interest in Funds.

6.5.1 Grant of Security Interest. Until an Event of Default or such Funds are applied as provided for herein in the other Loan Documents, Borrowers shall be the joint owners of the Interest Reserve Funds, the Tax Funds, the Insurance Premium Funds and all payments received by Lender from the Counterparty under and pursuant to any Assignment of Interest Rate Protection Agreement (collectively, the “Funds”), all of which shall be deposited and held in the Mezzanine Loan Collection Account. Each Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrowers’ part to be paid and performed, in all of Borrowers’ right, title and interest in and to the Funds. The Funds shall be under the sole dominion and control of Lender.

6.5.2 Income Taxes. Borrowers shall report on its federal, state and local income tax returns all interest or income accrued on the Funds, if any.

6.5.3 Prohibition Against Further Encumbrance. No Borrower shall, without the prior written consent of Lender, further pledge, assign or grant any security interest in the Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

Section 6.6 Cash Management.

6.6.1 Earnings on Fund Collateral; Monthly Statements. The Funds shall be held in an Interest Bearing Account. All interest or other income accruing on the Funds shall, in each case, be held as if a part of the Funds so invested, except that all interest or other earnings on the Tax Funds and Insurance Premium Funds shall be retained by Lender. All risk of loss in respect of the investments shall be borne by Borrowers; and Lender shall have no liability for the rate of return earned or losses incurred on the Funds. Lender shall provide to Borrowers a monthly statement of account showing deposits into and disbursements (or transfers or reallocations, as the case may be) with respect to the Funds.

6.6.2 Cash Management Arrangements. At such time, if ever, as all of the Mortgage Loans have been repaid in full but any portion of the Loan remains outstanding, then Borrowers, Mortgage Borrowers and Lender shall enter into a cash management and lockbox arrangement for the benefit of Lender substantially similar to the arrangement entered into at the time of the closing of the Mortgage Loans. A perfection and enforceability opinion as to any such cash management agreement, in form and substance satisfactory to Lender, shall be delivered to Lender contemporaneously therewith.

6.6.3 Insufficiency of Funds. The insufficiency of funds on deposit in the Mezzanine Loan Collection Account shall not relieve Borrowers from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 6.7 Transfer of Reserve Funds Under Mortgage Loans. If Mortgage Lender waives any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Documents which reserves or escrow accounts are also required in accordance with the terms of this Article 6, or if all of the Mortgage Loans are refinanced or paid off in full (without a prepayment in full of the Loan) and Funds that are required hereunder are not required under the new mortgage loan(s) replacing the Mortgage Loans, if any, then Borrowers shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Documents to be transferred to and deposited with Lender in accordance with the terms of this Article 6 (and Borrowers, Mortgage Borrowers and Lender shall enter into a cash management and lockbox agreement for the benefit of Lender substantially similar to the arrangement entered into at the time of the closing of the Mortgage Loans).

ARTICLE 7

PROPERTY MANAGEMENT AND SALES AGENT

Section 7.1 The Management Agreement.

7.1.1 Restrictions on the Management Agreement. No Borrower shall enter into or cause or permit any Mortgage Borrower to enter into any agreement relating to the management or operation of the Property without the express written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, provided that the manager satisfies the definition of a Manager, and provided, further, that such consent may be conditioned upon the manager under such agreement and Borrowers executing an assignment and subordination of management agreement substantially in the form then used by Lender (but subordinate to any such assignment in favor of Mortgage Lender). From and after such time as any Mortgage Borrower shall have entered into a Management Agreement, Borrowers shall cause such Mortgage Borrower to cause the Manager to manage the Property in accordance with the Management Agreement. Any Borrower that is a party to a Management Agreement shall (a) cause Mortgage Borrowers to diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of such Mortgage Borrower to be performed and observed, (b) promptly notify Lender of any notice to such Borrower or any Mortgage Borrower of any default by such any Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of any Mortgage Borrower to be performed and observed, and (c) promptly notify Lender of any default by the Manager in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of the Manager to be performed and observed. If any Mortgage Borrower that is a party to a Management Agreement shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of such Mortgage Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrowers from any of their Obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of any Mortgage Borrower to be performed or observed.

7.1.2 Prohibition Against Termination or Modification. No Borrower shall, and no Borrower shall cause or permit any Mortgage Borrower to, surrender, terminate, cancel, modify, renew or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with the Manager or any other Person (other than a Manager pursuant to a management agreement approved by Lender), or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to a new manager, such consent may be conditioned upon such new manager and Borrowers executing an assignment and subordination of management agreement substantially in the form then used by Lender (but subordinate to any similar assignment in favor of Mortgage Lender) and, if such manager is an Affiliate of any Borrower, Borrowers shall deliver an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies with respect to such Affiliate Manager.

7.1.3 Replacement of Manager. If there is a Management Agreement at any time during the term of the Loan, Lender shall have the right to require Borrowers or Mortgage Borrowers to terminate the Management Agreement and replace the Manager with a Person chosen by Borrowers or Mortgage Borrowers and approved by Lender or, at Lender’s option, selected by Lender in its sole but reasonable discretion, upon the occurrence of any one or more of the following events: (a) an Event of Default, (b) the Manager becoming bankrupt or insolvent, or (c) the occurrence of a material default under the Management Agreement beyond any applicable grace or cure periods.

Section 7.2 The Sales Agency Agreement

7.2.1 Restrictions on the Sales Agency Agreement. No Borrower shall enter into or cause or permit any Mortgage Borrower to enter into any agreement relating to the sale of Units or Storage Spaces without the express consent of Lender, which consent shall not be unreasonably withheld, provided that such consent may be conditioned upon the agent under such agreement and Borrowers executing an assignment of sales agency agreement substantially in the form then used by Lender. The Sales Agency Agreement shall be in compliance with all Legal Requirements and the Condominium Documents and shall also provide that all of the Sales Lender’s rights under the Sales Agency Agreement are subordinate to the Liens of the Mortgagee and the rights of Lender. The fee payable to Sales Agent (together with all other brokerage or sales commissions) shall not exceed five percent (5%) of the Gross Sales Proceeds received for each Residential Unit and related Storage Space sold. In no event shall any brokerage fee or commission relating to the sale of any Residential Unit be paid to any Borrower or any Affiliate of any Borrower. From and after such time as any Mortgage Borrower shall have entered into a Sales Agency Agreement, Borrowers shall cause such Mortgage Borrower to (a) diligently perform and observe all of the terms, covenants and conditions of the Sales Agency Agreement on the part of such Mortgage Borrower to be performed and observed, (b) promptly notify Lender of any notice to Mortgage Borrowers of any default by any Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Sales Agency Agreement on the part of any Mortgage Borrower to be performed and observed and (c) promptly notify Lender of any default by the Sales Agent in the performance or observance of any of the terms, covenants or conditions of the Sales Agency Agreement on the part of the Sales Agent to be performed and observed. If any Mortgage Borrower shall default in the performance or observance of any material term, covenant or condition of the Sales Agency Agreement on the part of any Mortgage Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrowers from any of their obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Sales Agency Agreement on the part of Mortgage Borrowers to be performed or observed.

7.2.2 Prohibition Against Termination or Modification. No Borrower shall, and no Borrower shall permit any Mortgage Borrower to, surrender, terminate, cancel, modify, renew or extend the Sales Agency Agreement except in accordance with its terms, if one exists, or enter into any other agreement relating to the marketing of the Units, or consent to the assignment by the Sales Agent of its interest under the Sales Agency Agreement, in each case without the express consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, with respect to a new sales agent such consent may be conditioned upon such new sales agent and Borrowers executing an assignment of sales agency agreement substantially in the form then used by Lender (such assignment to be subordinate to any similar assignment in favor of Mortgage Lender).

7.2.3 Replacement of Sales Agent. If there is a Sales Agency Agreement at any time during the term of the Loan, Lender shall have the right to require Borrowers or Mortgage Borrowers to replace the Sales Agent with a Person chosen by Borrowers or Mortgage Borrowers and approved by Lender, or, at Lender’s option, selected by Lender in its sole but reasonable discretion upon the occurrence of any one or more of the following events: (a) an Event of Default, (b) the Sales Agent becoming bankrupt or insolvent, or (c) the occurrence of a material default under the Sales Agency Agreement beyond any applicable grace or cure periods.

ARTICLE 8

TRANSFERS

Section 8.1 Lender’s Reliance. Borrowers acknowledge that Lender has examined and relied on the experience of Borrowers and their general partners, members and principals, as applicable, in owning the Collateral in agreeing to make the Loan, and will continue to rely on

Borrowers’ ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the other Obligations. Borrowers acknowledge that Lender has examined and relied on the experience of Mortgage Borrowers and their general partners, members and principals, as applicable, in owning and operating the Property in agreeing to make the Loan, and will continue to rely on Borrowers’ ownership of the Property as a means of maintaining the value of the Property and, therefore, indirectly the value of the Collateral as security for repayment of the Debt and the performance by Borrowers of the other Obligations. Borrowers acknowledge that Lender has a valid interest in maintaining the value of the Collateral and the Property so as to ensure that, should Borrowers default in the repayment of the Debt or the performance of any other Obligations, Lender can recover the Debt by a sale of the Collateral.

Section 8.2 No Transfers. Except as may otherwise be provided in Section 8.3, no Borrower shall Transfer the Collateral or the Property or any part thereof or permit or suffer the Collateral or the Property or any part thereof to be Transferred or permit any other Transfer to occur, unless Lender shall consent thereto in writing, in Lender’s sole and absolute discretion.

Section 8.3 Permitted Transfers. The restrictions on Transfers set forth in Section 8.2 shall not apply to the following Transfers (“Permitted Transfers”), provided that, in each case, the Transfers does not violate any of the Prescribed Laws:

(a) Either or both of the Guarantors may transfer his indirect ownership interests in Borrowers (i) to a trust established by such Guarantor for the benefit of his immediate family members (meaning for the purpose hereof, a parent, a spouse, a child or a grandchild) provided there shall be no change in the control of any Borrower, (ii) to an immediate family member by will or intestacy on the death of either or both of such Guarantor, or (iii) to such Guarantor’s immediate family members provided that (A) there shall be no change in control of any Borrower, and (B) Lender has approved any such transferee. As a further condition to each such sale, assignment or transfer permitted pursuant to the foregoing sentence, (i) Lender shall receive not less than fifteen (15) days prior written notice of such proposed sale, assignment or transfer, (ii) no such sale, assignment or transfer of any direct ownership interests in any Borrower, any Mortgage Borrower or any Second Mezzanine Borrower shall be permitted, (iii) Borrowers shall pay or cause to be paid any and all costs imposed or incurred as a result of any such sale, assignment or transfer, including, without limitation, any transfer taxes, (iv) if, after giving effect to any such sale, assignment or transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in any Borrower, any Mortgage or any Second Mezzanine Borrower, are owned by any Person and its Affiliates that owned less than a forty-nine percent (49%) direct or indirect interest in any Borrower, any Mortgage Borrower or any Second Mezzanine Borrower as of the Closing Date, Borrowers shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies;

(b) The conversion of the Property to a condominium form of ownership, subject the provisions of Section 4.1.37;

(c) Transfers of Residential Units and Storage Spaces pursuant to Bona Fide Sales Contracts in conjunction with a Unit Sale of such Units and Storage Spaces pursuant to Section 4.1.37(i);

(d) The Transfer of the Commercial Unit to McDonalds in accordance with Section 4.1.37(o) of the Project Loan Agreement;

(e) The pledge of the membership interests in any Borrower by any Second Mezzanine Borrower as collateral for the Second Mezzanine Loan and the exercise of applicable remedies or a transfer in lieu of foreclosure under the Second Mezzanine Loan Documents by Second Mezzanine Lender;

(f) The pledge of up to 35% of the membership interests in Slazer Enterprises LLC, a Delaware limited liability company (“Slazer Enterprises”) to Level One US Property LLC (“Level One”), but not the realization on such pledge;

(g) Notwithstanding the foregoing provisions of this Article 8, in the event that, as a result of the exercise of applicable remedies under the Second Mezzanine Loan Documents by Second Mezzanine Lender, or a transfer in lieu of foreclosure, Second Mezzanine Lender (as used here, such term shall include only successor and assigns permitted by the Intercreditor Agreement) shall succeed to the ownership of Second Mezzanine Borrower (a “Successor Borrower”), the following Transfers with respect to Second Mezzanine Lender shall be permitted without Lender’s consent and without the same constituting a Default or Event of Default:

(i) if and for so long as the Successor Borrower is a publicly traded company, the sale, pledge or transfer of any shares of stock of such Successor Borrower which are then traded on a national or international securities exchange and/or are then registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934;

(ii) if and for so long as the Successor Borrower is a publicly traded company, the creation or issuance of any new stock or shares which are to be traded on a national or international securities exchange and/or are to be registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934;

(iii) if and for so long as the Successor Borrower is a publicly traded company, the merger or consolidation of Successor Borrower with any other Person, or a corporate reorganization of Successor Borrower; and

(h) The Transfer of the Commercial Building in connection with the release thereof from the Liens of the Mortgages pursuant to Section 4.1.57.

As used herein, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

ARTICLE 9

DEFAULTS

Section 9.1 Events of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any portion of the Debt is not paid in full on the Maturity Date, (B) the Debt Service or any required deposits to the Funds are not paid in full on or before the related Monthly Payment Date, or (C) any other portion of the Debt is not paid or any deposit required under this Agreement (including any deposit into the Funds) is not made within five (5) days of when due (provided that it shall not be an Event of Default if there are sufficient Interest Reserve Funds on deposit with Lender to pay such amounts when due, no other Event of Default is then continuing and Lender fails to make such payment in violation of this Agreement);

(ii) if any of the Taxes or Other Charges are not paid when due (provided that it shall not be an Event of Default if there are sufficient Tax Funds on deposit with Mortgage Lender, Second Mezzanine Lender or Lender to pay such amounts when due, no other Event of Default, Mortgage Loan Event of Default or Second Mezzanine Loan Event of Default is then continuing and Mortgage Lender, Second Mezzanine Lender or Lender, as applicable fails to make such payment in violation of the Mortgage Loan Documents, the Second Mezzanine Documents or this Agreement, as applicable);

(iii) if the Policies are not kept in full force and effect (provided that it shall not be an Event of Default if there are sufficient Insurance Premium Funds on deposit with Lender to pay the Insurance Premiums when due, no other Event of Default is then continuing and Lender fails to make such payment in violation of this Agreement);

(iv) if any Borrower breaches or permits or suffers a breach of Article 8 (Transfers) of this Agreement;

(v) intentionally omitted;

(vi) if any material representation or warranty made by any Borrower or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender, shall have been false or misleading in any material respect as of the date the representation or warranty was made or deemed remade;

(vii) if any Borrower Party, any Mortgage Borrower, any Second Mezzanine Borrower, any SPC Party or any Guarantor shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for any Borrower Party, any Mortgage Borrower, any Second Mezzanine Borrower, any SPC Party or any Guarantor or if any Borrower Party , any Mortgage Borrower, any Second Mezzanine Borrower, any SPC Party or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by any Borrower Party, any Mortgage Borrower, any Second Mezzanine Borrower, any SPC Party or any Guarantor, or if any proceeding for the dissolution or liquidation of any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower, any SPC Party or any Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower, any Mortgage Borrower, any Second Mezzanine Borrower, such SPC Party or such Guarantor, the same shall constitute an Event of Default only upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;

(ix) if there occurs any change, event or condition which has a Material Adverse Effect;

(x) if any Borrower enters into, or permits any Mortgage Borrower to enter into any Lease or any Lease is modified, amended, supplemented, restated, extended, surrendered, terminated or entered into without the prior written consent of Lender;

(xi) if any Borrower or any SPC Party breaches any representation, warranty or covenant contained in Section 3.1.24 (Single Purpose);

(xii) if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) through (xi) above or in subsections (xiii) through (xli) below, for ten (10) days after notice to any Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to any Borrower from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrowers shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrowers, in the exercise of due diligence, to cure such Default, such additional period not to exceed sixty (60) days;

(xiii) if there shall be a default under any of the covenants or other obligations under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, or an “Event of Default” thereunder, whether as to any Borrower, any Guarantor or the Property, or if any other such event shall occur or condition shall exist if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xiv) if the Project Improvements are not completed in accordance with Section 4.1.20 on or prior to the Completion Date or if the Construction Consultant determines that the Project Improvements cannot be completed by the Completion Date;

(xv) if any voucher or invoice is fraudulently submitted by Mortgage Borrowers in connection with any Mortgage Loan Advance for services performed or for materials used in or furnished for the Property;

(xvi) if there is any cessation at any time in construction of the Project Improvements for more than ten (10) consecutive Business Days except if due to a Force Majeure Event and provided the General Contractor Agreement remains in effect;

(xvii) if any Mortgage Borrower expressly confesses in writing to Lender, Mortgage Lender or Mortgage Loan Agent its inability to continue or complete construction of the Project Improvements in accordance with the terms of the Mortgage Loan Documents;

(xviii) if Borrowers default under the General Contractor Agreement beyond any applicable grace or cure periods;

(xix) if Lender, the Construction Consultant or their representatives are not permitted at all reasonable times upon not less than two (2) Business Days’ notice to enter upon the Property, inspect the Improvements and the construction thereof and all materials, fixtures and articles used or to be used in the construction and to examine all the Plans and Specifications, or if Borrowers shall fail to furnish or cause to be furnished to Lender or its authorized representative, when requested upon not less than five (5) Business Days’ notice, copies of the Plans and Specifications;

(xx) if a material adverse change in any Borrower Party’s, Borrower’s or any Mortgage Borrower’s financial condition shall occur which would, in Lender’s reasonable determination, materially and adversely affect (A) Borrowers’ ability to perform its Obligations under this Agreement or any Loan Document beyond any applicable notice and grace periods expressly set forth in the Loan Documents, or (B) Mortgage Borrowers’ ability to perform its Obligations under this any of the Mortgage Loan Document beyond any applicable notice and grace periods expressly set forth in the Mortgage Loan Documents;

(xxi) if any Mortgage Borrower shall be in default in any of its obligations beyond any applicable notice and cure period under any Condominium Documents or if any Borrower terminates or modifies the Condominium Documents in violation of this Agreement;

(xxii) if any Mortgage Borrower shall fail to pay the common area charges or assessments on any Unit it owns within the applicable grace or cure period provided in the Condominium Documents;

(xxiii) if one or more judgments or decrees shall be entered against any Borrower, any Mortgage Borrower, Borrower Party or any Guarantor involving in the aggregate a liability in excess of $2,500,000.00 and such judgment or decree is not bonded or dismissed within thirty (30) days;

(xxiv) if any Guarantor shall fail to provide any personal financial statements on an annual basis in accordance with the terms hereof after thirty (30) days notice from Lender of such Guarantor’s failure to provide such personal financial statements;

(xxv) if, at any time, Guarantors shall have a collective Net Worth of less than $10,400,000.00 (the “Net Worth Requirement”) or collective Liquidity of less than $1,210,000.00 (the “Liquidity Requirement”);

(xxvi) if any Borrower Party fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1;

(xxvii) if any Borrower Party fails to comply with any or all of the covenants set forth in Section 4.1.13 (Interest Rate Protection Agreement) within ten (10) Business Days after Lender’s notice to Borrowers;

(xxviii) if any Borrower Party fails to comply with the covenants as to the timing of sales of Units set forth in Section 4.1.40 hereof or the Condominium Approval does not occur by November 9, 2007;

(xxix) if Mortgage Borrowers fail to obtain or maintain all permits and other approvals required for the construction of the Project Improvements;

(xxx) if the “Closing Date” under the 421-a Purchase Agreement shall not have occurred on or before April 30, 2008 and Mortgage Borrowers shall not have delivered to Lender the 421-a Negotiable Certificates by such date and such default shall continue for a period of thirty (30) days;

(xxxi) if the “Closing Date” under the Inclusionary Air Rights Agreement shall not have occurred on or before October 31, 2008 and Mortgage Borrowers shall not have delivered acquired the Bonus Air Rights by such date and such default shall continue for a period of thirty (30) days;

(xxxii) if a default shall occur under any Inclusionary Air Rights Document, any 421-a Document or any other document referred to in clause (xxxi) of Section 9.1(a) of the Project Loan Agreement, or if any such document is modified or terminated in violation of this Agreement;

(xxxiii) if any Mortgage Borrower exercises any legal or equitable right to partition the Property; or

(xxxiv) if Borrower shall fail to cause Second Mezzanine Borrower to cause Mortgage Borrower to deposit any sum required to be deposited in the Mezzanine Loan Collection Account when due in accordance with this Agreement, the Building Loan Agreement and/or the Mortgage Cash Management Agreement;

(xxxv) if there shall occur any event that is specified to be an Event of Default in this Agreement;

(xxxvi) Intentionally Omitted;

(xxxvii) if a Mortgage Loan Event of Default shall occur;

(xxxviii) Intentionally Omitted;

(xxxix) if a default shall occur under any Interest Rate Protection Agreement beyond any applicable grace or cure period and a replacement Interest Rate Protection Agreement is not delivered to Lender within ten (10) Business Days;

(xl) the death of both Guarantors;

(xli) if Borrowers shall be in default under any of the covenants contained in Section 4.1.56 hereof for five (5) days after notice to any Borrower from Lender of such default; or if Borrowers shall fail to cause Mortgage Borrowers to deliver the Additional Collateral as and when required by Section 4.1.49(a) of the Project Loan Agreement or if the circumstances described in Section 4.1.49(b) of the Project Loan Agreement shall exist.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii) or (viii) above) and at any time thereafter for so long as such Event of Default is continuing, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrowers and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrowers and the Collateral and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code, as adopted and enacted by the State or States where any of the Collateral is located against Borrowers and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clause (vii) or (viii) above, the Debt and all other Obligations of Borrowers hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrowers hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 9.2 Rights and Remedies of Lender.

9.2.1 Remedies.

(a) Upon the occurrence and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrowers under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrowers or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrowers agree that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Pledge Agreement has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Lender shall have the right from time to time following the occurrence and during the continuation of an Event of Default to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion, including, without limitation, the following circumstances: (i) in the event Borrowers default beyond any applicable grace period in the payment of one or more scheduled payments of principal (if any) and interest, Lender may foreclose upon the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of sums secured by the Pledge Agreement and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge agreements and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Each Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each Borrower hereby ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrowers by Lender of Lender’s intent to exercise its rights under such power and Borrowers have failed to do so during such three (3) Business Day period. Except if an Event of Default is continuing or as may be required in connection with a Securitization pursuant to Section 12.1 hereof, Borrowers shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and the Severed Loan Documents shall not contain any representations, warranties, covenants or other material provisions not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrowers only as of the Closing Date or the date of the last Advance made hereunder or under the Mortgage Loan Documents, whichever is later.

(d) Any amounts recovered from the Collateral or any other collateral for the Loan after the occurrence and during the continuation of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e) Upon the occurrence and during the continuation of an Event of Default, Lender may declare all unpaid principal of and accrued interest on the Note, together with all other sums payable under the Loan Documents, to be immediately due and payable, whereupon same shall become and be immediately due and payable, anything in the Loan Documents to the contrary notwithstanding, and without presentation, protest or further demand or notice of any kind, all of which are expressly hereby waived by Borrowers; provided, however, that Lender may make Advances or parts of Advances thereafter without thereby waiving the right to demand payment of the Note, without becoming liable to make any other or further Advances, and without affecting the validity of or enforceability of the Loan Documents.

(f) Upon the occurrence and during the continuation of an Event of Default, Lender may cause the Project Improvements to be completed and may enter upon the Property and construct, equip and complete the Project Improvements in accordance with the Plans and Specifications, with such changes therein as Lender may, from time to time, and in its reasonable discretion, deem appropriate. In connection with any construction of the Project Improvements undertaken by Lender pursuant to the provisions of this subsection, Lender may:

(i) use any funds of Borrowers, Second Mezzanine Borrowers or Mortgage Borrowers, including, without limitation, any balance which may be held by Lender as security or in escrow, and any funds remaining unadvanced under the Loan or the Mortgage Loans;

(ii) employ existing contractors, including General Contractor and Major Contractors, subcontractors, agents, architects, engineers and the like, or terminate the same and employ others;

(iii) employ security watchmen to protect the Property;

(iv) make such additions, changes and corrections in the Plans and Specifications as shall, in the judgment of Lender, be necessary or desirable;

(v) take over and use any and all Personal Property contracted for or purchased by Borrowers or dispose of the same as Lender sees fit;

(vi) execute all applications and certificates on behalf of Borrowers which may be required by any Governmental Authority or Law or Regulation or contract documents or agreements;

(vii) pay, settle or compromise all existing or future bills and claims which are or may be liens against the Property, or may be necessary for the Completion of the Improvements or the clearance of title to the Property, including, without limitation, all taxes and assessments;

(viii) complete the marketing and sale of the Units, and complete the marketing and leasing of leasable space, if any, in the Improvements, enter into new leases and occupancy agreements of the Units, and modify, amend or terminate existing leases and occupancy agreements, all as Lender shall deem to be necessary or desirable;

(ix) prosecute and defend all actions and proceedings in connection with the construction of the Project Improvements or in any other way affecting the Property or the Improvements and take such action and require such performance as Lender deems necessary under the Payment and Performance Bonds; and

(x) take such other action hereunder, or refrain from acting hereunder, as Lender may, in its sole and absolute discretion, from time to time determine, and without any limitation whatsoever, to carry out the intent of this Section 9.2.1.

Each Borrower shall be liable to Lender for all costs paid or incurred for the construction, completion and equipping of the Improvements, whether the same shall be paid or incurred pursuant to the provisions of this Section or otherwise pursuant to this Agreement or the other Loan Documents, and all payments made or liabilities incurred by Lender hereunder of any kind whatsoever shall be deemed advances made to Borrowers under this Agreement and shall be added to and become a part of the Debt and be secured by the Pledge Agreement and the other Loan Documents. Such excess costs shall be paid by Borrowers to Lender on demand, with interest thereon at the Default Rate until paid; and Borrowers shall execute such notes or amendments to the Note as may be requested by Lender to evidence Borrowers’ obligation to pay such excess costs and until such notes or amendments are so executed by Borrowers, Borrowers’ obligation to pay such excess costs shall be deemed to be evidenced by this Agreement. In the event Lender takes possession of the Property and assumes control of such construction as aforesaid, Lender shall not be obligated to continue such construction longer than Lender shall see fit and may thereafter, at any time, change any course of action undertaken by it or abandon such construction and decline to make further payments for the account of Borrowers whether or not the Property shall have been completed. For the purpose of this Section, the construction, equipping and completion of the Property shall be deemed to include any action necessary to cure any Event of Default by Borrowers under any of the terms and provisions of any of the Loan Documents.

(g) Upon the occurrence and during the continuation of an Event of Default, Lender may appoint or seek appointment of a receiver, without notice and without regard to the solvency of Borrowers or the adequacy of the security, for the purpose of preserving the Property, preventing waste, and to protect all rights accruing to Lender by virtue of this Agreement and the other Loan Documents, and expressly to do any further acts as Lender may determine to be necessary to complete the development and construction of the Project Improvements. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Property, shall be charged against Borrowers and shall be secured by the Pledge Agreement and enforced as a lien against the Collateral.

(h) Upon the occurrence and during the continuation of an Event of Default, Lender may accelerate the maturity of the Note and any other indebtedness of Borrowers to Lender, and demand payment of the principal sum due thereunder, with interest, advances, costs and reasonable attorneys’ fees and expenses (including those for appellate proceedings), and enforce collection of such payment by foreclosure of the Pledge Agreement or the enforcement of any other Collateral, or other appropriate action.

9.2.2 Power of Attorney. Upon the occurrence and during the continuation of an Event of Default, for the purposes of carrying out the provisions and exercising the rights, powers and privileges granted by or referred to in this Agreement, each Borrower hereby irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and do and perform any acts which are referred to in this Agreement, in the name and on behalf of such Borrower. The power vested in such attorney-in-fact is, and shall be deemed to be, coupled with an interest and irrevocable.

9.2.3 Annulment of Defaults. An Event of Default shall not be deemed to be in existence for any purpose of this Agreement or any other Loan Document if Lender shall have waived such Event of Default in writing or stated in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any of the rights of Lender upon the occurrence thereof.

9.2.4 Waivers. Except as otherwise expressly set forth herein, Borrowers hereby waive to the extent not prohibited by applicable law (a) all presentments, demands for payment or performance, notices of nonperformance (except to the extent required by the provisions of this Agreement or any other Loan Documents), protests and notices of dishonor, (b) any requirement of diligence or promptness on Lender’s part in the enforcement of its rights (but not fulfillment of its obligations) under the provisions of this Agreement or any other Loan Document, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law and are not otherwise required to be given hereunder or under any other Loan Document, to the fullest extent permitted by applicable law.

9.2.5 Course of Dealing, etc. No course of dealing and no delay or omission by Lender or Borrowers in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon Lender unless it is in writing and signed by Lender. Lender’s exercise of Lender’s right to remedy any default by Borrowers to Lender or any other Person shall not constitute a waiver of the default remedied, a waiver of any other prior or subsequent default by Borrowers or a waiver of the right to be reimbursed for any and all of its expenses in so remedying such default. The making of an Advance hereunder during the existence of an Event of Default shall not constitute a waiver thereof. All rights and remedies of Lender hereunder are cumulative.

Section 9.3 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrowers pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence and continuation of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrowers shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrowers or to impair any remedy, right or power consequent thereon.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrowers, shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion.

(a) Whenever, pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender, as applicable, and shall be final and conclusive.

(b) Whenever pursuant to this Agreement, Lender has exercised any right given to it to disapprove any materials submitted in writing from Borrowers, any resubmission for reconsideration by Borrowers to Lender of such materials must be accompanied by a version of such materials clearly showing (by way of a “blackline”, “redline” or otherwise) any changes made from the version of such materials previously submitted. Any time period within which Lender may be obligated by the terms of this Agreement to provide its approval or disapproval shall not commence until such time as Lender shall have received such version showing such changes.

(c) Lender may, in Lender’s sole and absolute discretion, accept or reject any proposed cure of an Event of Default. In no event shall any portion of this Agreement or any of the other Loan Documents which provides that Lender shall have certain rights and/or remedies only during the continuance of an Event of Default be construed so as to require Lender to accept a cure of any such Event of Default. Unless and until Lender expressly accepts any proposed cure of an Event of Default in writing, such Event of Default shall be deemed to be continuing for purposes of this Agreement and the other Loan Documents.

Section 10.3 Governing Law, Jurisdiction and Agent for Service.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY EACH BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WILL BE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY AND STATE OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON-CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY AGREE THAT SERVICE OF PROCESS MAILED OR DELIVERED TO EACH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any Borrower, shall entitle any Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice to Borrowers shall be effective if rendered in accordance with this Section to Borrowers solely. Lender shall use commercially reasonable efforts to provide copies of notices rendered to Borrowers to the additional parties specified below, but the failure to effect any such Notice to such additional party shall not affect the validity and full force and effect of such Notice upon Borrowers. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Attention: Edmund Taylor Facsimile No.: (212) 325-8106

with a copy to:	Column Financial, Inc. One Madison Avenue New York, New York 10019 Attention: Legal and Compliance Department Facsimile No.: (212) 325-8282

with an additional copy to:	Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
Attention: Jeffrey B. Steiner, Esq.
Facsimile No.: (212) 603-2001

If to Borrowers:	Slazer Enterprises Senior LLC
Madison Park Group Senior LLC
JMJS 23rd Street Realty Senior LLC
FKF Madison Group Senior LLC
c/o Slazer Enterprises LLC
230 Congers Road
New City, New York 10956
Attention: Ira J. Shapiro and Marc Jacobs
Facsimile No: (845) 638-0718

with a copy to:	Goldberg, Weprin & Ustin, LLP
1501 Broadway, 22nd Floor
New York, New York 10036
Attention: Andrew W. Albstein, Esq.
Facsimile No. (212) 730-4518

Section 10.7 Trial by Jury. EACH BORROWER AND LENDER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by any Borrower to any portion of the Obligations of Borrowers hereunder. To the extent any Borrower makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. No Borrower shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrowers.

Section 10.12 Remedies of Borrowers. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and each Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Any expedited procedure legally available with such a declaratory judgment action or action for injunctive relief may be utilized to the extent possible (with consent of Lender and Borrowers).

Section 10.13 Expenses; Indemnity.

(a) Each Borrower shall pay or, if Borrowers fails to pay, reimburse Lender upon receipt of notice from Lender, for all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) each Borrower’s ongoing performance of and compliance with such Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, in connection with the making of any Advances after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by any Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, whether at trial or not, including appeals therefrom, in response to third party claims or the prosecuting or defending of any action or proceeding, mediation, arbitration or other litigation or administrative proceeding, in each case against, under or affecting any Borrower, any Guarantor, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any Obligations of or collecting any payments due from Borrowers and/or Guarantors under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrowers shall not be liable for the payment of any such costs and expenses to Lender to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b) Borrowers shall indemnify, defend and hold harmless Lender, each participant in the Loan, and their respective officers, directors, partners, employees and agents (each, an “Indemnified Party”) from and against, and shall reimburse the affected Indemnified Party for, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto) (collectively, “Losses”), that may be imposed on, incurred by, or asserted against such Indemnified Party in any manner relating to or arising out of (i) any breach by any Borrower of its Obligations under, or any misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan, or (iii) any other matter arising from this Agreement or the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrowers shall not have any obligation to such Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by such Indemnified Party.

(c) In case any such claim, action or proceeding (a “Claim”) is brought against an Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, Lender shall give prompt written notice thereof to Borrowers, which notice shall include all documents and information in the possession of or under the control of Lender and such Indemnified Party relating to such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 10.13; provided, however, that the failure of Lender to so notify Borrowers shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section 10.13 except to the extent Borrowers are materially prejudiced by such failure. Upon receipt of such notice of Claim (together with such documents and information from Lender and such Indemnified Party), Borrowers shall, at their sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to Lender and such Indemnified Party (it being understood that counsel selected by Borrowers’ insurance carrier shall be deemed to be acceptable to Lender and such Indemnified Party, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Lender as an insurer), which counsel may, without limiting the rights of Lender and such Indemnified Party pursuant to the next succeeding sentence of this Section 10.13, also represent Borrowers in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct its own defense through counsel of its own choosing and at the reasonable expense of Borrowers, if (A) such Indemnified Party reasonably determines that the conduct of its defense by any Borrower could be materially prejudicial to its interests,

(B) Borrowers refuse to defend, or (C) Borrowers shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith (unless such Claim is being defended by Borrowers’ insurance carrier, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Lender as an insurer). Borrowers may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any liability, cost or expense whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party under any federal, state or local statute or regulation, whether criminal or civil in nature, and (iii) Borrowers obtain an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Lender and such Indemnified Party shall reasonably cooperate with Borrowers, at Borrowers’ sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If Borrowers refuse to defend any Claim or fails to defend such Claim in good faith (other than a Claim that is being defended by Borrowers’ carrier, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Lender as an insurer) and such Indemnified Party elects to defend such Claim by counsel of its own choosing, Borrowers shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. If such Indemnified Party reasonably determines that the conduct of its defense by Borrowers could be materially prejudicial to its interests and elects to defend such Claim by counsel of its own choosing, Borrowers shall be responsible for any reasonable settlement of such Claim entered into by such Indemnified Party. Except as provided in the preceding two (2) sentences, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 10.13. Nothing contained herein shall be construed as requiring Lender or any Indemnified Party to expend funds or incur costs to defend any Claim in connection with the matters for which Lender or any Indemnified Party is entitled to indemnification pursuant to this Section 10.13. The obligations of each Borrower hereunder shall specifically include the obligation to expend its own funds, to incur costs in its own name and to perform all actions as may be necessary to protect Lender or any other Indemnified Party from the necessity of expending its own funds, incurring cost or performing any actions in connection with the matters for which Lender or such other Indemnified Party is entitled to indemnification hereunder.

(d) Each Borrower covenants and agrees to pay for or, if any Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrowers may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrowers in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Each Borrower and Lender intends that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrowers and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) Borrowers and Lender intend that the relationship between them shall be solely that of debtor and creditor, respectively. Nothing contained in this Agreement or in any other Loan Documents or in any other instrument executed in connection with the transactions contemplated hereby or thereby (including, without limitation, the rights and payments granted to Lender under Article 11 of the Second Mezzanine Loan Agreement) shall, under any circumstances, constitute the acquisition by Lender or any of its Affiliates of any equity interest in any Borrowers or the Property or be deemed or construed to create, or to be, a partnership, tenancy-in-common, joint tenancy, joint venture or co-partnership by or between Borrowers and Lender, and Borrowers hereby waive any claim or defense in any action to enforce this Agreement or any of the other Loan Documents or to foreclose the Pledge Agreement and/or Lender’s Lien on the Collateral based on or arising from, any claim or characterization to the contrary. Moreover, Borrowers acknowledge that Lender would not have agreed to make the Loan to Borrowers if the structure thereof (including, without limitation, the rights and payments granted to Lender under Article 11 of the Second Mezzanine Loan Agreement) would be deemed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between Borrowers and Lender. Lender shall not be responsible or liable for the debts, losses, obligations or duties of Borrowers with respect to the Property or otherwise. All obligations to pay Taxes, Insurance Premiums, Other Charges and all other fees and charges arising from the ownership, operation or occupancy of the Property and to perform any Leases and other agreements and contracts relating to the Property, shall be the sole responsibility of Borrowers, which shall at all times, subject to the terms and provisions of this Agreement and the other Loan Documents, be free to determine and follow its own policies and practices in the conduct of its business at the Property.

(c) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make Advances of the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that

Lender or Lender will refuse to make Advances of the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so. In addition, Lender is not the agent or representative of any Borrower and this Agreement shall not make Lender liable to materialmen, contractors, craftsmen, laborers or others for goods delivered to or services performed by them upon the Property, or for debts or claims accruing to such parties against any Borrower and there is no contractual relationship, either express or implied, between Lender and any materialmen, subcontractors, including Major Contractors, craftsmen, laborers, or any other Person supplying any work, labor or materials for the Improvements.

Section 10.17 Publicity.

(a) All news releases, publicity or advertising by Borrowers or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Lender shall have the right to issue news releases and publicize and/or advertise the fact that it has provided financing with respect to the Property and, in connection therewith, Lender shall have the right to photograph and use pictures of the Property in any such advertisements, brochures, print, media and other copy.

(c) At Lender’s request, during construction and renovation of the Project Improvements, Borrowers, at their sole cost and expense, shall erect a suitable sign or signs at the Property in a location clearly visible to the public which, among other things, shall indicate that financing for the Property is being provided by Lender as shall be designated by Lender and otherwise publicize the role of Lender as construction lender. Borrowers shall provide Lender with a diagram depicting the design plans and specifications for such sign, and the same shall be subject to Lender’s prior written approval. Lender shall coordinate the placement and maintenance of such signs on the Property.

Section 10.18 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder and under the other Loan Documents shall be joint and several.

Section 10.19 Waiver of Offsets/Defenses/Counterclaims. Each Borrower hereby waives the right to assert a counterclaim (other than any mandatory or compulsory counterclaim) in any action or proceeding brought against Borrowers by Lender or their respective agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments that Borrowers are obligated to make under any of the Loan Documents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Borrower acknowledges that, with respect to the Loan, each Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in any Borrower, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of each Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Each Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than, in connection with the Original First Mezzanine Loan, Cooper-Horowitz, Inc., and Borrowers have paid any such broker’s fee pursuant to the terms of a separate agreement and no such fee is currently owing. Each Borrower shall indemnify, defend and hold each Indemnified Party and its officers and directors harmless from and against any Losses in any way relating to or arising from a Claim by any Person that such Person acted on behalf of Borrowers or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the term sheet for the Loan and the Mortgage are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Assignments.

(a) Borrowers shall not assign this Agreement or any of their rights or obligations hereunder without the prior approval of Lender, which may be granted or denied in the sole and absolute discretion of Lender.

(b) Lender shall have the right to assign, transfer, pledge or hypothecate the Loan or any interest therein and to grant participation interests in the Loan without the consent of any Borrower.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything which may be contained in this Agreement to the contrary, Lender shall have:

(a) the right to routinely consult with Mortgage Borrowers’ and Borrowers’ management regarding the significant business activities and business and financial developments of Mortgage Borrower and Borrower, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur at Lender’s request on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Mortgage Borrower and Borrower at any time upon reasonable notice (which may be given telephonically);

(c) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Mortgage Borrower or Borrower of any other assets; and

(d) the right, in accordance with the terms of this Agreement, including, without limitation, Section 4.1.6, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness.

The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25 Intentionally Omitted.

Section 10.26 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.

Section 10.27 Intentionally Omitted.

Section 10.28 Servicer. At the option of Lender, the Loan may be serviced by a servicer or trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrowers shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; provided, however, that Borrowers shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

Section 10.29 Tenants-in-Common Agreement. Notwithstanding any provisions of the TIC Agreement to the contrary, Lender is an intended third party beneficiary of those provisions contained in the TIC Agreement which benefit lenders, including, without limitation, any such provision providing for the waiver of the right of partition, the waiver of lien rights, subordination or subjection of various rights, remedies and interests to the Loan or the Loan Documents, the delegation to Slazer Enterprises Owner LLC of day-to-day operation of the Property, and the delegation of authority to any Mortgage Borrower to interact with Lender.

Section 10.30 Offsets, Defenses and Counterclaims. Borrowers acknowledge that as of the Closing Date they have no defenses, offsets or counterclaims under this Agreement or the other Loan Documents.

ARTICLE 11

INTENTIONALLY OMITTED

ARTICLE 12

SECURITIZATION

Section 12.1 Special Provisions.

12.1.1 Sale of Note and Securitization.

(a) Each Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrowers under this Agreement, Borrowers shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which are reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization, and cooperate with Lender to accomplish the consummation of such Securitization, including, without limitation, to:

(i) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(ii) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrowers and its Affiliates to obtain, collect and deliver information requested or required by Lender or the Rating Agencies;

(iii) deliver (A) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Property, the Collateral, Borrowers, Mortgage Borrowers and their respective Affiliates and the Loan Documents, including, without limitation, a so-called “10b-5” opinion and (B) revised Organizational Documents for Borrower, which counsel opinions and Organizational Documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(iv) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(v) make such representations and warranties as of the closing date of the Securitization with respect to the Property, the Collateral, Borrowers, Mortgage Borrowers, Guarantors and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(vi) execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate of the Loan) and modify any cash management agreement with respect to the newly created components, such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan or the portion thereof subject to the Securitization;

(vii) if requested by Lender, review any information regarding the Property, the Collateral, Guarantors, Borrowers, Mortgage Borrowers, the Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any Affiliate thereof; and

(viii) supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.

(b) All reasonable and actual third party costs and expenses incurred by Borrowers in connection with Borrowers complying with requests made under this Section 12.1.1 shall be paid by Lender.

12.1.2 Mezzanine Loans.

(a) Notwithstanding the provisions of Section 12.1.1 to the contrary, each Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to establish different interest rates for each of the Loan, the Mortgage Loans and the Second Mezzanine Loan and to require the payment of the Loan, the Mortgage Loans and the Second Mezzanine Loan in such order of priority as may be designated by Lender; provided that the initial weighted average spread of the Loan, the Mortgage Loans and the Second Mezzanine Loan on a fully funded basis following any such reallocation or modification shall not be more than the weighted average spread of the Loan, the Mortgage Loans and the Second Mezzanine Loan on a fully funded basis in effect on the Closing Date, provided, further, that such modifications may as a result of prepayments (including, without limitation, prepayments as a result of the sales of Units) subsequently increase the weighted average spread.

(b) Notwithstanding the provisions of Section 12.1.1 to the contrary, each Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate principal balances of each of the Loan, the Mortgage Loans, the Second Mezzanine Loan and any New Mezzanine Loan(s) amongst each other and to reallocate the interest rate among the Loan, the Mortgage Loans, the Second Mezzanine Loan and any New Mezzanine Loan(s) and to require the payment of the Loan, the Mortgage Loans, the Second Mezzanine Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided that (i) in no event shall the weighted average spread of the Loan, the Mortgage Loans, the Second Mezzanine Loan and any New Mezzanine Loan(s) on a fully funded basis following any such reallocation or modification be more than the weighted average spread of the Loan, the Mortgage Loans and the Second Mezzanine Loan and any New Mezzanine Loan on a fully funded basis in effect on the Closing Date; provided, further, that such reallocation or modification may, as a result of prepayments (including, without limitation, prepayments as a result of the sales of Units) subsequently increase the weighted average spread, and Lender may, in its sole and absolute discretion, reallocate the application of amortization amounts to any portion of the Mortgage Loans, the Second Mezzanine Loan, the New Mezzanine Loan and/or the Loan regardless of whether such reallocation or modification results in any adverse effect, economic or otherwise, with respect to the Mortgage Loans, the Second Mezzanine Loan, the New Mezzanine Loan and/or the Loan, and (ii) such New Mezzanine Loan(s) will not, subject to the preceding provisos of this subsection (b), in the reasonable judgment of Lender, materially increase Borrowers’ obligations and liabilities under the Loan Documents or materially decrease the rights of Borrowers under the Loan Documents. Borrowers shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 12.1.2, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrowers shall execute such amendments to the Loan Documents, the Mortgage Loan Documents and the Mezzanine Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan. In addition, Borrowers shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable Organizational Documents of each Borrower, each Mortgage Borrower and each Mezzanine Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower. Further, in connection with any New Mezzanine Loan, Borrowers shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents and Mezzanine Loan Documents, as amended, and an Additional Insolvency Opinion for the Loan, the Mortgage Loans and the Second Mezzanine Loan and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies.

(c) In addition to the foregoing, Mezzanine Borrower hereby expressly agrees to the provisions of Section 12.1.2 of the Building Loan Agreement and Section 12.1.2 of the Second Mezzanine Loan Agreement.

(d) All third party costs and expenses incurred by Borrower in connection with Borrower complying with requests made under this Section 12.1.2 and under the corresponding sections of the other Loan Agreements and each Mezzanine Borrower’s obligations under the corresponding sections of the applicable Mezzanine Loan Documents, not to exceed $30,000.00 in the aggregate, shall be paid by Borrowers.

Section 12.2 Securitization Indemnification.

(a) Borrowers understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrowers will cooperate with the holder of the Note that is the subject of the prospective Securitization, in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Each Borrower agrees to provide, in connection with any Securitization, an indemnification agreement (i) certifying that (A) such Borrower has carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Pledge Agreements,” “Description of the Mezzanine Loans and Collateral,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mezzanine Loan,” and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Property, the Property, the Borrowers, the Mortgage Borrowers, Guarantor the Manager, the Loan and/or the Mortgage Loans) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, Credit Suisse (whether or not it is the Lender that is the holder of the Note that is the subject of the Securitization), any Affiliate of Credit Suisse that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Credit Suisse that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure

Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other actual, out-of-pocket expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability that Borrowers may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(c) In connection with filings under the Exchange Act, Borrowers agrees to (i) indemnify the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any reasonable legal or other actual, out-of-pocket expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against Borrowers, notify Borrowers in writing of the claim or the commencement of that action; provided, however, that the failure to notify Borrowers shall not relieve Borrowers from any liability which Borrowers may have under the indemnification provisions of this Section 12.2 except to the extent that Borrowers has been materially prejudiced by such failure, and, provided further that the failure to notify Borrowers shall not relieve Borrowers from any liability which Borrowers may have to an Indemnified Person otherwise than under the provisions of this Section 12.2. If any such claim or action shall be brought against an Indemnified Person, Borrowers shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from Borrowers to the Indemnified Person of its election to assume the defense of such claim or action, Borrowers shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, that if the defendants in any such action include both Borrowers, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to Borrowers, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which Borrower are required hereunder to indemnify such Indemnified Person. Borrowers shall not be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of Credit Suisse (which consent shall not be unreasonably withheld, conditioned or delayed), Borrowers shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless Borrowers shall have given Credit Suisse reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as Borrowers have complied with its obligations to defend and indemnify hereunder, Borrowers shall not be liable for any settlement made by any Indemnified Person without the consent of Borrowers (which consent shall not be unreasonably withheld).

(f) Each Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 12.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 12.2), then Borrowers, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to Borrowers, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrowers, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 12.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) Borrowers agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) Each Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 12.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Each Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 12.2.

(h) The liabilities and obligations of the Indemnified Persons and Borrowers under this Section 12.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrowers shall not have any obligation to act as depositor with respect to the Loan or any portion thereof which is the subject of any Securitization or as issuer or registrant with respect to the Securities issued in any Securitization.

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IN WITNESS WHEREOF, the parties hereto have caused this First Mezzanine Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWERS:

SLAZER ENTERPRISES SENIOR LLC,
a Delaware limited liability company

By:	/s/ Ira J. Shapiro
Name:	Ira J. Shapiro
Title:	President

MADISON PARK GROUP SENIOR LLC,
a Delaware limited liability company

By:	/s/ Ira J. Shapiro
Name:	Ira J. Shapiro
Title:	President

JMJS 23RD STREET REALTY SENIOR LLC,
a Delaware limited liability company

By:	/s/ Ira J. Shapiro
Name:	Ira J. Shapiro
Title:	President

FKF MADISON GROUP SENIOR LLC,
a Delaware limited liability company

By:	/s/ Ira J. Shapiro
Name:	Ira J. Shapiro
Title:	President

LENDER:

COLUMN FINANCIAL, INC.,
a Delaware corporation

By:	/s/ Authorized Signatory
Name:
Title: